Exhibit 99.13

2014
BRITISH COLUMBIA FINANCIAL AND ECONOMIC REVIEW

74TH EDITION

APRIL 2013 – MARCH 2014

BRITISH COLUMBIA

2014

British Columbia

Financial and Economic

Review

74th Edition

(July 2014)

2014 Financial and Economic Review — July 2014

Part One — Economic Review	1
2013 Overview	3
British Columbia Economy	3
External Trade and Commodity Prices	4
Population	7
Labour Developments	7
Inflation	8
Consumer Expenditure and Housing	8
Tourism	9
External Environment	10
United States Economy	10
Canadian Economy	10
International Economy	11
Financial Markets	12
Conclusion	13

Charts
1.1 Provincial economic growth	3
1.2 Composition of British Columbia real GDP by industry	4
1.3 British Columbia real GDP growth by industry	5
1.4 Export shares by market	5
1.5 Lumber and natural gas prices	6
1.6 Retail sales	9
1.7 Visitor entries to British Columbia	9
1.8 External economic growth	11
1.9 Canadian dollar	12

Map
1.1 Net interprovincial and international migration in BC, 2013	7

Tables
1.1 British Columbia Population and Labour Market Statistics	8
1.2 Price and Earnings Indices	8

Part Two — Financial Review	15
2013/14 Overview	17
Revenue	18
Expense	26
Provincial Capital Spending	29
Provincial Debt	35
Pension Plans	40
Contractual Obligations	41
2013/14 Public Accounts Audit Qualification	43

Charts
2.1 2013/14 surplus — major changes from June Update 2013	18
2.2 Revenue changes from June Update 2013	18
2.3 Expense changes from June Update 2013	26
2.4 Capital spending, 2013/14	29
2.5 Capital spending changes from June Update 2013	31
2.6 Financing taxpayer-supported capital spending	34
2.7 Provincial debt components	35

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i

2.8 Debt changes from June Update 2013	37
2.9 Reconciliation of surplus to change in debt	37

Tables
2.1 Operating Statement	17
2.2 Corporate Income Tax Revenue Changes from June Update 2013	19
2.3 Consumption and Other Tax Revenue Changes from June Update 2013	19
2.4 Energy and Mineral Revenue Changes from June Update 2013	20
2.5 Forest Revenue Changes from June Update 2013	20
2.6 Other Revenue Changes from June Update 2013	21
2.7 Revenue by Source	24
2.8 Expense by Ministry, Program and Agency	25
2.9 Capital Spending	30
2.10 Capital Expenditure Projects Greater Than $50 Million	32
2.11 Provincial Debt Summary	36
2.12 Key Debt Indicators	39
2.13 Interprovincial Comparison of Credit Ratings, July 2014	40
2.14 Pension Plan Balances	41
2.15 Taxpayer-supported Contractual Obligations	42

Part 3 — Supplementary Information	45
General Description of the Province	47
Geography	47
Physiography	47
Climate and Vegetation	47
Population	48
Constitutional Framework	48
Provincial Government	49
Legislature	49
Executive	49
Judiciary	50
Provincial Government Jurisdiction	50
Annual Financial Cycle	50
Planning and Budget Preparation	51
Implementation and Reporting	51
Evaluation	52
Accountability	52
Government’s Financial Statements	52
Government Reporting Entity	52
Compliance with GAAP	53

Topic Box
Summary of Tax Changes Announced in Budget 2014	54

Charts
3.1 Financial Planning and Reporting Cycle Overview	51

Tables
3.1 Provincial Taxes (as of July 2014)	58
3.2 Interprovincial Comparisons of Tax Rates — 2014	63

2014 Financial and Economic Review — July 2014

ii

Appendix 1 — Economic Review Supplementary Tables	65

Tables

A1.1A Aggregate and Labour Market Indicators	66
A1.1B Prices, Earnings and Financial Indicators	67
A1.1C Other Indicators	68
A1.1D Commodity Production Indicators	69
A1.2 British Columbia Real GDP at Market Prices, Expenditure Based	70
A1.3 British Columbia GDP at Basic Prices, by Industry	71
A1.4 British Columbia GDP, Income Based	72
A1.5 Employment by Industry in British Columbia	73
A1.6 Capital Investment by Industry	74
A1.7 British Columbia International Goods Exports by Major Market by Selected Commodities, 2013	75
A1.8 British Columbia International Goods Exports by Market Area	76
A1.9 Historical Commodity Prices (in U.S. Dollars)	77
A1.10 British Columbia Forest Sector Economic Activity Indicators	78
A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments	79
A1.12 Petroleum and Natural Gas Activity Indicators	79
A1.13 Supply and Consumption of Electrical Energy in British Columbia	80
A1.14 Components of British Columbia Population Change	81

Appendix 2 — Financial Review Supplementary Tables	83

Tables
A2.1 2013/14 Forecasts — Year in Review	84
A2.2 Operating Statement — 2002/03 to 2013/14	85
A2.3 Statement of Financial Position — 2002/03 to 2013/14	86
A2.4 Changes in Financial Position — 2002/03 to 2013/14	87
A2.5 Revenue by Source — 2002/03 to 2013/14	88
A2.6 Revenue by Source Supplementary Information — 2002/03 to 2013/14	89
A2.7 Expense by Function — 2002/03 to 2013/14	90
A2.8 Expense by Function Supplementary Information — 2002/03 to 2013/14	91
A2.9 Full-Time Equivalents (FTEs) — 2002/03 to 2013/14	92
A2.10 Capital Spending — 2002/03 to 2013/14	93
A2.11 Provincial Debt — 2002/03 to 2013/14	94
A2.12 Provincial Debt Supplementary Information — 2002/03 to 2013/14	95
A2.13 Key Provincial Debt Indicators — 2002/03 to 2013/14	96
A2.14 Historical Operating Statement Surplus (Deficit)	97
A2.15 Historical Provincial Debt Summary	98

2014 Financial and Economic Review — July 2014

iii

Part One

Economic Review [1]

1 Reflects information available as of July 21, 2014

2014 Financial and Economic Review — July 2014

Part 1 — Economic Review

2013 Overview

British Columbia’s economy continued to grow modestly in 2013, with its annual performance on par with the Canadian average.

Similar to previous years, Statistics Canada published only real dollar industry-side GDP data in the preliminary release of its Provincial Economic Accounts in April 2014. As a result, the following analysis refers to real GDP figures at basic prices, as opposed to the usual market price definition.

BC’s economy grew by 2.0 per cent in 2013 (the fifth highest rate among provinces), which was greater than the 1.8 per cent growth observed in 2012.

Chart 1.1    Provincial Economic Growth2

Strong external demand for BC products pushed the value of BC’s international merchandise exports up by 6.3 per cent in 2013 compared to 2012. Meanwhile, shipments of manufactured goods grew steadily, rising by 3.1 per cent on the year.

Domestically, BC employment fell by 0.2 per cent in 2013, the first annual decline for the province since 2009. Meanwhile, BC’s housing starts dropped by 1.5 per cent in 2013, reaching around 27,100 units on the year (but near the ten-year historical average of about 30,100 units). Retail sales grew by 2.4 per cent last year, while consumer prices fell by 0.1 per cent.

British Columbia Economy

In 2013, service-producing industries accounted for 75.5 per cent of BC’s real GDP and goods-producing industries accounted for 24.5 per cent. The two largest service industries last year were real estate, rental and leasing (17.7 per cent of BC’s total real GDP) and wholesale and retail trade (10.2 per cent of BC’s total real GDP). At the same time, construction and natural resources produced the highest amount of GDP in the goods sector in 2013, with construction accounting for 7.9 per cent of BC’s total GDP and natural resources comprising 7.7 per cent.

2 Provincial and National real GDP estimates are based on Statistics Canada’s preliminary industry accounts, released in April 2014. Further information on British Columbia’s economic performance will be available in November 2014, when Statistics Canada releases revised GDP data for 2013 and previous years for the full income and expenditure accounts, including nominal data.

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Part 1 — Economic Review

Chart 1.2    Composition of British Columbia real GDP by industry

In total, BC’s real GDP increased by 2.0 per cent in 2013 after growing by 1.8 per cent in 2012. Growth in BC’s service-producing industries accelerated in 2013 compared to 2012, but slowed in the province’s goods-producing industries.

Output in service-producing sectors increased by 2.2 per cent in 2013, up from the 1.7 per cent gain recorded in 2012. Notable growth was recorded in finance and insurance (+3.8 per cent) and real estate and rental and leasing (+3.7 per cent).

Meanwhile, output in BC’s goods-producing industries increased 1.2 per cent in 2013, somewhat slower than the 1.9 per cent growth observed in 2012. Gains in agriculture, forestry, fishing and hunting (+3.3 per cent), mining, quarrying, and oil and gas extraction (+5.1 per cent) and construction (+1.3 per cent) helped offset a small contraction in manufacturing (-0.2 per cent).

External Trade and Commodity Prices

Exports by destination:

The value of BC’s international merchandise exports gained 6.3 per cent in 2013, after a decline of 3.6 per cent in 2012. The improvement in export activity last year reflected strengthening global demand for BC products as well as higher prices for commodities such as lumber, pulp and natural gas.

The value of BC goods exports to the US increased by 10.6 per cent in 2013, following annual growth of 0.2 per cent in 2012. Last year’s gain in exports to the US was led by a 27.8 per cent increase in softwood lumber exports and a 34.2 per cent rise in natural gas exports. Strong performances from these commodities more than offset declines in exports of pulp and paper products (-8.3 per cent) and fish products (-2.4 per cent) to the US.

2014 Financial and Economic Review — July 2014

Part 1 — Economic Review

Chart 1.3    British Columbia real GDP growth by industry

The value of BC merchandise exports to China improved by 15.0 per cent in 2013 after growing by 19.8 per cent in 2012. The annual gain in 2013 was driven largely by copper ores and concentrates (+69.0 per cent) and softwood lumber (+30.6 per cent), while the value of coal exports to China fell on the year (-8.3 per cent). Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

The share of BC’s total goods exports to China continued to increase in 2013, with 19.8 per cent sent to that country, up from 18.3 per cent in 2012. In addition, the share of BC’s total exports to the US grew for the second consecutive year after annual declines each year from 2002 to 2011.

Chart 1.4    Export shares by market

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Commodity exports and prices:

The annual gain in BC goods exports in 2013 was primarily due to improvements in wood product exports, which increased by 25.5 per cent from 2012. Last year’s strong growth in wood products exports was mainly driven by softwood lumber exports, which saw a 9.2 per cent gain in the volume of lumber exported, as well as a 19.7 per cent jump the annual lumber price (see below). Significant gains were also observed in exports of metallic mineral products (+10.9 per cent) and machinery and equipment (+6.0 per cent). At the same time, exports of energy products fell by 1.6 per cent (as a substantial decline in coal exports offset a gain in natural gas exports) and exports of pulp and paper products declined by 1.9 per cent.

After posting annual declines for four consecutive years, the price of natural gas increased in 2013, with the Plant Inlet price rising to $2.03 C/GJ from $1.36 C/GJ in 2012.

The price of oil fluctuated somewhat through 2013, but remained at historically high levels for a second consecutive year. The West Texas Intermediate daily oil price averaged $97.98 US/barrel on the year, up $3.93 US/barrel from the previous year.

The price of lumber improved significantly in 2013, fuelled by strengthening demand from the US housing market. The Western SPF 2x4 price averaged $358 US/000 board feet last year, a gain of 19.7 per cent over 2012. At the same time, the price of pulp improved by 5.2 per cent last year while newsprint fell by 3.7 per cent.

• the price of lumber averaged $358 US/000 board feet in 2013, an increase from $299 US in 2012;

• the price of pulp averaged $857 US per tonne, up from $814 US in 2012; and

• the price of newsprint dropped to $599 US per tonne from $621 US per tonne in 2012.

Manufacturing shipments:

Shipments of BC’s manufactured goods grew steadily in 2013, up 3.1 per cent on the year following a gain of 1.8 per cent in 2012. Annual increases occurred for shipments of wood products (+22.6 per cent) and computer and electronic products (+15.8 per cent),

Chart 1.5    Lumber and natural gas prices

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Part 1 — Economic Review

while declines were observed for shipments of transportation equipment (-7.0 per cent) and paper products (-6.9 per cent).

Population

BC’s population on July 1, 2013 was 4.58 million people, an increase of 0.9 per cent from same date in 2012. Last year’s growth was largely attributable to the 44,323 persons BC welcomed via net international migration. Meanwhile, interprovincial migration in BC was negative for a second consecutive year in 2013, as a net total of 3,872 persons left BC for other provinces. A natural increase of 10,595 persons also added to the province’s growing population in 2013.

Map 1.1 Net interprovincial and international migration in BC, 2013

Labour Developments

Employment activity in BC stalled during 2013, following an annual gain of 1.7 per cent (or 37,800 jobs) in 2012. Employment in the province fell by 0.2 per cent (or 4,400 jobs) last year, as a gain of 5,100 full-time jobs was more than offset by a decline of 9,500 part-time jobs. BC’s unemployment rate averaged 6.6 per cent in 2013, down from 6.7 per cent in 2012. The slight reduction in this rate was due to a decrease of 8,400 persons in BC’s labour force last year.

Employment in BC’s service industries rose by 0.5 per cent (or 8,500 jobs) in 2013 compared to 2012. Major gains occurred in wholesale and retail trade (+13,500 jobs), professional, scientific and technical services (+12,600 jobs) and finance, insurance, real estate and leasing (+11,700 jobs). These improvements helped to offset employment weakness in sectors such as health care and social assistance (-12,200 jobs) and transportation and warehousing (-7,700 jobs).

BC’s goods-producing industries experienced a 2.8 per cent decrease in employment last year, losing 12,900 jobs compared to 2012. Substantial job declines that occurred in manufacturing (-15,800 jobs) and utilities (-1,800 jobs) more than offset the small gains in other primary industries (+3,800 jobs) and agriculture (+1,600 jobs) — see Appendix Table A1.5 for more details.

2014 Financial and Economic Review — July 2014

Part 1 — Economic Review

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2009	2010	2011	2012	2013
Population (as of July 1)	(thousands)	4,411	4,466	4,499	4,543	4,582
	(% change)	1.4	1.3	0.7	1.0	0.9
Net Migration
International	(persons)	47,661	33,385	31,545	32,052	44,323
Interprovincial	(persons)	9,672	6,212	699	(7,539)	(3,872)
Labour Force	(thousands)	2,403	2,443	2,458	2,479	2,471
	(% change)	1.1	1.7	0.6	0.9	(0.3)
Employment	(thousands)	2,218	2,257	2,275	2,313	2,308
	(% change)	(2.1)	1.7	0.8	1.7	(0.2)
Unemployment Rate	(%)	7.7	7.6	7.5	6.7	6.6

Source: Statistics Canada (CANSIM Tables 051-0005, 051-0012, 051-0037, 282-0087, 282-0002 — accessed June 2014)

Inflation

Consumer prices in BC fell by 0.1 per cent during 2013 compared to 2012. Small price declines in services and durable goods offset slight gains in prices for non-durable and semi-durable goods on the year. Rising electricity and gasoline prices drove the small gain in non-durables, while higher prices for clothing pushed up semi-durables. At the same time, lower prices for household appliances provided downward pressure on durable goods, while prices for services eased in response to lower prices for health care and restaurant meals. The return to the PST tax system in April 2013 also contributed to the stalled pace of inflation in BC last year. However, inflation was slow across Canada during most of 2013, as many provinces experienced strong competition among retailers and overall slow domestic economic activity.

Table 1.2 Price and Earnings Indices

	Units	2009	2010	2011	2012	2013
Consumer Price Index	(2002=100)	112.3	113.8	116.5	117.8	117.7
(British Columbia)	(% change)	0.0	1.3	2.4	1.1	(0.1)
Average Weekly Earnings	($)	797.9	822.8	837.4	854.3	882.0
	(% change)	2.6	3.1	1.8	2.0	3.2

Compensation of Employees [1]	($ millions)	100,335	102,467	106,804	111,237	n/a
	(% change)	(1.8)	2.1	4.2	4.2	n/a

Primary Household Income [1]	($ millions)	138,117	142,110	149,692	156,175	n/a
	(% change)	(1.1)	2.9	5.3	4.3	n/a

Net Operating Surplus (corporations) [1]	($ millions)	17,110	22,421	23,557	19,331	n/a
	(% change)	(31.3)	31.0	5.1	(17.9)	n/a

1 As of December 2013 Provincial Economic Accounts

Source: Statistics Canada (CANSIM Tables 326-0020, 282-0072, 384-0040, 384-0037 - accessed June 2014)

Consumer Expenditure and Housing

Following a 1.9 per cent increase in 2012, BC retail sales advanced by 2.4 per cent in 2013. The modest pace of growth observed last year is likely attributable to low prices for retail goods and debt-conscious consumers holding back spending. Significant increases were observed at motor vehicle and parts dealers (+5.4 per cent), general merchandise stores (+3.6 per cent) and furniture and home furnishings stores (+3.4 per cent). These gains worked to offset declines in sales at electronics and appliance stores (-5.1 per cent) and sporting goods, hobby, book and music stores (-0.1 per cent).

2014 Financial and Economic Review — July 2014

Part 1 — Economic Review

Chart 1.6    Retail sales

After registering a 4.0 per cent gain in 2012, BC housing starts declined last year, falling by 1.5 per cent to reach about 27,100 units. An annual drop of 3.1 per cent in multiple unit starts offset a 2.3 per cent increase in single unit starts. At the same time, residential building permits (a leading indicator of potential new housing activity) grew by 2.3 per cent in 2013 over 2012.

Home sales in BC improved by 7.8 per cent in 2013 compared to the previous year, following an 11.8 per cent decline in 2012. The average price for BC homes also increased in 2013, climbing by 4.4 per cent to reach about $537,400.

Tourism

The number of international travelers to BC improved by 2.9 per cent in 2013 compared to the previous year, after remaining flat in 2012. The number of non-US visitors grew by 5.3 per cent in 2013, while the number of travelers from the US increased by 2.1 per cent on the year. Last year marked just the third time since 2001 that the number of travelers to BC increased, with 2004 and 2010 being the other two years that saw annual gains. International travel to BC in recent years registers at levels observed in the early 1990s.

Chart 1.7    Visitor Entries to British Columbia

2014 Financial and Economic Review — July 2014

Part 1 — Economic Review

External Environment

The global economy continued its slow recovery in 2013 from the financial crisis that occurred in 2008/09. Overall, the world economy grew by 3.0 per cent in 2013, down slightly from the 3.2 per cent gain recorded in 2012. GDP in the euro area fell by 0.5 per cent in 2013, the second consecutive year that the region posted an annual contraction. Chinese GDP grew 7.7 per cent on the year, holding steady from 2012, while Japanese economic growth improved slightly to 1.5 per cent from 1.4 per cent. At the same time, US real GDP improved by 1.9 per cent in 2013, slower than the 2.8 per cent growth rate observed in 2012.

United States Economy

In 2013, the US economic landscape was characterized by an ongoing, sluggish recovery from the 2008/09 recession and substantial fiscal uncertainty due to political turmoil in Congress (that ultimately led to a temporary shutdown of federal government services in October). US real GDP expanded by 1.9 per cent overall in 2013, a significant drop from the 2.8 per cent growth observed in 2012.

US employment climbed gradually last year, gaining 2.3 million jobs compared to 2012. Although the US labour market continued to improve, the level of employment in 2013 was still 1.6 million jobs lower than it was in 2007. The unemployment rate dropped to 7.4 per cent in 2013 from 8.1 per cent in 2012, but did so alongside falling labour force participation (and remained high by historical standards).

The American housing market continued its gradual recovery in 2013, as housing starts gained 18.7 per cent to reach 926,700 units. Meanwhile, the average existing home price increased by 10.7 per cent last year, but was still significantly below the historically high level observed in 2006.

The US current account deficit (the combined balances on trade in goods and services income, and net unilateral current transfers) declined from $461 billion in 2012 to reach $400 billion in 2013.

Canadian Economy

The Canadian economy grew by 2.0 per cent in 2013 following a 1.8 per cent increase in 2012, as real GDP advanced in every province except for New Brunswick, where it remained flat. Canada’s services-producing industries improved by 2.0 per cent in 2013, a slightly greater pace than the 1.8 per cent growth registered the previous year. At the same time, output in the country’s goods sector increased by 2.0 per cent last year, up from 1.9 per cent in 2012.

Canada’s current account deficit narrowed in 2013 to reach $60.3 billion, after recording a balance of $62.2 billion the previous year. Firming international demand supported Canada’s trade sector last year, as the value of Canadian merchandise exports rose 3.7 per cent compared to 2012. This is an improvement from the modest 2.1 per cent growth observed in 2012, with the 2013 increase being led by a strong gain in energy exports. However, the growth of manufactured goods shipments slowed last year, with the total value of Canadian shipments increasing by just 0.3 per cent in 2013 following an annual gain of 3.4 per cent in 2012.

2014 Financial and Economic Review — July 2014

Part 1 — Economic Review

Canada’s labour market grew modestly in 2013, as national employment increased by 223,500 jobs (or 1.3 per cent) over 2012. At the same time, the national unemployment rate ticked down 0.1 percentage points in 2013 to average 7.1 per cent on the year.

The number of Canadian housing starts declined in 2013, falling 12.5 per cent to about 187,900 units, after growing by 10.8 per cent in 2012. Further, residential building permits were flat on the year, following a gain of 8.8 per cent the previous year. On the other hand, sales activity in the Canadian housing market advanced modestly in 2013, with home sales up 0.8 per cent and prices up 5.3 per cent compared to 2012.

Canadian retail sales advanced by 3.2 per cent in 2013 compared to the previous year, greater than the 2.5 per cent annual increase that occurred in 2012. Inflation was slow across the country last year, with annual consumer prices growing by just 0.9 per cent compared to the 1.5 per cent increase in 2012.

International Economy

The euro zone’s economy continued to struggle in 2013, with many of the region’s member nations remaining troubled. Overall, the euro zone’s real GDP shrank by 0.5 per cent in 2013 after a 0.7 per cent contraction in 2012. While several countries posted annual declines last year, the euro zone’s two largest economies, Germany and France, posted real GDP growth of just 0.5 per cent and 0.3 per cent, respectively. In addition, a notable slowing trend in consumer price growth emerged in the euro zone in 2013, with the year-over-year inflation rate beginning the year at 2.0 per cent in January and then falling to just 0.9 per cent in December. For 2013, euro zone inflation registered 1.4 per cent compared to 2012.

Japan embarked on a new era of economic stimulus in 2013, aimed at accelerating the country’s growth after nearly two decades of stagnation. Reforms included a mix of monetary and fiscal policies, as well as a substantial increase in government spending. The country saw strong quarterly gains during the first half of the year, but growth slowed considerably in the latter half. In total, Japan’s real GDP grew by 1.5 per cent in 2013 after expanding by 1.4 per cent in 2012.

Chart 1.8    External Economic Growth

2014 Financial and Economic Review — July 2014

Part 1 — Economic Review

China’s annual rate of economic growth held steady in 2013, gaining 7.7 per cent compared to 2012. Although this pace is considerably greater than most other nations, it is much slower than the 9.3 per cent and 10.4 per cent annual growth rates observed in 2011 and 2010, respectively. This slowing trend partly reflects the Chinese government’s efforts to curb excessive lending and rebalance the economy towards consumer-driven growth and away from investment- and export-led growth.

Overall, the International Monetary Fund estimates that global real GDP expanded by 3.0 per cent in 2013, down slightly from the 3.2 per cent growth observed the year before. Five years after the global financial crisis, many world nations continue to endure a long slow period of economic recovery that is likely to persist for several more years.

Financial Markets

The Bank of Canada held the overnight target rate at 1.00 per cent throughout 2013, where it has remained since September 2010. As reasons for holding the rate at 1.00 per cent, the Bank noted on several occasions that Canada’s pace of inflation remains well below its 2.0 per cent target rate. The Bank also cited considerable slack in the Canadian economy and households continuing to repair their balance sheets as reasons for maintaining its monetary stimulus.

The US Federal Reserve held its intended federal funds rate in the 0.00 to 0.25 per cent range throughout 2013. Reserve officials have maintained the rate in this highly accommodative range since December 2008. In December 2013, the Fed announced its plan to reduce its asset purchases by $10 billion per month starting in early 2014.

After beginning 2013 above parity at 101.4 US cents, the Canadian dollar fell gradually throughout the year and reached 94.0 US cents on December 31, 2013. Overall, the dollar averaged 97.1 US cents in 2013, down from the 100.1 US cents in 2012. While raising the price of imports for Canadians, the depreciation of the Canadian dollar likely helped Canadian exporters last year.

Chart 1.9    Canadian Dollar

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Part 1 — Economic Review

Conclusion

BC’s diverse economy continued its modest pace of growth in 2013, as the province’s real GDP expanded by 2.0 per cent on the year after growing by 1.8 per cent in 2012. BC’s economic growth in 2013 was fifth among Canadian provinces and equal to the national average.

Domestically, employment in BC fell by 0.2 per cent in 2013, or by 4,400 jobs, as losses in part-time employment outweighed gains in full-time employment. Meanwhile, BC’s annual unemployment rate dropped 0.1 percentage points to average 6.6 per cent on the year, lower than the national average of 7.1 per cent. BC housing starts declined by 1.5 per cent in 2013 to reach about 27,100 units and BC retail sales gained 2.4 per cent on the year.

Internationally, the value of BC merchandise exports climbed by 6.3 per cent in 2013 following a decline the previous year, along with strong external demand for BC products. Shipments of manufactured goods also improved in 2013, growing by 3.1 per cent on the year after a 1.8 per cent gain in 2012.

2014 Financial and Economic Review — July 2014

Part Two

Financial Review

2014 Financial and Economic Review — July 2014

Part 2 — Financial Review

2013/14 Overview

Table 2.1 Operating Statement

	June
	Update	Actual	Actual
($ millions)	2013 [1]	2013/14	2012/13 [1]
Revenue	44,239	43,728	42,049
Expense	(43,936)	(43,375)	(43,201)
Surplus (deficit) before forecast allowance	303	353	(1,152)
Forecast allowance	(150)	—	—
Surplus (Deficit)	153	353	(1,152)

Capital spending:
Taxpayer-supported capital spending	3,723	3,151	3,279
Self-supported capital spending	2,613	2,519	2,765
	6,336	5,670	6,044
Provincial Debt:
Taxpayer-supported debt	42,558	41,068	38,182
Self-supported debt	19,864	19,625	17,634
Total debt (including forecast allowance)	62,572	60,693	55,816
Taxpayer-supported debt-to-GDP ratio:
As previously reported	18.4%		17.0%
Impact of Statistics Canada update	0.4%		0.4%
	18.8%	18.2%	17.4%

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2014, and the impact of Statistics Canada methodology change for measuring economic growth.

The provincial government ended the 2013/14 fiscal year with a surplus of $353 million, $200 million higher than budget and a significant improvement over the previous year’s deficit (see Table 2.1).

Revenues were $511 million lower than budget primarily due to taxation revenue being $402 million lower than expected. Other revenue decreases reflect lower than projected commercial Crown corporation net earnings and asset sales. (See Revenue section for further details.)

Total government expenses were $561 million lower than budgeted, as $731 million in ministry savings, prior year liability adjustments, and other expense reductions were partially offset by $170 million in statutory spending, mainly for natural disaster related costs, accrued pension liabilities and election related expenses. (See Expense section for further details.)

As the expense reductions exceeded the revenue decreases by $50 million, the $150 million forecast allowance was not required.

Taxpayer-supported infrastructure spending on hospitals, schools, post secondary institutions, transit, roads and social housing was $572 million less than budget, mainly due to project scheduling delays. This spending has been deferred to future years.

Similarly, self-supported capital spending on hydroelectric and transportation projects, and in support of other commercial activities, was $94 million less than budget due to procurement delays. (See Capital section for further details.)

2014 Financial and Economic Review — July 2014

Part 2 — Financial Review

Chart 2.1    2013/14 surplus — major changes from June Update 2013

$ millions

Surplus increased by $200 million

Overall, government debt increased by $4.9 billion in 2013/14, compared to a budgeted increase of $6.8 billion. The lower increase is primarily due to implementation of government’s cash management strategy and to lower than anticipated taxpayer-supported capital spending. (See Debt section for further details.)

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2013/14 Public Accounts.

Revenue

In 2013/14, revenue totaled $43.7 billion — $511 million lower than budget and up 4.0 per cent from 2012/13. Compared to budget, lower revenues from personal income tax, sales taxes, miscellaneous sources and commercial Crown corporations were partially offset by higher revenue from corporate income and other taxes, natural resources, fees, investment earnings and federal government transfers.

Chart 2.2    Revenue changes from June Update 2013

$ millions

Total revenue decreased by $511 million

2014 Financial and Economic Review — July 2014

Part 2 — Financial Review

Income tax revenue

Personal income tax revenue was down $409 million mainly due to the effects of weaker 2012 tax assessments and lower estimated 2013 and 2014 personal income growth, reflecting a decline in employment levels in 2013 and relatively weak employment growth in the first three months of 2014. The lower 2012 assessments resulted in a one-time revenue loss of $179 million and reduced the tax base accordingly.

Corporate income tax revenue was up $318 million mainly due to strong 2012 tax assessments which had the effect of increasing the settlement payment from the federal government for that year as well as current instalment payments. The 2012 assessments reflected a 10.0 per cent increase in the BC corporate income tax base while at the same time BC corporate profits declined by 8.1 per cent.

Table 2.2    Corporate Income Tax Revenue Changes from June Update 2013

	Revenue		June
	changes		Update
	($ millions)	Indicators ($ billions)	2013	Actual
Prior-year adjustment	206	2012 BC corporate tax base	26.7	28.9
Advance instalments	114	2012 National corporate tax base	240.9	252.8
International Business Activity Act refunds	(2)
	318

Consumption and other tax revenue

Provincial sales tax revenue was down $624 million from budget. The loss included a one-time $226 million reduction in harmonized sales tax revenue, reflecting updated entitlement information received from the federal government for the 2010/11 to 2012/13 fiscal years including the effects of higher rebates and lower input tax credits. The decline in provincial sales tax revenue was due to weaker-than-expected sales, in line with lower growth in consumer expenditures and a decline in the BC consumer price index (inflation).

Table 2.3    Consumption and Other Tax Revenue Changes from June Update 2013

	Revenue		June	2013/14
	changes		Update	Public
	($ millions)	Indicators (annual percent change)	2013	Accounts
Harmonized sales	(226)	Nominal consumer expenditures	3.1%	2.5%
Provincial sales	(398)	Nominal business investment	6.4%	6.4%
Total sales	(624)

Fuel	(9)	BC consumer price index	0.9%	-0.1%
Carbon	35	BC housing starts	-13.3%	-1.5%
Tobacco	15	Real GDP	1.4%	1.4%
Property transfer	222	Nominal GDP	3.1%	2.6%
Property	27	Gasoline volume growth	0.0%	2.0%
Insurance premium	23

Fuel tax revenue was marginally down $9 million from budget.

Carbon tax revenue was $35 million higher than budget due to stronger sales of gasoline and natural gas.

Tobacco tax revenue was $15 million above budget as the effects of implementing an increase in the tax rate (effective October 1, 2013) did not reduce the sales as much as expected.

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Property tax revenue was $27 million above budget mainly due to an increase in the assessed values of non-residential land and improvements.

Insurance premium tax revenue was $23 million above budget due to higher than expected activity.

Property transfer tax revenue was $222 million higher than budget due to the effects of a stronger housing market including the impact of increases in average property prices and a higher number of transactions than projected.

Natural resources revenue

Natural gas royalties were $48 million above budget due to higher prices and production volumes, partly offset by a complementary increase in the utilization of offsetting royalty credit programs. Natural gas prices averaged $2.57 during 2013/14 ($Cdn/gigajoule, plant inlet), 14.2 per cent higher than budget, reflecting increased North American market demand due to unseasonably cold weather during the winter months.

Table 2.4    Energy and Mineral Revenue Changes from June Update 2013

	Revenue		June
	changes		Update
	($ millions)	Indicators	2013	Actual
Natural gas royalties	48	Natural gas price ($Cdn/GJ, plant inlet)	$2.25	$2.57
		Production (annual change)	9.6%	10.2%
Coal, metals and other minerals	(97)	Metallurgical coal price ($US/tonne)	$172	$155
		Copper price ($US/lb)	$3.40	$3.22
Columbia River Treaty electricity sales	25	Electricity price ($US/Mwh)	$36.79	$41.29
		Oil price ($US/bbl)	$93.41	$99.04
Sales of Crown land leases [1]	10	Bonus bid cash receipts ($million)	$110	$221
		Bonus bid price per hectare ($)	$1,100	$1,860
Other	6	Hectares disposed (thousands)	100	119

1 Sales of Crown land tenures are recognized over nine years.

Coal, metals and other minerals revenue was $97 million below budget, mainly due to lower-than-expected coal and copper prices.

Receipts from electricity sales under the Columbia River Treaty were $25 million above budget due to higher electricity prices.

Other energy-related revenue sources were $16 million above budget mainly due to higher sales of Crown land leases reflecting a higher than budgeted average bid price per hectare.

Forests revenue was $126 million above budget mainly due to higher stumpage revenue, reflecting higher stumpage rates and lumber prices as well as increased forest related recoveries. These improvements were partly offset by lower harvest volumes and reduced

Table 2.5    Forest Revenue Changes from June Update 2013

	Revenue		June
	changes		Update
	($ millions)	Indicators	2013	Actual
Stumpage from timber tenures	98	SPF 2x4 ($US/1000 bf, calendar year)	$348	$358
BC Timber Sales	47	Total stumpage rate ($/m3)	$7.08	$9.61
Softwood Lumber Agreement border tax	(43)	Harvest volumes (million m3)	64.5	63.4
Vote recoveries	12	Export tax rate (percent)	2.5	1.7
Logging tax and other receipts	12	US lumber exports (billion bf)[1]	7.0	5.7
	126

1 Source: Department of Foreign Affairs, Trade and Development

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entitlement of the federal government border tax collections. BC’s entitlement of border tax collections under the Softwood Lumber Agreement, 2006 was $43 million below budget due to lower effective export tax rates — a result of higher prices.

Other natural resources revenue, such as water rentals and hunting/fishing licences, was $9 million below budget.

Other taxpayer supported sources

Other taxpayer supported revenue which includes fees, licences, investment earnings and other miscellaneous sources was $126 million below budget mainly due to lower than expected revenue from SUCH sector entities and reprofiling sales of surplus assets to 2014/15 in order to better capture maximum market value.

Table 2.6    Other Revenue Changes from June Update 2013

	Revenue
	changes
	($ millions)
Fees	98	mainly higher revenue from SUCH sector entities
Miscellaneous sources	(232)	mainly lower revenue from SUCH sector and Crown agencies
Investment earnings	55	mainly higher earnings from SUCH sector and Crown agencies
Release of surplus assets	(47)	reprofiling to 2014/15
Total other	(126)

Federal government transfers

Federal government contributions were up $22 million reflecting a $36 million improvement in other federal government transfers mainly due to higher direct funding to the post secondary institutions. This improvement was partly offset by a $14 million decrease in the Canada Health Transfer and Canada Social Transfer entitlements mainly due to a lower population share.

Commercial Crown corporations

Commercial Crown corporation net income of $2.6 billion was $114 million below budget, and $75 million lower than 2012/13.

British Columbia Hydro and Power Authority

BC Hydro net income of $549 million was $4 million higher than plan, reflecting an 11.84 per cent allowed return on deemed equity for 2013/14.

In compliance with BC Utilities Commission (BCUC) orders, BC Hydro uses several regulatory accounts to better match costs and benefits for different generations of customers, smooth out the rate impact of large non-recurring costs, and defer to future periods differences between forecast and actual costs or revenues. BC Hydro had 27 regulatory accounts totaling $4.7 billion at March 31, 2014 — up $265 million from the prior year. Approximately 80 per cent of the regulatory balance is being recovered through current electricity rates over an estimated average period of 14 years.

A California litigation settlement was reached in October 2013 between Powerex, a BC Hydro subsidiary that participates in energy markets across North America, and 5 California parties. The litigation related to electricity market prices during 2000

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and 2001. The settlement amount, totaling US$750 million, reflects cancellation of US$477 million owed to Powerex by the US parties and a cash payment of US$273 million into escrow. It is anticipated that the settlement will become final and the funds released from escrow by the end of the 2014/15 fiscal year.

BC Hydro pays a dividend to government equivalent to 85 per cent of net income unless the payment would result in BC Hydro’s debt to equity ratio falling below 80:20. In such cases the payment is reduced until the ratio is restored. In 2013/14, the corporation’s dividend to government was $167 million (30 per cent of net income). BC Hydro has not paid a full dividend since 2005/06. Government has put in place a plan to phase out the payment of dividends by BC Hydro within five years as part of a ten-year plan to stabilize rate increases and improve BC Hydro’s capital structure to a 60:40 debt to equity ratio.

More information about BC Hydro’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bchydro.com.

British Columbia Liquor Distribution Branch

LDB net income of $877 million was $26 million higher than plan mainly due to stronger sales in wines, draught beer and refreshment beverages, and lower operating expenses.

As part of an initiative to improve service for both wholesale and retail customers and to improve efficiencies, LDB will modernize and streamline its warehouse and distribution systems. This initiative includes the sale of its Vancouver distribution centre and construction of a purpose-built facility. The property sale is expected to be finalized by the fall of 2014 and the new warehouse to be complete in 2017.

More information about LDB’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bcldb.com.

British Columbia Lottery Corporation

BCLC net income of $1,165 million (net of payments to the federal government) was $3 million higher than plan reflecting higher net income from casino and community gaming operations, partially offset by lower net income from lottery and eGaming channels.

Higher net income from casino and community gaming operations was mainly due to higher revenue from table games (up $49 million) and lower taxes (down $23 million reflecting return to the GST/PST tax structure), partially offset by lower slot machine revenue (down $39 million) and higher operating costs (up $18 million).

Lower net income from lottery and eGaming operations was mainly due to reduced revenue from eGaming (down $42 million), partially offset by higher revenue from Instant lottery products (up $25 million), lower operating expenses (down $7 million), and lower taxes (down $7 million reflecting return to the GST/PST tax structure).

In order to achieve operating efficiencies and streamline business functions, BCLC incurred one-time restructuring costs of $25 million in 2013/14 including staff reductions, management of warranties and licences, and the contracting of food and security services.

More information about BCLC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.bclc.com.

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Insurance Corporation of British Columbia

ICBC net income of $136 million was $121 million lower than plan mainly due to a reduction in the discount rate for future care claims (to 2.0 per cent from 3.5 per cent) and future wage loss claims (to 1.5 per cent from 2.5 per cent) as amended by the Office of the Chief Justice of the BC Supreme Court under the legislated authority of that office. The impact of this amendment reduced net income by $242 million.

In addition to this impact, claims costs were higher by $17 million, and an unfavourable $76 million deferred premium acquisition cost adjustment was recorded as future claims costs are expected to exceed associated unearned premium revenue. The above negative impacts were partially offset by higher investment income (up $195 million) and lower operating costs (down $19 million, including Transformation Program costs).

In 2013, the provincial government directed ICBC to transfer $237 million of its excess Optional capital to government’s consolidated revenue fund and allocate the remaining $113 million to the Basic insurance line of business to bolster its capitalization ratio. The latter was in addition to the transfer of $373 million of excess Optional capital transferred to Basic insurance in 2012, also at government’s direction. The infusion of capital was needed to offset the impact of the Basic insurance rate deficiency in those years, despite an 11.2 per cent rate increase in February 2012.

ICBC applied to the BCUC for a 4.9 per cent Basic insurance rate increase in 2013 to offset claims loss trends, and subsequently was approved for a 5.2 per cent increase by the BCUC. The 0.3 per cent difference is deferred to the 2014 Revenue Requirements Application to be filed by August 31, 2014.

The loss cost for bodily injury claims increased by 2.4 per cent in 2013 (compared to an increase of 9.3 per cent in 2012) and the loss cost for collision claims increased by 1.6 per cent (compared to an increase of 3.1 per cent in 2012).

More information about ICBC’s financial results and performance measures is provided in the corporation’s annual report available at its website: www.icbc.com.

Other commercial Crown entities

The Transportation Investment Corporation’s net loss of $88 million was a $4 million improvement over the June Update 2013 plan. Based on a year’s worth of actual traffic data, TI Corp has revised its traffic and revenue projections to reflect a more modest traffic growth than anticipated during the project’s planning, reducing annual revenue estimates by 20 per cent below the previous forecast.

Net income from other commercial Crown entities was $30 million below plan mainly due to the delayed sale of LDB’s Vancouver warehouse property ($35 million was included in other commercial Crown corporation revenue for this initiative — see section on LDB above for more details).

The Columbia Power Corporation is realigning its corporate structure to better reflect the operations of a commercial enterprise that will participate in joint development power projects. As such, in March 2014, CPC’s board of directors approved a $250 million contributed surplus repayment and $30 million dividend to the provincial government, and a $20 million loan repayment to the Columbia Basin Trust. This restructuring was financed through a $335 million debenture issued in April 2014.

A detailed review of revenue changes by quarter is available in Appendix Table A2.1. Multi-year trends in provincial government revenue sources can be found in Appendix Tables A2.5 and A2.6.

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Table 2.7    Revenue by Source

	June
	Update	Actual	Actual
($ millions)	2013 [1]	2013/14	2012/13 [1]
Taxation
Personal income	7,271	6,862	6,977
Corporate income	2,109	2,427	2,204
Sales [2]	5,927	5,303	6,068
Fuel	926	917	890
Carbon	1,187	1,222	1,120
Tobacco	709	724	614
Property	2,053	2,080	1,985
Property transfer	715	937	758
Insurance premium	435	458	434
	21,332	20,930	21,050
Natural resource
Natural gas royalties	397	445	169
Other energy and minerals	1,354	1,298	1,263
Forests	593	719	562
Other natural resource [3]	502	493	479
	2,846	2,955	2,473
Other revenue
Medical Services Plan premiums	2,156	2,158	2,047
Other fees [4]	2,956	3,052	2,860
Investment earnings	1,058	1,113	1,173
Miscellaneous	3,116	2,884	2,626
Release of surplus assets	480	433	—
	9,766	9,640	8,706
Contributions from the federal government
Health transfer	4,279	4,280	3,887
Social transfer	1,604	1,589	1,555
Other federal contributions	1,597	1,633	1,602
	7,480	7,502	7,044
Commercial Crown corporation net income
BC Hydro	545	549	509
Liquor Distribution Branch	851	877	930
BC Lottery Corporation (net of payments to the federal government)	1,162	1,165	1,116
ICBC	257	136	231
Transportation Investment Corporation (Port Mann)	(92)	(88)	(60)
Other	92	62	50
	2,815	2,701	2,776
Total revenue	44,239	43,728	42,049

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2014.

2 Includes provincial sales tax and harmonized sales tax/social services tax/hotel room tax related to prior years.

3 Columbia River Treaty, other energy and minerals, water rental and other resources.

4 Post secondary, healthcare-related, motor vehicle, and other fees.

5 Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

6 Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

7 Includes Columbia Power Corporation, BC Railway Company, Columbia Basin Trust power projects, and post secondary institutions self- supported subsidiaries.

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Table 2.8    Expense by Ministry, Program and Agency

	2013/14
	June
	Update		Actual
($ millions)	2013 [1]	Actual [2]	2012/13 [1]
Office of the Premier	9	9	8
Aboriginal Relations and Reconciliation	82	83	80
Advanced Education	1,953	1,950	1,972
Agriculture	79	76	68
Children and Family Development	1,345	1,343	1,326
Community, Sport and Cultural Development	182	181	309
Education	5,366	5,370	5,312
Energy and Mines	24	28	49
Environment	129	129	125
Finance	190	239	219
Forests, Lands and Natural Resource Operations	561	619	664
Health	16,551	16,387	15,927
International Trade	36	36	57
Jobs, Tourism and Skills Training	197	196	176
Justice	1,140	1,155	1,147
Natural Gas Development	372	371	369
Social Development and Social Innovation	2,487	2,487	2,445
Technology, Innovation and Citizens’ Services	535	525	523
Transportation and Infrastructure	812	806	816
Total ministries and Office of the Premier	32,050	31,990	31,592
Management of public funds and debt	1,257	1,237	1,197
Contingencies	225	202	259
Funding for capital expenditures	992	740	930
Refundable tax credit transfers	835	730	1,188
Legislative and other appropriations	132	153	113
	35,491	35,052	35,279
Elimination of transactions between appropriations [3]	—	(2)	—
Prior year liability adjustments	—	(159)	(159)
Consolidated revenue fund expense	35,491	34,891	35,120
Expenses recovered from external entities	2,835	2,760	2,715
Funding provided to service delivery agencies	(21,555)	(21,503)	(21,165)
Ministry and special office direct program spending	16,771	16,148	16,670
Service delivery agency expense:
School districts	5,598	5,661	5,577
Universities	4,108	4,079	3,943
Colleges and institutes	1,115	1,137	1,105
Health authorities and hospital societies	12,771	12,802	12,519
Other service delivery agencies	3,603	3,548	3,387
Total service delivery agency expense	27,195	27,227	26,531
Subtotal expense	43,966	43,375	43,201
Further expenditure management	(30)	—	—
Total expense	43,936	43,375	43,201

1 Amounts have been restated to reflect government accounting policies and organization in effect at March 31, 2014.

2 Actual results for ministries and special offices reflect the accountabilities in the Balanced Budget and Ministerial Accountability Act. Under BBMAA, spending funded by the Contingencies Vote is not attributed to the various ministries, but is shown as a seperate accountability of the Minister of Finance.

3 Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

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Expense

In 2013/14, government expenses totaled $43.4 billion; $561 million (1.3 per cent) lower than budget and $174 million (0.4 per cent) higher than the previous year. The actual expense growth in 2013/14 was less than one fourth that of the projection in June Update 2013.

Chart 2.3    Expense changes from June Update 2013

$ millions

Total expense decreased by $561 million

Consolidated Revenue Fund

Due to government’s ongoing expenditure management regimen, ministries were able to realize operating savings of $169 million in addition to the $30 million target for further expenditure management built into June Update 2013, but which had not been allocated at the time of the budget. This resulted in an overall $199 million decrease in ministry spending, including the following:

•          Health spending was down $164 million, mainly due to lower than anticipated take-up of new initiatives in Regional Health Services, and savings from lower MSP and PharmaCare costs (Ministry of Health).

•          Other savings included lower spending of $10 million on corporate services and technology solutions (Ministry of Technology, Innovation and Citizens’ Services), savings of $6 million on highway operations and infrastructure improvements (Ministry of Transportation and Infrastructure). Expenditure management initiatives in other ministries totaled $19 million.

In addition to the ministry specific savings above, other expense reductions in the Consolidated Revenue Fund included a $105 million reduction in refundable tax credits, $22 million in interest cost savings due to reduced borrowing requirements (Management of Public Funds and Debt Vote, net of eliminations) and $33 million in unused allocations for Contingencies, legislative and other appropriations.

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Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage both current and future budget pressures. These included:

•          $22 million for various agreements with First Nations, including treaty related costs (Ministry of Aboriginal Relations and Reconciliation);

•          $42 million for re-profiling transfers to independent schools and public libraries (Ministry of Education);

•          $11 million for the Columbia River Treaty review, Geoscience BC, and other ministry operations (Ministry of Energy and Mines);

•          $12 million for overseas and related initiatives (Ministry of International Trade);

•          $11 million for the Resort Municipalities Initiative (Ministry of Jobs, Tourism and Skills Training);

•          $15 million for court related costs, and for the Family Maintenance Enforcement and Immediate Roadside Prohibition Programs (Ministry of Justice);

•          $22 million for Community Living BC caseload growth; and

•          $7 million in other areas.

As well, $60 million was paid directly from the Contingencies Vote to First Nations for accommodation costs related to government’s release of assets for its economic generation initiative.

During the year, government invoked standing statutory authority to cover $170 million in unforeseen costs. These included:

•          $59 million in direct fire response costs (Ministry of Forests, Lands and Natural Resource Operations);

•          $21 million for emergency flood response costs under the Emergency Program Act (Ministry of Justice);

•          $49 million for the amortization of the unfunded actuarial liability in the Teachers’ Pension Plan (Ministry of Finance);

•          $31 million to finance the cost of the 2013 provincial election (Elections BC); and

•          $10 million in other areas.

Liabilities accrued in prior years were adjusted downward by $159 million to reflect actuarial valuations and other updated information. These included reductions of:

•          $69 million in the Ministry of Finance, primarily related to accruals for long term disability benefits and self-insurance liabilities;

•          $62 million in the Ministry of Health, primarily related to accrued expenses for regional operations, MSP payables, and account operations;

•          $16 million in the Ministry of Forests, Lands and Natural Resource Operations, primarily related to accrued costs for competitiveness and innovation initiatives; and

•          $12 million of other adjustments.

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Recovered Expenses

Program spending funded or co-funded by parties outside of government was $75 million less than budget. The change reflects:

•          a $147 million decrease relating to a change in accounting treatment for the flow-through of medical service plan payments from ICBC and WorkSafeBC for accident related costs; and

•          a $68 million reduction in free Crown grants (the expense is offset by a fair market valuation recovery);

partially offset by,

•          an $83 million increase in other recoverable healthcare costs, primarily for PharmaCare costs under Product Listing Agreements with drug companies and for services provided to patients from outside BC;

•          a net $29 million increase in expenses associated with labour market and immigration initiatives, which are recovered from the federal government; and

•          a net $28 million increase in other spending related to First Nations revenue sharing agreements, out-of-province firefighting costs and other cost-shared programs.

Operating Transfers

Operating grants paid to government agencies increased by $200 million primarily due to higher grants to health authorities ($154 million) and post-secondary institutions ($35 million). Grants to other service delivery agencies showed an overall net increase of $11 million.

The increase in grants resulted in an overall decrease in expense due to the related party nature of these transfers, which represent an expense to ministries, but revenue to service delivery agencies. If the increase in service delivery agency operating spending is less than the increase in transfers, as is the case in 2013/14 ($33 million less), the overall expense has been deferred to future years.

Service Delivery Agency Spending

Service delivery agency spending was $32 million higher than budget, including a $135 million gain in the actuarial valuation of the health organizations’ employee benefit liability. Excluding this adjustment, operating costs were $167 million higher than budget.

School districts’ spending was $63 million higher due to higher costs for salaries and wages ($15 million) and operating costs ($32 million). As well, capital amortization expense was $16 million higher than projected.

Post-secondary institution spending was $7 million lower than budget, reflecting a $29 million reduction in university spending, mainly due to reduced third party research grants, partially offset by a $22 million increase in college expenses, mainly in the area of salaries and benefits.

Health authority and hospital society spending was $31 million higher than projected; however the increase included a $135 million positive adjustment to the employee benefit liability. Excluding the liability adjustment, spending was $166 million higher than

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planned, which was funded by the increase in grants provided to the health authorities identified in the Operating Transfers section above. The spending increase reflected a growing demand for healthcare services delivered by these organizations on behalf of government, and included higher costs for salaries and benefits ($52 million) as well as higher net operating and other expenses ($114 million).

An overall reduction of $55 million in other service delivery agency spending reflected lower transportation infrastructure spending ($13 million), lower housing subsidy costs ($22 million), other net spending decreases ($23 million), and interest cost savings ($19 million). These reductions were partially offset by a $22 million increase in community living services spending.

A detailed review of the above changes by quarter is available in Appendix Table A2.1. Further information on 2013/14 spending by function is provided in Appendix Table A2.7.

Provincial Capital Spending

Capital spending in 2013/14 totaled $5.7 billion — $3.2 billion on taxpayer-supported infrastructure and $2.5 billion on the self-supported infrastructure of commercial Crown corporations.

Spending on government direct capital (i.e. government ministry infrastructure, including IT systems, court houses and correctional institutions) as well as health and education facilities comprised an aggregate 35 per cent of total capital spending in 2013/14. While this spending is predominantly taxpayer financed, a portion is funded from third party contributions.

Chart 2.4    Capital spending, 2013/14

Spending on highways and public transportation is primarily taxpayer-supported, and reflects government’s transportation and transit investment plan. Roughly 15 per cent of total government spending in this category in 2013/14 was for the Port Mann Bridge replacement and associated Highway 1 improvements, which is a self-supported commercial project to be funded from tolls. This project is essentially complete.

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Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets, as well as the Waneta Dam power expansion project undertaken by the Columbia Power Corporation (CPC).

Other capital spending includes taxpayer-supported spending on social housing, as well as spending by other commercial Crown corporations on IT systems and equipment.

Table 2.9    Capital Spending

	June
	Update	Actual	Actual
($ millions)	2013	2013/14	2012/13
Taxpayer-supported
Education facilities	1,094	973	1,100
Health facilities	886	690	742
Highways and public transit	1,215	1,097	1,053
Government direct (ministries)	357	298	267
Other	121	93	117
Capital spending contingencies	50	—	—
	3,723	3,151	3,279
Self-supported commercial
Power generation and transmission	2,112	2,088	2,023
Highways and public transit	273	202	540
Other	228	229	202
	2,613	2,519	2,765
Total capital spending	6,336	5,670	6,044

Taxpayer-supported Capital Spending

In 2013/14, government spending on taxpayer-supported infrastructure was $572 million below budget.

Education facilities spending was $121 million less than budget reflecting:

•          a $67 million decrease by school districts due to changes to project schedules, requiring the reprofiling of capital spending for several projects including Queen Mary Elementary School, Centennial Secondary School, and the Wellington Secondary School seismic upgrade; and

•          a $54 million decrease by post-secondary institutions, which is mainly attributed to project schedule and spending adjustments to contributor-funded projects, including the University of British Columbia’s Ponderosa Common Student Residence and District Energy Hot Water Conversion projects.

Health facilities spending was $196 million less than budget, reflecting scheduling changes for various projects, including the Clinical and Systems Transformation, Surrey Memorial Emergency Department/Critical Care Tower, Queen Charlotte Hospital, Interior Heart and Surgical Centre, and Children’s and Women’s Hospital projects.

Highways and public transit spending was $118 million less than budget, mainly due to changes to project planning and construction schedules, as well as changes in the timing of federal contributions towards project costs.

Government direct spending was $109 million less than budget due to schedule and spending changes for various projects and unused project reserves. Other taxpayer-

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Chart 2.5    Capital spending changes from June Update 2013

$ millions	Total spending lower by $666 million

supported spending was $28 million lower than planned, partially due to social housing project scheduling changes.

The above scheduling changes do not represent a reduction in capital spending; rather, the spending has been deferred to future years.

Self-supported Capital Spending

Commercial Crown corporation spending on capital projects in 2013/14 was $94 million less than budget.

Power generation and transmission spending was $24 million less than planned mainly due to differences in the timing of expenditures on the Waneta Dam expansion project (a joint venture of the Columbia Power Corporation and Columbia Basin Trust in partnership with Fortis Inc.).

Highways spending by TI Corp on the Port Mann Bridge project was $71 million less than planned, mainly reflecting the contractor’s rescheduling of capital spending into 2014/15.

Other self-supported spending was $1 million greater than budget, mainly reflecting $26 million in residential and commercial building investments on the UBC and Great Northern Way campuses. This increase was partially offset by lower spending by the BC Lottery Corporation on its gaming management system project and equipment replacement (down $20 million), and scheduling changes by other commercial Crown corporations (down $5 million).

Further details on capital spending are provided in Appendix Table A2.10.

Major Capital Projects

Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Table 2.10. During 2013/14, $2.3 billion was invested in these larger projects that will provide long-term social and economic benefits for the province.

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Table 2.10    Capital Expenditure Projects Greater Than $50 million 1

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2014	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
	Taxpayer-supported
School districts
Revelstoke Elementary and Secondary	2012	57	—	57	55	—	—	2
Alberni District Secondary	2012	53	—	53	49	—	—	4
Southern Okanagan Secondary [2]	2013	50	4	54	52	—	—	2
Chilliwack Secondary [2]	2013	53	5	58	58	—	—	—
Centennial Secondary	2015	9	52	61	61	—	—	—
Oak Bay Secondary	2015	17	35	52	50	—	—	2
Kitsilano Secondary	2015	7	57	64	60	—	—	4
Belmont Secondary	2015	16	40	56	30	—	—	26
Seismic mitigation program	2021	13	1,287	1,300	1,300	—	—	—
Total school districts		275	1,480	1,755	1,715	—	—	40
Post secondary institutions
University of Victoria
– Superconducting electron accelerator at TRIUMF	2014	67	—	67	31	—	18	18
Emily Carr University of Art and Design
– Campus redevelopment at Great Northern Way	2017	4	130	134	113	—	—	21
Total post secondary institutions		71	130	201	144	—	18	39
Health facilities
Northern Cancer Control Strategy [2]
– Direct procurement	2014	27	8	35	32	—	—	3
– P3 contract	2012	71	—	71	54	17	—	—
Lions Gate Hospital (Mental Health) Redevelopment	2014	40	22	62	38	—	—	24
Lakes District Hospital	2015	24	31	55	46	—	—	9
Queen Charlotte/Haida Gwaii Hospital	2015	9	41	50	31	—	—	19
Surrey Emergency/Critical Care Tower
– Direct procurement	2016	104	90	194	174	—	—	20
– P3 contract	2014	318	—	318	139	179	—	—
Royal Inland Hospital	2016	2	78	80	47	—	—	33
North Island Hospitals	2017	15	586	601	365	—	—	236
Interior Heart and Surgical Centre
– Direct procurement	2017	103	150	253	213	—	—	40
– P3 contract	2015	79	49	128	4	79	—	45
Vancouver General Hospital — Joseph and Rosalie Segal Family Health Centre	2017	3	79	82	57	—	—	25
Children’s and Women’s Hospital	2019	67	611	678	532	—	—	146
Clinical and systems transformation	2023	38	442	480	480	—	—	—
Total health facilities		900	2,187	3,087	2,212	275	—	600
Transportation
South Fraser Perimeter Road
– Direct procurement	2014	1,068	8	1,076	728	—	348	—
– P3 contract	2014	188	—	188	—	188	—	—
Sierra Yoyo Desan Road upgrade	2014	134	3	137	137	—	—	—
Evergreen Line Rapid Transit
– Direct procurement	2016	232	310	542	327	—	74	141
– P3 contract	2016	332	557	889	—	259	350	280
Total transportation		1,954	878	2,832	1,192	447	772	421

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Table 2.10    Capital Expenditure Projects Greater Than $50 million 1 (continued)

		Project	Estimated	Anticipated	Project Financing
	Year of	Cost to	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	Mar 31, 2014	Complete	Cost	Borrowing	Liability	Gov’t	Contrib’ns
Other taxpayer-supported
Surrey Pretrial Service Centre expansion					—
– Direct procurement	2014	11	—	11	11	—	—	—
– P3 contract	2014	90	—	90	47	43	—	—
e-Health initiative	2014	261	—	261	154	—	—	107
Integrated Case Management system	2014	157	25	182	179	—	3	—
Single Room Occupancy Hotel renewal initiative
– Direct procurement	2016	9	16	25	23	—	2	—
– P3 contract	2016	46	72	118	—	91	27	—
Okanagan Correctional Centre
– Direct procurement	2016	12	75	87	87	—	—	—
– P3 contract	2016	8	121	129	8	121	—	—
Total other		594	309	903	509	255	32	107
Total taxpayer-supported		3,794	4,984	8,778	5,772	977	822	1,207
		Self-supported
Transportation
Port Mann Bridge / Highway 1	2015	3,199	120	3,319	3,319	—	—	—
Power generation and transmission
BC Hydro
– Seymour Arm series capacitor [2]	2014	46	2	48	48	—	—	—
– Vancouver City Central transmission [2]	2014	168	3	171	171	—	—	—
– Mica gas insulated switchgear replacement	2014	162	37	199	199	—	—	—
– Northwest transmission line	2014	603	143	746	436	—	130	180
– Merritt area transmission	2014	19	46	65	65	—	—	—
– Smart metering and infrastructure program	2015	677	253	930	930	—	—	—
– Dawson Creek/Chetwynd area transmission	2015	85	211	296	296	—	—	—
– Interior to Lower Mainland transmission line	2015	415	310	725	725	—	—	—
– GM Shrum units 1 to 5 turbine upgrade	2015	120	152	272	272	—	—	—
– Iskut extension project	2015	24	156	180	140	—	—	40
– Surrey area substation project	2015	16	78	94	94	—	—	—
– Hugh Keenleyside spillway gate reliability Upgrade	2015	72	51	123	123	—	—	—
– Mica units 5 and 6 project	2015	415	299	714	714	—	—	—
– Long Beach reinforcement	2015	6	50	56	56	—	—	—
– Big Bend substation	2016	14	42	56	56	—	—	—
– Ruskin Dam safety and powerhouse upgrade	2017	220	528	748	748	—	—	—
– John Hart replacement	2019	145	948	1,093	1,093	—	—	—
Columbia River power projects
– Waneta Dam power expansion [3]	2015	293	57	350	350	—	—	—
Total power generation and transmission		3,500	3,366	6,866	6,516	—	130	220
Other
British Columbia Lottery Corporation
– Gaming management system	2015	76	23	99	99	—	—	—
Insurance Corporation of British Columbia
– Business transformation program	2016	179	71	250	250	—	—	—
Total other		255	94	349	349	—	—	—
Total self-supported		6,954	3,580	10,534	10,184	—	130	220
Total $50 million projects		10,748	8,564	19,312	15,956	977	952	1,427

1       Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may include projects that still require final approval. Capital costs reflect current government accounting policy.

2       Assets have been put into service and only trailing costs remain.

3       Reflects the combined shares of Columbia Power Corporation (32.5 per cent) and Columbia Basin Trust (16.5 per cent) in their partnership with Fortis Inc. for the development of an electricity generating facility at the Waneta Dam south of Trail.

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As projects are completed, or new ones receive approval, the projects are removed or added from the $50 million table. During the fiscal year the Victoria Royal Jubilee Hospital patient care centre project was completed and the following projects added:

• the Joseph and Rosalie Segal Family Health Centre project at Vancouver General Hospital ($82 million);

• a clinical and systems transformation project in the health sector ($480 million);

• the Big Bend substation power project in Burnaby ($56 million) and

• the Long Beach reinforcement power project comprising the expansion of two substations on Vancouver Island ($56 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

• operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

• partnerships with the private sector (public-private partnerships or P3s);

• cost-sharing with partners; and

• borrowing (debt financing).

Chart 2.6    Financing taxpayer-supported capital spending

($ millions)	Total taxpayer-supported capital spending: $3,151

Chart 2.6 shows that 60 per cent of 2013/14 taxpayer-supported capital spending was financed from direct borrowing, 24 per cent from operating cash flows, 10 per cent from external capital contributions and 6 per cent from public-private partnerships.

Commercial Crown capital spending of $2.5 billion was financed 79 per cent from direct borrowing ($2.0 billion), and 21 per cent from operating cash flows ($0.5 billion).

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Provincial Debt

As at March 31, 2014, total provincial debt totaled $60.7 billion — 26.9 per cent of BC’s nominal GDP. The primary driver for borrowing is capital spending, with over 83 per cent of debt incurred to finance infrastructure. As well, 32 per cent of the total debt is self-supported through the commercial activities of Crown corporations.

The taxpayer-supported debt to GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 18.2 per cent. While this is up 0.8 percentage points from 2012/13, it is still significantly below the peak of 21 per cent in 2002/03. British Columbia’s taxpayer-supported debt to GDP is one of the lowest in Canada, translating into a strong credit rating and lower debt service costs.

Chart 2.7    Provincial debt components

Government direct operating debt is the cumulative borrowing incurred to finance core government operations when operating spending by ministries and special offices exceeds CRF revenue. This includes both net spending on direct program delivery and on operating grants provided to service delivery agencies, but does not include the issuance of capital grants. There is a standing legislative requirement to retire this debt before government can use supplementary appropriations to authorize additional spending during a year.

Debt for schools, post-secondary institutions and health facilities for the most part was incurred by government as a result of the direct funding of this infrastructure through capital grants, whereas highways and public transit debt primarily reflects direct borrowing by government controlled agencies, such as the BC Transportation Financing Authority and the Transportation Investment Corporation (TI Corp). TI Corp, whose debt accounts for just over one-fifth of the highways and public transit debt, is a commercial enterprise that operates and maintains the Port Mann Bridge under a tolling regime.

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Power generation and transmission debt is entirely commercial in nature and is predominantly the debt of BC Hydro. A small portion of this debt reflects borrowing for the Columbia River power projects managed by Columbia Power Corporation (CPC).

Other debt includes government borrowing for direct capital (post-2008/09), government’s obligations under the immigrant investor program, and borrowing to finance the reconstruction of the BC Place stadium roof (all taxpayer-supported debt). It also includes the commercial borrowing of the BC Lottery Corporation (BCLC) for gaming equipment and gaming management software as well as the debt of post-secondary institution commercial subsidiaries.

Table 2.11    Provincial Debt Summary 1

	June
	Update		Actual	Actual
($ millions)	2013		2013/14	2012/13
Taxpayer-supported debt
Provincial government direct operating	11,342		10,223	9,408
Other taxpayer-supported debt (mainly capital)
Education facilities	11,731		11,631	11,145
Health facilities	6,160		6,038	5,691
Highways and public transit	10,273		10,229	9,421
Other	3,052		2,947	2,517
	31,216		30,845	28,774
	42,558		41,068	38,182
Self-supported debt
Power generation and transmission	16,128		16,029	14,642
Highways and public transit	3,315		3,209	2,610
Other	421		387	382
	19,864		19,625	17,634
Forecast allowance	150		—	—
Total provincial debt	62,572		60,693	55,816
Debt to GDP
Taxpayer-supported	18.8	[2]	18.2	17.4
Total	27.4	[2]	26.9	25.4

1 Debt is after deduction of sinking funds and unamortized discounts; it includes the current portion, but excludes accrued interest, which is reported on government’s statement of financial position as an accounts payable.

2 Revised to reflect Statistics Canada’s Provincial Economic Accounts Update released on November 8, 2013.

Total debt increased by $4.9 billion in 2013/14 — a $1.9 billion improvement over the $6.6 billion increase for the year projected in June Update 2013. The improvement reflected a $1.5 billion reduction in taxpayer-supported borrowing, a $239 million reduction in self-supported borrowing, and the expiry of the $150 million forecast allowance reflected the budget projection for total debt.

Lower borrowing requirements for taxpayer-supported debt primarily reflected the positive impact of government’s cash management strategy (initially through the Central Deposit Program) in reducing borrowing for operating needs. Lower capital borrowing requirements reflected lower than expected capital spending, partially offset by the impact of lower capital contributions from third parties.

Under the Central Deposit Program (CDP), government encourages SUCH sector and other taxpayer-supported organizations to deposit their cash reserves with the Provincial Treasury, rather than their local bank. Provincial Treasury in turn uses the cash balances

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Chart 2.8    Debt changes from June Update 2013

for debt management purposes until the funds are required by the organizations. By March 31, 2014, the CDP resulted in a revolving cash balance of $1.2 billion, reducing government’s short term debt borrowing accordingly.

For self-supported debt, the $239 million reduction in borrowing from budget reflects the impact of lower capital spending and reduced requirements for operating cash inflows on the part of commercial Crown corporations.

Surplus versus change in debt

The majority of government’s borrowing in 2013/14 financed its capital program, with only one-sixth of the $4.9 billion increase in debt attributable to operating requirements.

Chart 2.9    Reconciliation of surplus to change in debt

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The $353 million surplus was more than offset by negative operating cash flows of $1.2 billion, resulting in an overall $815 million increase in direct operating debt. The negative cash flows were a result of:

•          a $993 million increase in accounts receivable (i.e. a delay in the collection of revenue), primarily in the area of sales taxes as a result of the reinstatement of the PST;

•          a $938 million decrease in amounts owed to the federal government, mainly related to the reimbursement of HST instalment over-payments; and

•          $256 million in in other net positive cash flows, mainly resulting from non-cash amounts in the surplus (e.g. capital asset amortization net of deferred revenue recognition and commercial Crown corporation retained earnings);

partially offset by,

•          the conversion of $1,019 million of investment balances to cash, primarily from the liquidation of sinking funds.

The $2.1 billion increase in taxpayer-supported capital debt reflects the net financing requirements of the $3.2 billion infrastructure program. The $1.1 billion in capital spending not financed by debt was funded by $316 million in capital contributions from the federal government and other external organizations, and by the use of $764 million of operating cash flows by service delivery agencies for capital purposes.

The $2.0 billion increase in self-supported debt primarily reflects the capital spending of BC Hydro, TI Corp and BCLC, which is financed through the fiscal agency loan program. A portion of this infrastructure spending and the capital spending of the other commercial Crown corporations were funded by $528 million in net operating cash flows.

Debt Indicators

Table 2.12 provides a historical summary of financial indicators depicting the province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.11 to A2.13.

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Table 2.12    Key Debt Indicators 1

	June
	Update	Actual	Actual
	2013	2013/14	2012/13
Debt to revenue (per cent)
Total provincial	111.5	107.7	104.1
Taxpayer-supported	98.7	96.1	93.7
Debt per capita ($) [2]
Total provincial	13,411	13,246	12,285
Taxpayer-supported	9,121	8,963	8,404
Debt to GDP (per cent) [3]
Total provincial	27.0	26.9	25.4
Taxpayer-supported	18.4	18.2	17.4
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.7	4.5	4.4
Taxpayer-supported	4.1	3.9	3.9
Interest costs ($ millions)
Total provincial	2,641	2,547	2,336
Taxpayer-supported	1,777	1,686	1,590
Interest rate (per cent) [5]
Taxpayer-supported	4.4	4.3	4.4
Background Information:
Revenue ($ millions)
Total provincial [6]	56,137	56,356	53,626
Taxpayer-supported [7]	43,119	42,725	40,757
Total debt ($ millions)
Total provincial	62,572	60,693	55,816
Taxpayer-supported [8]	42,558	41,068	38,182
Provincial GDP ($ millions) [9]	231,806	225,794	219,994
Population (thousands at July 1) [10]	4,666	4,582	4,543

1   Figures for prior year have been restated to conform with the presentation used for 2013/14 and to include the effects of changes in underlying data and statistics.

2   The ratio of debt to population (e.g. debt at March 31, 2014 divided by population at July 1, 2013).

3   The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2014 divided by 2013 GDP).

4   The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5 Weighted average of all outstanding debt issues.

6   Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7   Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8   Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9   Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2013 is used for the fiscal year ended March 31, 2014). As nominal GDP for the calendar year ending in 2013 is not available, the 2013 GDP projected in February 2014 has been used for the fiscal year ended March 31, 2014 for demonstration purposes.

10    Population at July 1st within the fiscal year (e.g. population at July 1, 2013 is used for the fiscal year ended March 31, 2014).

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Credit Rating

A credit rating reflects a borrower’s ability to pay interest and to repay principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.13 provides an interprovincial comparison of credit ratings.

Table 2.13    Interprovincial Comparison of Credit Ratings, July 2014

Rating Agency[1]
Province	Moody’s Investors Service	Standard & Poor’s	Dominion Bond Rating Service
British Columbia	Aaa	AAA	AA (High)
Alberta	Aaa	AAA	AAA
Saskatchewan	Aa1	AAA	AA
Manitoba	Aa1	AA	A (High)
Ontario	Aa2	AA-	AA (Low)
Quebec	Aa2	A+	A (High)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	A+	A (High)
Prince Edward Island	Aa2	A	A (Low)
Newfoundland	Aa2	A+	A

1 The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

BC’s fiscal outlook and its record for meeting annual budget targets has resulted in ratings of Aaa and AAA (the highest possible ratings) from Moody’s and Standard & Poors respectively, while Dominion Bond Rating Service rates the province at AA (high).

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in the plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements (e.g. $212 million under the Teachers’ Pension Plan (TPP) in 2013/14), as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

For example, the TPP first reported an unfunded liability in 2009/10. Contribution rates for both teachers and government were increased at the time, as per the joint trusteeship arrangement, and again in 2012/13 in order to address the unfunded liability over the expected average remaining service lifetime of the plan.

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The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2014 are shown in Table 2.14.

Table 2.14    Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal [1]	Teachers’ [2]	College	Other [3]	2013/14	2012/13
Accrued benefit obligation	(16,309)	(20,423)	(17,477)	(2,889)	(681)	(57,779)	(55,197)
Pension fund assets	16,729	19,227	15,806	2,851	662	55,275	53,463
Subtotal	420	(1,196)	(1,671)	(38)	(19)	(2,504)	(1,734)
Unamortized actuarial (gain) loss	994	1,999	1,247	187	(6)	4,421	4,170
Accrued net asset (obligation)	1,414	803	(424)	149	(25)	1,917	2,436

1 The balance shown for the Municipal Pension Plan (MPP) is based on an extrapolation of the December 31, 2012 actuarial valuation. The MPP recently underwent an actuarial valuation that was not completed in time for the Public Accounts. The assessment shows the plan to be in deficit, but the amount of the deficit has yet to be finalized. Government will be making the necessary adjustments to unfunded pension liability in its financial statements once the final amount is known.

2 The government is responsible for 50 per cent of the unfunded pension liability incurred under the Teachers’ Pension Plan and has accrued this liability in its 2013/14 accounts. The liability will be settled in future periods through increased employer contributions.

3 Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes the Retirement Plan for Non-Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, and Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan.

Actuarial valuations are performed on the pension plans normally every three years. The pension plans and the dates of their last actuarial valuation are:

• Public Service Pension Plan, March 31, 2011;

• Municipal Pension Plan, December 31, 2012;

• Teachers’ Pension Plan, December 31, 2011; and

• College Pension Plan, August 31, 2012.

Key actuarial assumptions used for valuation purposes are generally conservative. Currently the valuations of each of the pension plans assume a long-term annual rate of return on fund assets of 6.50 per cent and a long-term salary escalation rate of 3.75 per cent.

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the initial obligations represent the accrued liabilities as the assets are constructed despite no cash outlay on the part of government.

As at March 31, 2014, taxpayer-supported entities have incurred $43.0 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have

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incurred $59.9 billion in contractual obligations, for a total of $102.9 billion in contract payments that will be made over the next up to 50 years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt; nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

Table 2.15    Taxpayer-supported Contractual Obligations

($ millions)	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20+	Total
Coastal ferry services agreement	193	194	194	194	194	8,536	9,505
Capital construction and maintenance P3s	785	600	329	276	286	5,195	7,471
Provincial policing contracts	363	331	331	331	331	4,307	5,994
Housing subsidy agreements	330	243	242	234	233	5,016	6,298
Program delivery agreements	1,940	540	489	154	142	1,381	4,646
Operating and maintenance agreements	701	544	405	355	322	672	2,999
Service delivery agreements	803	795	768	643	532	896	4,437
Capital and economic development agreements	448	247	172	133	122	498	1,620
	5,563	3,494	2,930	2,320	2,162	26,501	42,970

Taxpayer-supported contractual obligations can be grouped into eight categories (see Table 2.15) as follows:

•          Coastal ferry services agreement — annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•          Capital construction and maintenance P3s — the initial two years reflect accrued liabilities for projects under construction, the annual amounts smooth out in later years to reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•          Provincial policing contracts — annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•          Housing subsidy agreements — annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

•          Program delivery agreements — annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•          Operating and maintenance agreements — annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. Over three-fourths of this category relates to the road and bridge maintenance agreements with the Ministry of Transportation and Infrastructure.

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•          Service delivery agreements — annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•          Capital and economic development agreements — annual cost of agreements to build infrastructure, such as Columbia Basin Trust’s share of the Waneta expansion project, or to share economic benefits, such as First Nations agreements with the Ministry of Forests, Lands and Natural Resource Operations.

Almost all (94 per cent or $56.5 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2013/14 Public Accounts Audit Qualification

The Auditor General disagreed with BC’s Comptroller General on the application of Canadian GAAP in the 2013/14 Public Accounts towards reporting transfers received from the federal government and/or non-government sources for the purchase and construction of assets.

Rather than deferring the transfers and amortizing the amount to revenue on the same basis as the amortization of the related expenditure, the Auditor General advocates reporting transfers as revenue in the period the transfers are made, unless the transfer establishes a financial liability on the part of the recipient. The Comptroller General feels PSAB guidance still supports deferral in situations where use of the funds is externally restricted to expenditures of this nature.

As well, the Auditor General has accepted that TI Corp meets the accounting standard for being classified as a government business enterprise, a treatment not agreed to in previous audits.

Under the Auditor General’s approach to transfers, liabilities (i.e. deferred revenue) would have been reduced by $3.8 billion, and the surplus would have been $232 million higher. The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2013/14 Public Accounts.

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Part 3

Supplementary Information

— General Description of the Province
— Constitutional Framework
— Provincial Government
— Annual Financial Cycle
— Government’s Financial Statements
— Provincial Taxes

2014 Financial and Economic Review — July 2014

Part 3 — Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. BC’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

BC is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire BC coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of BC, which form an important transportation route for people and products.

The interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern BC—Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of BC’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal BC has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and far inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam (amabilis fir) in the wetter parts, and Douglas fir and grand fir in the drier areas.

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BC’s interior region has a mainly continental type of climate, although not as severe as that of the Canadian prairies. Considerable variation in climate occurs, especially in winter, as mild Pacific storms bring relief from cold spells. The southern interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20 degrees Celsius in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the north is short and variable. Lodgepole pine is the dominant tree of commercial value in the interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

BC is the third largest Canadian province in terms of population, which was estimated at 4.6 million persons—accounting for 13.3 per cent of Canadians on July 1, 2013. BC’s population grew at an average annual compound rate of 1.1 per cent between 2003 and 2013, equivalent to the annual growth rate of the overall Canadian population for the same period.

Greater Vancouver, a major Canadian shipping, manufacturing and services centre, had the largest urban population in BC with 2,451,783 persons in 2013. Victoria, the province’s capital, is located on Vancouver Island and its regional district had a population of 370,912 persons in 2013.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, BC was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, BC entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in BC until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the Lieutenant Governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, BC came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the BNA Act was renamed the Constitution Act, 1867 and its amendments were incorporated into the Constitution Act, 1982. The Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms, is companion legislation to the Canada Act, 1982. With the passage of the Canada Act, 1982, the British Parliament ended its legal right to legislate for Canada. Canada, as a federal state, divides legislative powers between the federal and provincial governments.

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Provincial Government

BC’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. BC, the first province in Canada to legislate fixed election dates, requires an election on the second Tuesday in May every four years. An election may also be called if the government loses a vote of confidence in the legislative assembly.

The legislature consists of the Lieutenant Governor and 85 elected members of the legislative assembly. The legislative assembly represents the people of BC in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the third Tuesday in February each year is reserved for the Budget Speech. After an election, a new budget must be tabled within 90 days of the post-election appointment of the Executive Council.

Executive

The executive is composed of the Lieutenant Governor and the executive council. The Lieutenant Governor, the Queen’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the Lieutenant Governor is appointed by the Governor General of Canada for a term usually lasting five years.

The Lieutenant Governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly. Following a general election, the Lieutenant Governor calls upon the leader of the political party with the largest number of elected members to serve as premier and to form the provincial government.

The Lieutenant Governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. Ministers are the head of government ministries, and are usually members of cabinet.

Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government. Deputy ministers are the chief operating officers of ministries and are appointed by cabinet. Deputy ministers are responsible for carrying out government policies and for managing the work of their ministries.

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Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as ‘‘common law,’’ and laws made by the Parliament of Canada and provincial legislatures. The judiciary is increasingly called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

BC’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court includes Small Claims, Adult Criminal, Youth and Family divisions. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction, for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, BC has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle1

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the Throne Speech and budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts in accordance with GAAP as set by a recognized standard setting organization and determined by Treasury Board (see page 53); publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the province. This process consists of four main stages.

1 Reflects the financial cycle for normal years.

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Chart 3.1    Financial Planning and Reporting Cycle Overview

Planning and Budget Preparation

Treasury Board, a committee of the Executive Council (i.e. Cabinet) reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and province-wide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the Legislative Assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the Legislative Assembly. Government’s strategic plan, service plans and a report on major capital projects (those where government contribution exceeds $50 million) must also

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be tabled in the Legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own Boards of Directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the Legislative Assembly and are reviewed by two committees of the Legislative Assembly (the Select Standing Committee on the Public Accounts and the Select Standing Committee on Crown corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance and revenue results achieved by the Ministers of State and the Minister of Finance. The Minister of Finance also presents to the Legislative Assembly plans, reports and statements related to the revenue-neutrality objectives of the Carbon Tax Act. In addition, at the same time as, or shortly after, the Public Accounts are tabled, ministries and most Crown corporations release their service plan reports detailing results for the previous fiscal year. A report on the government’s strategic plan is also presented.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

• ministries;

• service delivery agencies;

• the SUCH sector (school districts; universities; colleges, university colleges and institutes; and health authorities and hospital societies); and

• commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of service delivery agencies, the SUCH sector entities and commercial Crown corporations are recorded in their own financial statements, which are subject to audit by the Auditor General or by private sector auditors.

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The relationship between the Legislature and government’s service delivery agencies, including the SUCH sector, and commercial Crown corporations is guided by either legislation or governance agreements between the boards of directors and their responsible ministers. In general, government is moving towards adopting governance agreements as its primary guide for these relationships.

According to generally accepted accounting principles (GAAP) for senior governments as established by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants, the province’s financial reporting consolidates the financial results of all these entities into a single set of financial statements. The provincial government publishes its financial statements annually in the Public Accounts.

Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires all financial documents produced by the province under that legislation to fully comply with GAAP. Compliance with this requirement began with the February 2004 budget and was completed in the 2004/05 Public Accounts.

Under GAAP, the CRF must be converted from a net basis to provide gross revenues and expenses. Next, service delivery agencies are consolidated with the CRF on a line-by-line basis for both the income statement and balance sheet. Commercial Crown corporations2 and commercial subsidiaries owned by service delivery agencies are disclosed on a modified equity basis — i.e. their net income is reported as revenue and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government in preparing its own consolidated revenue fund financial statements, the service delivery agency financial statements are adjusted to conform to government’s accounting policies.

While PSAB GAAP makes specific pronouncements for fully consolidated entities, it prescribes adherence to International Financial Reporting Standards for entities consolidated on a modified equity basis. Modified equity means that there are no adjustments for differences between the accounting policies used by the entity being consolidated and the parent organization.

The government of British Columbia recently passed legislation that authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternate standard adopted by Treasury Board must come from other areas of Canadian GAAP, or from a widely-accepted accredited accounting standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). As authorized by the BTAA, Treasury Board mandated one variance from IFRS — the use of regulatory accounting by BC Hydro — to ensure financial reporting reflects the policy framework within which the Crown corporation operates.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2013/14 Public Accounts.

2 Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Summary of Tax Changes Announced in Budget 2014

Income Tax Act

BC Early Childhood Tax Benefit of $55 per Month per Child Under Six Years of Age Introduced

As announced in June Update 2013, effective April 1, 2015, the BC Early Childhood Tax Benefit is introduced. The refundable tax credit will provide $146 million annually to approximately 180,000 BC families with young children. Families will receive a maximum benefit of $55 per month, or $660 annually, for each child under the age of six.

The benefit will be administered through the federal Canada Child Tax Benefit system. Families can apply for the monthly benefit by applying for the Canada Child Tax Benefit. To be eligible, individuals must file their personal income tax returns.

The maximum benefit will be available to all eligible families with family net incomes up to $100,000. The benefit will start to phase out at $100,000 in annual family net income and will be fully phased out at $150,000. About 140,000 families will be eligible for the full benefit, while an additional 40,000 families with family net incomes over $100,000 will receive a partial benefit.

BC Mining Flow-Through Share Tax Credit Extended

As announced on January 27, 2014, the BC mining flow-through share tax credit is extended to the end of 2014.

Corporate Income Tax Preference for Credit Unions Phased Out

Under the federal and provincial income tax rules, credit unions receive preferential corporate income tax treatment by way of a lower tax rate on a portion of their income. As announced on March 20, 2013, the federal government is phasing out its preferential income tax treatment for credit unions over five years beginning in 2013.

The Act is amended to phase out the provincial preferential income tax treatment for credit unions over five years beginning in 2016.

Distant Location Tax Credit Extended to Capital Regional District

The Film and Television Production Regulation is amended to include the Capital Regional District (CRD) for purposes of the Distant Location Tax Credit. Effective for productions with principal photography beginning on or after February 19, 2014 the distant location tax credit applies in the CRD. This extension applies to both the Production Services Tax Credit and the Film Incentive BC tax credit.

Scientific Research and Experimental Development Tax Credit Extended

The British Columbia Scientific Research and Experimental Development Tax Credit is extended for an additional three years to September 1, 2017. The credit is available to eligible taxpayers that undertake eligible research and development activities in the province.

Medicare Protection Act

Medical Services Plan Premiums Increased and Premium Assistance Enhanced

Effective January 1, 2015, Medical Services Plan premiums are increased to help fund health care for British Columbians.

Maximum monthly premium rates will increase by about four per cent or $2.75 per month to a total of $72.00 for single persons, by $5.00 per month to a total of $130.50 for two person families and by $5.50 per month to a total of $144.00 for families of three or more persons.

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Also effective January 1, 2015, premium assistance is enhanced to ensure those receiving assistance will not be affected by the increase. Further details on the premium assistance enhancement will be available later in 2014.

Provincial Sales Tax Act

Exemption for Settler’s Effects Expanded

Effective February 19, 2014, the exemption for tangible personal property brought, sent or delivered into British Columbia by a new resident is expanded to include tangible personal property that enters British Columbia within one year from the date the individual becomes a resident of British Columbia.

The exemption requirements that the tangible personal property must have been owned by the individual for at least 30 days before the date the individual became a resident of British Columbia and must be for use solely for a non-business purpose remain the same.

Purchase Price of Accommodation Sold with Meals and Services for a Single Price Clarified

Effective February 19, 2014, if an accommodation provider only sells packages of accommodation, meals and services for a single price, regardless of the type of services provided or the type of the accommodation provider, the purchase price of that accommodation is the lesser of:

• 15 per cent of the total value of the consideration accepted by the accommodation provider, or

• $100 per day.

There is no change in the determination of the purchase price of accommodation if:

• the accommodation is only sold with meals, or

• the accommodation is sold with meals and services but is also available separately.

Multijurisdictional Vehicle Exit Tax Clarified

Effective April 1, 2013, the multijurisdictional vehicle exit tax is changed so that the tax is only payable when a vehicle, previously licensed under a licence to which a prorating agreement applies, is licensed for use solely within British Columbia.

A person who has paid the multijurisdictional vehicle exit tax in circumstances other than where the vehicle was licensed for use solely within British Columbia will be entitled to a refund of the exit tax paid.

Various Technical Amendments Made

A number of technical amendments are made for clarity and certainty.

The amendments clarify:

• various exemptions and refunds;

• the taxation of leases;

• the original purchase price of certain passenger vehicles subject to the one to three per cent surtax;

• the taxation of vehicles brought, sent or received in British Columbia and registered under vehicle registration legislation;

• the purchase price of software purchased with qualifying educational programs for a single price;

• tax payment agreements;

• the taxation of tangible personal property used to improve real property; and

• various other administrative matters.

The amendments also expand voluntary registration to include out of province businesses.

Carbon Tax Act and Motor Fuel Tax Act

Collector Appointments and Vendor Penalties Clarified

To facilitate vendor compliance with collector obligations, the director is authorized to appoint a vendor as a collector up to four

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years retroactively, to a date that is on or after the first day of the month in which the vendor’s first sale of fuel in British Columbia after its manufacture or importation occurred.

The penalties which may be imposed on a vendor who sells fuel before being appointed a collector are clarified to recognize retroactive collector appointments.

Assessment of Interest Clarified

The assessment of interest is clarified, particularly where before a notice of assessment is issued there is both a refund claim and an amount owing for the same period (consistent with similar provisions in the Provincial Sales Tax Act).

Tobacco Tax Act

Tobacco Tax Rates Increased

Effective April 1, 2014, the tax rate on cigarettes is increased from $44.60 to $47.80 per carton of 200 cigarettes, and the tax rate on fine-cut tobacco is increased from 22.3 cents per gram to 23.9 cents per gram.

Home Owner Grant Act

Home Owner Grant Phase-out Threshold Decreased

The threshold for the phase-out of the Home Owner Grant is decreased from $1,295,000 to $1,100,000 for the 2014 tax year. For properties valued above the threshold, the grant is reduced by $5 for every $1,000 of assessed value in excess of the threshold.

This threshold ensures that at least 93.8 per cent of homeowners are eligible for their full grant. Previously, the threshold was set so that at least 95 per cent of homeowners were eligible for their full grant.

School Act

Provincial Residential School Property Tax Rates Set

The longstanding rate setting policy is that average residential school property taxes, before application of the Home Owner Grant, increase by the previous year’s provincial inflation rate. This rate setting policy has been in place since 2003 and will continue in 2014. The rates will be set when revised assessment roll data are available in the spring.

Provincial Non-Residential School Property Tax Rates Set

A single province-wide school tax rate is set for each of the non-residential property classes. Consistent with longstanding policy, the rates for 2014, except the rate for the industrial property classes, will be set so that non-residential school tax revenue will increase by inflation plus new construction. This general approach to setting non-residential school tax rates has been in place since 2005. The rates will be set when revised assessment roll data are available in the spring.

The exceptions to the general rate setting policy are the industrial property classes. The major industry class tax rate and the light industry class tax rate will be set to be the same rate as the business class tax rate, consistent with the policy announced in Budget 2008.

Taxation (Rural Area) Act

Provincial Rural Area Property Tax Rates Set

A single rural area residential property tax rate applies province-wide. The longstanding rate setting policy that average residential rural property taxes increase by the previous year’s provincial inflation rate will continue for 2014.

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Consistent with longstanding policy, non-residential rural area property tax rates will be set so that total non-residential rural area tax revenue will increase by inflation plus new construction. The rates will be set when revised assessment roll data are available in the spring.

Land Tax Deferment Act

Deferment Programs Amended to Allow Granting of Easements

Under the property tax deferment programs, eligible homeowners can defer property taxes until the home is sold, transferred to a new owner or becomes part of an estate, if they meet a minimum equity requirement. Currently, repayment of deferred taxes is required if the property becomes subject to an easement, statutory right of way or similar interest.

Effective on Royal Assent, the Act is amended to allow the deferment to continue when the property becomes subject to an easement, statutory right of way or similar interest if the homeowner continues to meet the minimum equity requirements of the program.

Ports Property Tax Act

Tax Rate Cap Made Permanent

As announced in Budget 2012, the Act is amended to extend the municipal tax rate caps on designated port property and new improvements past 2018, to remove the condition that new improvements under the Act must be added to an assessment roll before 2019, and to extend the provisions for compensation to municipalities.

University Act

Exemption from Property Tax for Affiliated Colleges Clarified

Effective on Royal Assent, the Act is amended to confirm that property (i.e. land and improvements) of a university that is leased to a college affiliated with the university is exempt from property taxation so long as it is held for college purposes.

The exemption is retroactive to the extent necessary to give it effect for the 2014 taxation year.

Regent College Act

Exemption from Property Tax Clarified

Effective on Royal Assent, the Act is amended to provide an exemption from property tax for property of Regent College so long as the property is occupied by the College and used by it for educational purposes. This is consistent with the exemption the College received when it was located on property of a university and with the exemptions for other private theological colleges.

The exemption is retroactive to the extent necessary to give it effect for the 2014 taxation year.

Property Transfer Tax Act

First Time Home Buyers’ Threshold Increased

Effective for registrations on or after February 19, 2014, the fair market value threshold for eligible residential property under the First Time Home Buyers’ Program is increased to $475,000 from $425,000. The partial exemption continues and now applies to homes valued between $475,000 and $500,000.

With this change, eligible first time home buyers can save up to $7,500 in property transfer tax on the purchase of their home.

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Table 3.1    Provincial Taxes (as of July 2014)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Income — Income Tax Act	Taxable Income (1) Corporate.	The general corporate income tax rate increased from 10% to 11% of taxable income effective April 1, 2013. The small business corporate income tax rate is 2.5%.

The Canada Revenue Agency administers BC’s personal and corporate taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, book publishing tax credit and the film tax credits. In addition, the political contributions tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

(2) Personal.

Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7% and 16.8% corresponding to tax brackets of up to $37,606, $37,606.01 to $75,213, $75,213.01 to $86,354, $86,354.01 to $104,858, $104,858.01 to $150,000 and over $150,000.

The top rate of 16.8%, which is applied to taxable income over $150,000, is a temporary measure for the 2014 and 2015 tax years only.

BC provides a set of non-refundable credits similar to most federal non-refundable credits.

BC Family Bonus is combined with the federal government’s Canada Child Tax Benefit in a single monthly payment to families. Tax credits include training tax credits, political contributions tax credit, BC Low Income Climate Action Tax Credit, BC Sales Tax Credit, the mining flow-through share tax credit and venture capital tax credits.

Real Property Transfers — Property Transfer Tax Act	Fair market value of property or interest in property transferred; for presold strata units purchased at arm’s length, total consideration for the strata unit.	1% on the first $200,000 of value transferred and 2% on amounts in excess of $200,000.

Exemptions include: transfers of principal residences, recreational residences and family farms to related individuals; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases less than 31 years in duration. A number of technical exemptions are also provided. Eligible first time home-buyers are exempt from tax on transfers of eligible properties.

BC Transition Tax on New Housing— New Housing Transition Tax and Rebate Act

Taxable sales of new housing or an interest in new housing by a builder, or a builder’s self- supply of new housing, where (a) the GST (rather than the HST) becomes payable on the sale or self-supply on or after April 1, 2013 and before April 2015, and (b) the construction or substantial renovation of the housing was 10% or more complete before April 1, 2013.

The tax is generally 2% of the consideration. A rebate may available to some builders of new housing that is subject to the tax.

The BC Transition Tax and Rebate are temporary measures to ease the transition from the HST to the PST. They are designed to help ensure that the amount of tax payable in respect of a new home during the transition, regardless of when construction begins, is comparable to the amount of tax payable in respect of a home fully constructed under the PST.

Retail Sales Tax Provincial Sales Tax Act	Purchase and lease of tangible personal property Purchase of software, accommodation, related services, telecommunication services and legal services Gifts of vehicles, boats and aircraft	General rate 7% Liquor 10% Accommodation 8% Vehicles 7 to 12% Boats and aircraft 7% or 12% Manufactured buildings reduced rate of tax.

Collected through businesses required to be registered under the Act and paid by purchasers and lessees.

Major consumer exemptions include, but are not limited to:

•                  Food for human consumption (all food including prepared food)

•                  Residential energy

•                  Children’s clothing and footwear(child-sized clothing and adult-sized clothing for children under 15 years of age)

•                  Basic cable and residential land-line telephone services

•                  Vitamins, drugs, and household medical aids

Major business exemptions include, but are not limited to:

•                  Goods acquired solely for re-sale or re-lease

•                  Goods purchased to be incorporated into goods for sale or lease

•                  Certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations.

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Table 3.1    Provincial Taxes (as of July 2014) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Tobacco — Tobacco Tax Act	By cigarette, cigar retail price, and weight on other tobacco products.	23.9 cents per cigarette or tobacco stick and per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.

Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.

Carbon Dioxide Equivalent Emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use or, in certain circumstances, transfer or importation of

•                  Aviation Fuel

•                  Gasoline

•                  Heavy Fuel Oil

•                  Jet Fuel

•                  Kerosene

•                  Light Fuel Oil

•                  Methanol (not produced from biomass)

•                  Naphtha

•                  Butane

•                  Coke Oven Gas

•                  Ethane

•                  Pentane Plus

•                  Gas Liquids

•                  Natural Gas

•                  Propane

•                  Refinery Gas

•                  High Heat Value Coal

•                  Low Heat Value Coal

•                  Coke

•                  Petroleum Coke

•                  Also combustion of peat and tires (whole or shredded) when used to produce heat or energy (combustibles).

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible.

Tax rates effective July 1, 2012 are equivalent to $30 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include fuels which are exported for use outside of British Columbia, fuel used for certain non-energy purposes, and fuel used for eligible inter-jurisdictional transportation because the resulting emissions are generally not considered as domestic emissions under the federal National Inventory Report. There are also minor exemptions similar to exemptions in other consumption tax Acts for administrative and technical reasons.

Motor Fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. Qualifying persons with disabilities who own or lease a vehicle are entitled to refunds of provincial tax paid up to an annual maximum of $500. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

2014 Financial and Economic Review — July 2014

Part 3 — Supplementary Information

Table 3.1    Provincial Taxes (as of July 2014) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor Fuel — Motor Fuel Tax Act (continued)	Clear gasoline	General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 25.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

	Motive fuel.	General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).	Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels. Refunds of 0.5 cents per litre are available for motive fuel used in private passenger vehicles.

South Coast BC Transportation Service Region: 26 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 17 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 18.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 3.5 cents per litre collected on behalf of BC Transit).

	Alternative motor fuels. (Natural Gas, , Hydrogen, Methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.
	Coloured fuel, marine diesel fuel.	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Bona fide farmers are exempt from paying the tax when fuel is used for farming purposes. Farm vehicles with A or G license plates are allowed to use tax-exempt coloured fuel for farming purposes on a highway.

	Locomotive fuel.	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

2014 Financial and Economic Review — July 2014

Part 3 — Supplementary Information

Table 3.1    Provincial Taxes (as of July 2014) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Motor Fuel — Motor Fuel Tax Act (continued)	Propane	2.7 cents per litre

Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling or used by qualifying farmers solely for a farm purpose and for small containers of propane.

	Aviation fuel.	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	Jet fuel.	2 cents per litre. Exempt for international flights.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	Natural gas used in stationary engines.	7% of price if purchased. 1.1 cents per 810.32 litres if used but not purchased.	Tax applies to natural gas used in stationary engines other than pipeline compressors.

	Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.	Tax applies to natural gas used in a stationary engine at a pipeline compressor station.

	Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt

	Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	Marine bunker.	Exempt	Exemption applies to bunker fuel, or a combination of bunker and other fuels used as fuel in a ship.

	Marine gas oil.	Exempt	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in BC.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Net income from logging after deducting non-forestry income and a processing allowance.

— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land.

—Mineral Tax Act	Cash flow from individual metal and coal mines (other than placer gold mines).	2% of net current proceeds (NCP). 13% of net revenue (NR).

Tax calculated on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. NR tax paid thereafter on cumulative cash flow. NCP tax creditable against NR tax.

	Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.	$0.15 per tonne removed from all quarries operated.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

	Value of minerals sold by placer gold mines.	0.5% of value of minerals sold.

Insurance — Insurance Premium Tax Act	BC premiums.	4.4% for vehicle and property insurance; 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance, and 7% for all contracts with unlicensed insurers.

Exemptions — benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans.

2014 Financial and Economic Review — July 2014

Part 3 — Supplementary Information

Table 3.1    Provincial Taxes (as of July 2014) — Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions

Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually as a percentage of assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For 2014, the rates were set so that total non- residential rural tax revenues increase by inflation plus new construction. For 2014, the rates are 0.052% for farms; 0.056% for managed forest lands; 0.056% for residential; 0.094% for recreational property/non-profit organizations; 0.291% for light industry, business and other property not contained in any other class; 0.382% for utilities; 0.534% for major industry and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Residential school tax — School Act	Assessed value of residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually to increase average gross residential taxes by the rate of inflation. The rates vary by school district. For 2014 rates range from about 0.118% to 0.557%.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. School districts may levy additional tax on residential class property if authorized by local referendum. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district.

Non-residential school tax — School Act	Assessed value of non- residential land and improvements. Assessment determined under the Assessment Act.

Rates are set annually. For 2014, except for the major and light industry property classes, the rates are set so that total non-residential school tax revenues increase by inflation plus new construction. The major industry property class rate is set to be the same as the business property class rates.

For 2014 the rates are 0.34% for recreational property/non- profit organizations; 0.24% for managed forest land; 0.69% for farms; 0.60% for light industry, major industry, business and other property not contained in any other class 1.36% for utilities and 0.01% for supportive housing.

Some exemptions apply under various statutes.

Effective for the 2009 and subsequent taxation years, an Industrial Property Tax Credit was introduced to reduce provincial school property tax on major industrial (class 4) and light industrial (class 5) properties. The rate is 60% for 2011 and subsequent taxation years. The Industrial Property Tax Credit applies to British Columbia manufacturing, mining, forestry and other major and light industries.

In Budget 2013, government announced its intention to phase out the Industrial Property Tax Credit for light industrial properties over two years. In 2013 the benefit of the credit for class 5 was halved through the setting of the class 5 school tax rate. The credit was completely phased out in Budget 2014.

Effective in 2011, a 50% Provincial Farm Land Property Tax Credit reduces the provincial school property tax on farm land (class 9).

Police Tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.

Rates are set annually to raise up to 50% of the cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

Basic rates are calculated using a formula that moderates the effect of variations in assessed value in the province by adjusting for population. Adjustments are made to the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the rural area property tax. Adjustments are also made to account for traffic fine revenue sharing and for payments in lieu of taxes from the federal and provincial governments.

2014 Financial and Economic Review — July 2014

Part 3 – Supplementary Information

Table 3.2  Interprovincial Comparisons of Tax Rates — 2014

(Rates known and in effect as of July 1, 2014)

Tax	British Columbia	Alberta	Saskat- chewan	Manitoba	Ontario	Quebec	New Brunswick	Nova Scotia	Prince Edward Island	New- foundland
Corporation income tax (per cent of taxable income)
General rate	11	10	12	12	11.5	11.9	12	16	16	14
Manufacturing rate [1]	11	10	10	12	10	11.9	12	16	16	5
Small business rate	2.5	3	2	0	4.5	8	4.5	3	4.5	4
Small business threshold ($000s)	500	500	500	425	500	500	500	350	500	500
Corporation capital tax
Non-financial	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Financial	Nil	Nil	.7/3.25	5.0	Nil	Nil	4.0	4.0	5.0	4.0
Health care premiums/month [2]
Individual/family	69.25/138.5	Nil	Nil	Nil	Nil	up to	Nil	Nil	Nil	Nil
						83/167
Payroll tax (per cent) [3]	Nil	Nil	Nil	2.15	1.95	4.26	Nil	Nil	Nil	2.0
Insurance premium tax (per cent) [4]	2-4.4	2-3	3-4	2-3	2-3.5	2-3	2-3	3-4	3.5	4
Fuel tax (cents per litre) [5]
Gasoline	21.17	9.0	15.0	14.0	24.4	31.5	23.0	27.4	23.9	26.3
Diesel	22.67	9.0	15.0	14.0	23.6	32.4	28.9	26.9	30.7	26.3
Sales tax (per cent) [6]
General rate	7	Nil	5	8	8	9.975	8	10	9	8
Tobacco tax (dollars per carton of 200 cigarettes) [7]	47.80	40.00	55.00	66.64	34.19	29.80	45.04	56.75	53.55	54.76

1 In British Columbia (and some other provinces) the general rate applies to income from manufacturing and processing.

2 British Columbia has a two-person rate of $125.50; rates will increase effective January 1, 2015 to $72.00 per month for single persons, $130.50 for two-person families, and $144.00 for families of three or more persons. British Columbia provides premium assistance in the form of lower rates or an exemption from premiums for lower income individuals and families. Quebec levies a health contribution that varies with income. Quebec’s health contribution is capped at $150 annually per adult for modest income earners and increases to a maximum of $1,000 annually per adult for high income earners. Ontario levies a health premium as part of its provincial personal income tax system.

3 Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec also levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions.

4 The lower rate applies to premiums for life, sickness and accident insurance; the higher rate applies to premiums for property insurance including automobile insurance. In Ontario, Quebec and Newfoundland and Labrador specific sales taxes also apply to insurance premiums, except those related to individual life and health.

5 Tax rate is for regular fuel used on highways and includes all provincial taxes payable by consumers at the pump. The British Columbia rate includes 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 6.67 cents per litre for gasoline and 7.67 cents per litre for diesel. The British Columbia rates do not include regional taxes that effectively increase the gasoline and diesel tax rates by 11 cents per litre in the South Coast British Columbia transportation service region and by 3.5 cents per litre in the Capital Regional District. The tax rates for Ontario, Quebec, New Brunswick, Nova Scotia, Newfoundland and Labrador and Prince Edward Island include provincial sales tax based on average pump prices as of July 2014.

6 The rates shown are statutory rates. Ontario, Quebec, Nova Scotia, New Brunswick, Newfoundland and Labrador and Prince Edward Island have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation. In its 2013/14 budget, Nova Scotia committed to reduce the provincial portion of their HST by one point in 2014 and a further point in 2015.

7 Includes estimated provincial sales tax in all provinces except Alberta, British Columbia and Quebec.

2014 Financial and Economic Review — July 2014

Appendix 1

Economic Review

Supplementary Tables

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.1A Aggregate and Labour Market Indicators

			Real GDP	Primary	Gross fixed	Business			Unemployment
	Population [1]	Nominal GDP	(chained)	household income	capital formation	incorporations	Labour force	Employment	rate
	(thousands)	($ millions)	($2007 millions)	($ millions)	($ millions)	(number)	(thousands)	(thousands)	(per cent)
1982	2,877	45,986	93,159	34,412	11,063	—	1,427	1,253	12.1
1983	2,908	48,587	93,751	34,600	10,905	—	1,446	1,245	13.9
1984	2,947	50,977	94,582	36,250	10,725	—	1,465	1,245	15.0
1985	2,975	54,753	101,117	38,907	11,575	—	1,493	1,280	14.3
1986	3,004	57,627	101,840	41,140	11,013	—	1,526	1,332	12.7
1987	3,049	63,713	108,212	44,859	12,608	—	1,567	1,378	12.1
1988	3,115	70,853	114,724	49,701	15,211	—	1,599	1,435	10.3
1989	3,197	77,178	118,401	55,863	18,750	—	1,659	1,508	9.1
1990	3,292	81,074	120,153	61,800	19,394	19,550	1,703	1,560	8.4
1991	3,374	83,638	120,424	64,261	19,285	18,528	1,751	1,578	9.9
1992	3,469	89,168	123,754	67,144	20,550	20,406	1,800	1,617	10.1
1993	3,568	95,761	129,522	69,756	21,437	22,955	1,848	1,668	9.7
1994	3,676	102,262	133,172	73,291	24,402	25,774	1,918	1,743	9.1
1995	3,777	107,745	136,607	77,112	23,079	23,846	1,951	1,786	8.5
1996	3,874	111,108	140,114	79,356	22,789	23,237	1,986	1,813	8.7
1997	3,949	116,727	144,305	82,043	24,820	22,958	2,032	1,860	8.5
1998	3,983	117,872	146,112	84,255	23,173	20,759	2,038	1,858	8.8
1999	4,011	123,150	150,649	87,742	23,280	21,009	2,064	1,894	8.3
2000	4,039	133,724	157,515	92,434	24,151	21,388	2,080	1,931	7.2
2001	4,077	135,884	158,509	95,037	26,195	19,474	2,081	1,920	7.7
2002	4,100	140,525	164,116	99,054	26,818	20,987	2,134	1,953	8.5
2003	4,124	148,540	168,011	102,647	29,095	22,531	2,172	1,998	8.0
2004	4,155	161,114	174,591	109,425	34,336	24,703	2,190	2,033	7.2
2005	4,196	173,641	183,235	116,594	39,442	30,937	2,221	2,092	5.8
2006	4,242	186,772	191,101	127,737	45,677	33,273	2,255	2,147	4.8
2007	4,291	197,072	197,072	134,986	49,131	34,036	2,322	2,223	4.3
2008	4,349	203,951	199,270	139,718	52,263	30,085	2,376	2,266	4.6
2009	4,411	195,966	194,214	138,117	45,950	26,431	2,403	2,218	7.7
2010	4,466	205,996	200,628	142,110	49,127	30,305	2,443	2,257	7.6
2011	4,499	215,148	205,958	149,692	51,172	30,853	2,458	2,275	7.5
2012	4,543	219,994	208,961	156,175	54,871	31,066	2,479	2,313	6.7
2013	4,582	n/a	n/a	n/a	n/a	32,225	2,471	2,308	6.6
(annual percentage change)
1983	1.1	5.7	0.6	0.5	(1.4)	—	1.3	(0.7)	1.8
1984	1.4	4.9	0.9	4.8	(1.7)	—	1.3	0.0	1.1
1985	0.9	7.4	6.9	7.3	7.9	—	1.9	2.8	(0.7)
1986	1.0	5.2	0.7	5.7	(4.9)	—	2.2	4.1	(1.6)
1987	1.5	10.6	6.3	9.0	14.5	—	2.7	3.4	(0.6)
1988	2.2	11.2	6.0	10.8	20.6	—	2.0	4.1	(1.8)
1989	2.6	8.9	3.2	12.4	23.3	—	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.6	3.4	—	2.6	3.4	(0.7)
1991	2.5	3.2	0.2	4.0	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.6	2.8	4.5	6.6	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.9	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.8	2.8	5.1	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.2	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.6	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.1	3.0	3.4	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.3	2.7	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.5	3.1	4.1	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.3	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.6	0.6	2.8	8.5	(8.9)	0.0	(0.6)	0.5
2002	0.6	3.4	3.5	4.2	2.4	7.8	2.6	1.7	0.8
2003	0.6	5.7	2.4	3.6	8.5	7.4	1.8	2.3	(0.5)
2004	0.8	8.5	3.9	6.6	18.0	9.6	0.8	1.7	(0.8)
2005	1.0	7.8	5.0	6.6	14.9	25.2	1.5	2.9	(1.4)
2006	1.1	7.6	4.3	9.6	15.8	7.6	1.5	2.6	(1.0)
2007	1.2	5.5	3.1	5.7	7.6	2.3	3.0	3.5	(0.5)
2008	1.4	3.5	1.1	3.5	6.4	(11.6)	2.4	2.0	0.3
2009	1.4	(3.9)	(2.5)	(1.1)	(12.1)	(12.1)	1.1	(2.1)	3.1
2010	1.3	5.1	3.3	2.9	6.9	14.7	1.7	1.7	(0.1)
2011	0.7	4.4	2.7	5.3	4.2	1.8	0.6	0.8	(0.1)
2012	1.0	2.3	1.5	4.3	7.2	0.7	0.9	1.7	(0.8)
2013	0.9	—	—	—	—	3.7	(0.3)	(0.2)	(0.1)

1 As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011 and non-permanent residents.

Sources: Statistics Canada (CANSIM tables 051-0005, 384-0038, 384-0040, 282-0002 - accessed June 2014) and BC Stats, based on federal, provincial and industry data.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	BC	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[2]
1982	57.3	56.6	—	26,496	11,963	10,675	15.8	81.1	18.0
1983	60.4	59.7	—	27,018	11,900	10,687	11.2	81.1	13.2
1984	62.8	62.1	—	27,811	12,300	11,254	12.1	77.2	13.6
1985	64.8	64.0	—	29,101	13,077	11,922	10.6	73.2	12.1
1986	66.7	66.2	—	30,339	13,697	12,350	10.5	72.0	11.2
1987	68.7	68.2	—	32,837	14,714	13,156	9.5	75.4	11.2
1988	71.2	70.6	—	36,110	15,957	14,092	10.8	81.3	11.6
1989	74.4	73.8	—	40,296	17,475	15,343	13.3	84.5	12.1
1990	78.4	77.8	—	44,216	18,772	16,153	14.1	85.7	13.4
1991	82.6	81.9	—	46,296	19,047	16,572	9.9	87.3	11.1
1992	84.8	84.3	—	48,924	19,357	16,759	7.5	82.7	9.5
1993	87.8	87.3	—	51,312	19,552	17,161	5.9	77.5	8.8
1994	89.5	89.1	—	53,972	19,937	17,343	6.9	73.2	9.5
1995	91.6	91.3	—	56,768	20,414	17,575	8.6	72.9	9.2
1996	92.4	92.1	—	58,517	20,483	17,486	6.1	73.3	7.9
1997	93.1	92.6	612.55	60,569	20,778	17,665	5.0	72.2	7.1
1998	93.4	93.0	620.99	61,849	21,153	17,904	6.6	67.4	6.9
1999	94.4	93.9	628.12	63,797	21,873	18,728	6.4	67.3	7.6
2000	96.1	96.0	639.18	68,126	22,884	19,379	7.3	67.3	8.4
2001	97.7	97.8	648.31	69,851	23,311	20,019	5.8	64.6	7.4
2002	100.0	100.0	668.75	72,549	24,159	21,133	4.2	63.7	7.0
2003	102.2	102.0	684.22	75,122	24,891	21,705	4.7	71.4	6.4
2004	104.2	104.0	687.15	80,104	26,336	22,783	4.0	76.8	6.2
2005	106.3	106.0	704.71	85,308	27,789	23,727	4.4	82.5	6.0
2006	108.1	108.0	725.80	93,513	30,115	25,737	5.8	88.2	6.7
2007	110.0	110.2	747.06	98,216	31,458	26,827	6.1	93.1	7.1
2008	112.3	112.8	777.88	102,192	32,123	28,099	4.7	93.7	7.1
2009	112.3	112.9	797.85	100,335	31,314	27,963	2.4	87.6	5.6
2010	113.8	114.9	822.81	102,467	31,821	28,580	2.6	97.1	5.6
2011	116.5	117.5	837.37	106,804	33,271	29,618	3.0	101.1	5.4
2012	117.8	119.0	854.34	111,237	34,375	30,474	3.0	100.1	5.3
2013	117.7	119.2	882.02	n/a	n/a	n/a	3.0	97.1	5.2
(annual percentage change)
1983	5.4	5.5	—	2.0	(0.5)	0.1	(4.6)	0.1	(4.8)
1984	4.0	4.0	—	2.9	3.4	5.3	0.9	(3.9)	0.4
1985	3.2	3.1	—	4.6	6.3	5.9	(1.5)	(4.0)	(1.5)
1986	2.9	3.4	—	4.3	4.7	3.6	(0.1)	(1.3)	(0.9)
1987	3.0	3.0	—	8.2	7.4	6.5	(1.0)	3.4	(0.0)
1988	3.6	3.5	—	10.0	8.4	7.1	1.3	5.8	0.5
1989	4.5	4.5	—	11.6	9.5	8.9	2.5	3.2	0.4
1990	5.4	5.4	—	9.7	7.4	5.3	0.7	1.2	1.3
1991	5.4	5.3	—	4.7	1.5	2.6	(4.1)	1.6	(2.2)
1992	2.7	2.9	—	5.7	1.6	1.1	(2.5)	(4.5)	(1.6)
1993	3.5	3.6	—	4.9	1.0	2.4	(1.5)	(5.2)	(0.7)
1994	1.9	2.1	—	5.2	2.0	1.1	0.9	(4.3)	0.8
1995	2.3	2.5	—	5.2	2.4	1.3	1.8	(0.4)	(0.4)
1996	0.9	0.9	—	3.1	0.3	(0.5)	(2.6)	0.5	(1.2)
1997	0.8	0.5	—	3.5	1.4	1.0	(1.1)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.1	1.8	1.4	1.6	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.1	3.4	4.6	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	6.8	4.6	3.5	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.5	1.9	3.3	(1.5)	(2.8)	(0.9)
2002	2.4	2.2	3.2	3.9	3.6	5.6	(1.6)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.5	3.0	2.7	0.5	7.7	(0.6)
2004	2.0	2.0	0.4	6.6	5.8	5.0	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.6	6.5	5.5	4.1	0.4	5.7	(0.2)
2006	1.7	1.9	3.0	9.6	8.4	8.5	1.4	5.6	0.7
2007	1.8	2.0	2.9	5.0	4.5	4.2	0.3	4.9	0.4
2008	2.1	2.4	4.1	4.0	2.1	4.7	(1.4)	0.6	(0.0)
2009	—	0.1	2.6	(1.8)	(2.5)	(0.5)	(2.3)	(6.1)	(1.4)
2010	1.3	1.8	3.1	2.1	1.6	2.2	0.2	9.5	(0.0)
2011	2.4	2.3	1.8	4.2	4.6	3.6	0.4	4.0	(0.2)
2012	1.1	1.3	2.0	4.2	3.3	2.9	—	(1.0)	(0.1)
2013	(0.1)	0.1	3.2	—	—	—	—	(3.0)	(0.1)

1 Data prior to 1997 are not available.

2 The most typical of those offered by the major chartered banks

Sources: Statistics Canada (CANSIM tables 326-0020, 282-0072, 384-0040, 176-0043, 176-0064 - accessed June 2014) and BC Stats, based on federal, provincial and industry data.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	Tourism	High-tech	BC product
	shipments	Retail sales	starts	building permits	GDP[1]	GDP[1]	exports
	($ millions)	($ millions)	(number)	($ millions)	($ millions)	($ millions)	($ millions)
1982	—	—	19,807	1,026	—	—	12,353
1983	—	—	22,607	775	—	—	13,244
1984	—	—	16,169	827	—	—	15,748
1985	—	—	17,969	812	—	—	13,591
1986	—	—	20,687	912	—	—	13,033
1987	—	—	28,944	999	—	—	15,883
1988	—	—	30,487	1,647	—	—	17,405
1989	—	—	38,894	1,812	—	—	17,775
1990	—	—	36,720	1,833	—	—	16,607
1991	—	25,022	31,875	1,803	—	—	15,253
1992	24,398	26,194	40,621	2,082	—	—	16,336
1993	26,583	28,463	42,807	1,944	—	—	19,034
1994	30,333	31,770	39,408	1,772	—	—	22,856
1995	34,207	34,219	27,057	1,966	—	—	26,874
1996	32,932	34,775	27,641	1,957	—	—	25,717
1997	33,496	36,591	29,351	1,960	—	—	26,699
1998	31,757	35,762	19,931	2,022	—	—	25,942
1999	36,679	36,373	16,309	2,104	—	—	29,044
2000	40,699	38,435	14,418	2,089	—	—	33,640
2001	38,303	40,719	17,234	2,125	—	—	31,680
2002	38,610	43,265	21,625	1,771	—	—	28,828
2003	39,772	44,421	26,174	1,880	—	—	28,265
2004	41,607	47,219	32,925	2,070	—	—	31,008
2005	42,883	49,380	34,667	3,212	—	—	34,167
2006	44,480	53,136	36,443	3,921	—	—	33,466
2007	42,418	56,936	39,195	3,933	6,840	12,497	31,524
2008	39,435	57,794	34,321	3,678	6,855	12,783	33,124
2009	32,964	55,288	16,077	3,139	6,815	12,520	25,240
2010	35,702	58,251	26,479	3,018	7,295	12,777	28,646
2011	38,226	60,090	26,400	3,136	7,455	14,989	32,671
2012	38,914	61,255	27,465	4,048	7,585	15,482	31,484
2013	40,118	62,734	27,054	3,108	n/a	n/a	33,457
(annual percentage change)
1983	—	—	14.1	(24.5)	—	—	7.2
1984	—	—	(28.5)	6.7	—	—	18.9
1985	—	—	11.1	(1.7)	—	—	(13.7)
1986	—	—	15.1	12.3	—	—	(4.1)
1987	—	—	39.9	9.6	—	—	21.9
1988	—	—	5.3	64.9	—	—	9.6
1989	—	—	27.6	10.0	—	—	2.1
1990	—	—	(5.6)	1.2	—	—	(6.6)
1991	—	—	(13.2)	(1.6)	—	—	(8.2)
1992	—	4.7	27.4	15.5	—	—	7.1
1993	9.0	8.7	5.4	(6.7)	—	—	16.5
1994	14.1	11.6	(7.9)	(8.9)	—	—	20.1
1995	12.8	7.7	(31.3)	11.0	—	—	17.6
1996	(3.7)	1.6	2.2	(0.4)	—	—	(4.3)
1997	1.7	5.2	6.2	0.1	—	—	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	—	—	(2.8)
1999	15.5	1.7	(18.2)	4.0	—	—	12.0
2000	11.0	5.7	(11.6)	(0.7)	—	—	15.8
2001	(5.9)	5.9	19.5	1.7	—	—	(5.8)
2002	0.8	6.3	25.5	(16.6)	—	—	(9.0)
2003	3.0	2.7	21.0	6.1	—	—	(2.0)
2004	4.6	6.3	25.8	10.1	—	—	9.7
2005	3.1	4.6	5.3	55.2	—	—	10.2
2006	3.7	7.6	5.1	22.1	—	—	(2.1)
2007	(4.6)	7.2	7.6	0.3	—	—	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	0.2	2.3	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	(0.6)	(2.1)	(23.8)
2010	8.3	5.4	64.7	(3.9)	7.0	2.1	13.5
2011	7.1	3.2	(0.3)	3.9	2.2	17.3	14.1
2012	1.8	1.9	4.0	29.1	1.7	3.3	(3.6)
2013	3.1	2.4	(1.5)	(23.2)	—	—	6.3

1 Data prior to 2007 are not available.

Sources: Statistics Canada (CANSIM Tables 304-0015, 080-0020, 027-0008, 026-0003 - accessed July 2014) and BC Stats, based on federal, provincial and industry data.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.1D Commodity Production Indicators

	Lumber	Timber scale	Pulp	Newsprint, etc	Oil & natural	Coal	Solid mineral	Electric pwr	Farm cash	Landed value of
	production	data	shipments	production	gas production	production	shipments	generated	receipts	seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1982	23,855	—	2,662	1,862	—	11,769	2,037	48,238	962	241
1983	30,773	—	3,221	2,120	—	11,717	2,078	47,213	917	210
1984	30,884	—	2,836	2,082	—	20,771	2,429	52,369	1,005	243
1985	32,994	76,869	3,298	2,481	—	22,993	2,524	59,126	1,061	378
1986	31,468	77,503	3,628	2,629	—	20,361	2,512	50,759	1,106	405
1987	37,336	90,592	4,136	2,762	—	21,990	2,896	63,066	1,122	455
1988	36,736	86,808	4,141	2,845	—	24,942	3,325	60,943	1,206	573
1989	35,952	86,793	4,189	2,834	585	24,800	3,344	57,655	1,255	513
1990	33,514	78,045	3,547	2,992	902	24,557	3,092	60,662	1,299	559
1991	31,406	73,449	4,014	2,667	858	24,965	2,950	62,981	1,342	492
1992	33,396	73,937	3,825	2,708	890	17,173	2,577	64,058	1,404	533
1993	33,935	79,232	4,040	3,110	1,089	20,633	2,415	58,774	1,446	605
1994	33,671	75,639	4,763	2,983	1,270	22,583	2,632	61,015	1,538	728
1995	32,611	75,430	4,572	2,833	1,040	24,350	3,438	58,006	1,586	604
1996	32,671	73,099	4,390	2,801	1,333	25,422	3,004	71,765	1,706	590
1997	31,562	69,155	4,532	2,649	1,588	27,876	3,047	66,961	1,738	604
1998	30,238	65,451	4,462	2,567	1,574	24,868	2,893	67,710	1,780	547
1999	32,397	75,878	4,995	3,016	2,091	24,845	2,445	68,045	1,885	613
2000	34,346	76,009	5,152	3,126	4,783	25,682	2,891	68,241	2,024	667
2001	32,606	69,796	4,710	2,879	5,666	27,006	2,867	57,332	2,201	647
2002	35,501	75,208	4,477	2,900	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,762	2,919	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,724	2,976	6,784	27,313	3,740	60,496	2,360	635
2005	41,129	83,590	4,932	2,953	8,967	26,718	5,384	67,811	2,389	706
2006	41,198	80,350	4,736	3,019	7,148	23,161	5,991	62,021	2,346	788
2007	36,811	72,684	4,717	2,763	6,912	25,941	5,611	72,217	2,381	727
2008	28,263	61,137	4,021	2,514	9,240	26,163	7,403	65,854	2,522	718
2009	22,935	48,822	3,708	2,021	4,129	21,193	5,622	62,201	2,525	700
2010	26,831	63,336	4,277	1,677	4,433	26,040	7,166	59,477	2,505	873
2011	28,414	69,555	4,491	1,539	4,835	27,431	8,982	66,205	2,605	813
2012	29,164	68,066	4,486	1,453	3,386	28,777	7,826	69,783	2,769	669
2013	30,070	70,988	4,205	1,413	4,671	31,132	6,989	64,047	2,784	n/a
(annual percentage change)
1983	29.0	—	21.0	13.9	—	(0.4)	2.0	(2.1)	(4.7)	(12.9)
1984	0.4	—	(12.0)	(1.8)	—	77.3	16.9	10.9	9.6	15.7
1985	6.8	—	16.3	19.2	—	10.7	3.9	12.9	5.7	55.6
1986	(4.6)	0.8	10.0	6.0	—	(11.4)	(0.5)	(14.2)	4.2	7.1
1987	18.6	16.9	14.0	5.1	—	8.0	15.3	24.2	1.4	12.3
1988	(1.6)	(4.2)	0.1	3.0	—	13.4	14.8	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	1.2	(0.4)	—	(0.6)	0.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(15.3)	5.5	54.0	(1.0)	(7.5)	5.2	3.5	9.0
1991	(6.3)	(5.9)	13.2	(10.8)	(4.8)	1.7	(4.6)	3.8	3.3	(12.0)
1992	6.3	0.7	(4.7)	1.5	3.7	(31.2)	(12.6)	1.7	4.7	8.3
1993	1.6	7.2	5.6	14.8	22.4	20.1	(6.3)	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.9	(4.1)	16.6	9.5	9.0	3.8	6.4	20.3
1995	(3.1)	(0.3)	(4.0)	(5.0)	(18.1)	7.8	30.6	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(4.0)	(1.1)	28.2	4.4	(12.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	3.2	(5.4)	19.1	9.7	1.4	(6.7)	1.9	2.4
1998	(4.2)	(5.4)	(1.5)	(3.1)	(0.9)	(10.8)	(5.1)	1.1	2.4	(9.4)
1999	7.1	15.9	11.9	17.5	32.8	(0.1)	(15.5)	0.5	5.9	12.1
2000	6.0	0.2	3.1	3.6	128.7	3.4	18.2	0.3	7.4	8.8
2001	(5.1)	(8.2)	(8.6)	(7.9)	18.5	5.2	(0.8)	(16.0)	8.7	(3.0)
2002	8.9	7.8	(4.9)	0.7	(25.0)	(9.7)	(0.1)	13.3	(1.2)	2.6
2003	1.6	(0.4)	6.4	0.7	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.8)	2.0	8.9	18.4	29.5	(4.1)	5.0	(1.6)
2005	2.9	2.3	4.4	(0.8)	32.2	(2.2)	44.0	12.1	1.3	11.2
2006	0.2	(3.9)	(4.0)	2.2	(20.3)	(13.3)	11.3	(8.5)	(1.8)	11.6
2007	(10.6)	(9.5)	(0.4)	(8.5)	(3.3)	12.0	(6.3)	16.4	1.5	(7.7)
2008	(23.2)	(15.9)	(14.8)	(9.0)	33.7	0.9	31.9	(8.8)	5.9	(1.2)
2009	(18.9)	(20.1)	(7.8)	(19.6)	(55.3)	(19.0)	(24.1)	(5.5)	0.1	(2.5)
2010	17.0	29.7	15.3	(17.0)	7.4	22.9	27.5	(4.4)	(0.8)	24.8
2011	5.9	9.8	5.0	(8.2)	9.1	5.3	25.3	11.3	4.0	(7.0)
2012	2.6	(2.1)	(0.1)	(5.6)	(30.0)	4.9	(12.9)	5.4	6.3	(17.7)
2013	3.1	4.3	(6.3)	(2.8)	38.0	8.2	(10.7)	(8.2)	0.6	—

Sources: Statistics Canada (CANSIM Tables 303-0064, 135-0002, 127-0003, 002-0002 - accessed June 2014), Ministry of Forests, Lands and Natural Resource Operations, Ministry of Environment, Ministry of Natural Gas Development, Natural Resources Canada and BC Stats, based on federal, provincial and industry data.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

		General
	Household	Governements					Business
	Final	Final		Non-	Machinery	Intellectual	Gross Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Exports	Imports	Real GDP
	(millions of 2007 $, chained)
1982	50,602	23,166	5,932	7,030	1,947	429	14,379	29,076	26,308	93,159
1983	50,844	23,066	6,293	7,483	1,450	463	13,852	30,621	28,244	93,751
1984	52,180	22,682	5,982	6,483	1,557	554	13,230	32,848	30,611	94,582
1985	54,148	23,137	6,468	6,095	1,761	589	13,777	36,079	31,579	101,117
1986	55,262	23,489	7,125	4,742	1,677	575	13,006	37,977	32,729	101,840
1987	58,295	23,786	8,477	4,971	2,051	625	15,019	41,204	35,541	108,212
1988	61,169	25,155	9,446	5,957	2,752	806	18,140	43,531	38,506	114,724
1989	64,732	25,656	10,871	6,630	3,303	900	20,933	42,780	42,111	118,401
1990	67,444	26,547	11,059	6,449	3,337	1,118	21,224	42,350	43,948	120,153
1991	67,791	28,221	10,446	6,817	3,421	1,123	21,166	42,996	44,429	120,424
1992	69,866	29,234	12,842	5,327	3,415	1,120	22,043	45,300	46,572	123,754
1993	72,057	29,640	13,165	4,880	3,314	1,457	22,142	47,160	46,243	129,522
1994	74,989	29,780	13,240	5,943	3,764	2,098	24,354	50,152	53,431	133,172
1995	77,310	29,416	11,641	6,515	3,846	1,662	23,124	53,103	54,059	136,607
1996	80,127	30,088	11,821	5,755	3,940	1,681	22,841	53,372	53,740	140,114
1997	83,132	29,805	12,401	7,668	4,359	1,784	25,704	55,534	57,606	144,305
1998	84,242	30,336	10,735	5,859	4,821	2,197	23,937	56,988	57,059	146,112
1999	86,386	30,128	9,961	6,503	4,843	1,896	23,600	61,970	60,562	150,649
2000	89,108	31,084	10,022	6,297	5,250	2,271	24,492	67,395	65,228	157,515
2001	91,071	32,176	11,033	7,261	5,158	2,901	26,721	66,607	65,338	158,509
2002	94,286	32,469	12,860	6,804	5,019	2,469	27,151	66,746	65,387	164,116
2003	97,725	32,702	13,853	7,429	5,032	2,911	29,065	68,523	68,962	168,011
2004	102,095	32,577	16,236	8,197	5,655	3,329	33,173	72,043	74,399	174,591
2005	106,254	33,146	17,412	8,617	6,800	3,559	36,303	75,563	78,862	183,235
2006	112,489	33,474	18,663	10,206	7,886	3,778	40,503	78,505	85,087	191,101
2007	118,260	35,388	19,077	9,669	8,625	4,404	41,775	80,343	89,824	197,072
2008	121,109	37,555	18,035	11,115	8,619	4,612	42,400	77,978	90,381	199,270
2009	121,407	37,778	16,202	9,825	6,542	3,798	36,374	72,973	84,234	194,214
2010	125,798	38,823	16,524	10,535	7,710	4,196	38,971	78,949	91,576	200,628
2011	128,978	39,638	16,952	11,324	7,979	4,414	40,702	83,312	97,045	205,958
2012	131,643	40,215	18,490	12,265	8,986	4,332	44,055	83,308	99,806	208,961
2013	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
(annual percentage change)
1983	0.5	(0.4)	6.1	6.4	(25.5)	7.9	(3.7)	5.3	7.4	0.6
1984	2.6	(1.7)	(4.9)	(13.4)	7.4	19.7	(4.5)	7.3	8.4	0.9
1985	3.8	2.0	8.1	(6.0)	13.1	6.3	4.1	9.8	3.2	6.9
1986	2.1	1.5	10.2	(22.2)	(4.8)	(2.4)	(5.6)	5.3	3.6	0.7
1987	5.5	1.3	19.0	4.8	22.3	8.7	15.5	8.5	8.6	6.3
1988	4.9	5.8	11.4	19.8	34.2	29.0	20.8	5.6	8.3	6.0
1989	5.8	2.0	15.1	11.3	20.0	11.7	15.4	(1.7)	9.4	3.2
1990	4.2	3.5	1.7	(2.7)	1.0	24.2	1.4	(1.0)	4.4	1.5
1991	0.5	6.3	(5.5)	5.7	2.5	0.4	(0.3)	1.5	1.1	0.2
1992	3.1	3.6	22.9	(21.9)	(0.2)	(0.3)	4.1	5.4	4.8	2.8
1993	3.1	1.4	2.5	(8.4)	(3.0)	30.1	0.4	4.1	(0.7)	4.7
1994	4.1	0.5	0.6	21.8	13.6	44.0	10.0	6.3	15.5	2.8
1995	3.1	(1.2)	(12.1)	9.6	2.2	(20.8)	(5.1)	5.9	1.2	2.6
1996	3.6	2.3	1.5	(11.7)	2.4	1.1	(1.2)	0.5	(0.6)	2.6
1997	3.8	(0.9)	4.9	33.2	10.6	6.1	12.5	4.1	7.2	3.0
1998	1.3	1.8	(13.4)	(23.6)	10.6	23.2	(6.9)	2.6	(0.9)	1.3
1999	2.5	(0.7)	(7.2)	11.0	0.5	(13.7)	(1.4)	8.7	6.1	3.1
2000	3.2	3.2	0.6	(3.2)	8.4	19.8	3.8	8.8	7.7	4.6
2001	2.2	3.5	10.1	15.3	(1.8)	27.7	9.1	(1.2)	0.2	0.6
2002	3.5	0.9	16.6	(6.3)	(2.7)	(14.9)	1.6	0.2	0.1	3.5
2003	3.6	0.7	7.7	9.2	0.3	17.9	7.0	2.7	5.5	2.4
2004	4.5	(0.4)	17.2	10.3	12.4	14.4	14.1	5.1	7.9	3.9
2005	4.1	1.7	7.2	5.1	20.2	6.9	9.4	4.9	6.0	5.0
2006	5.9	1.0	7.2	18.4	16.0	6.2	11.6	3.9	7.9	4.3
2007	5.1	5.7	2.2	(5.3)	9.4	16.6	3.1	2.3	5.6	3.1
2008	2.4	6.1	(5.5)	15.0	(0.1)	4.7	1.5	(2.9)	0.6	1.1
2009	0.2	0.6	(10.2)	(11.6)	(24.1)	(17.6)	(14.2)	(6.4)	(6.8)	(2.5)
2010	3.6	2.8	2.0	7.2	17.9	10.5	7.1	8.2	8.7	3.3
2011	2.5	2.1	2.6	7.5	3.5	5.2	4.4	5.5	6.0	2.7
2012	2.1	1.5	9.1	8.3	12.6	(1.9)	8.2	(0.0)	2.8	1.5
2013	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0038 — accessed July 2014).

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.3 British Columbia GDP at Basic Prices, by Industry

	Crop and	Fishing,	Forestry	Support Activities	Mining, Quarrying				Transportation	Wholesale	Finance	Real Estate			Real GDP
	Animal	Hunting and	and	for Agriculture	Oil and Gas				and	and Retail	and	and Rental	Other	Public	at Basic
	Production	Trapping	Logging	and Forestry	Extraction	Manufacturing	Construction	Utilities	Warehousing	Trade	Insurance	and Leasing	Services	Administration	Prices
	(millions of 2007 $, chained)
1997	912	293	2,058	734	6,910	11,313	9,983	3,409	7,640	12,298	8,396	19,813	41,206	8,762	134,041
1998	870	190	2,067	749	7,328	11,060	9,210	3,499	7,742	12,937	8,061	20,329	42,574	8,831	135,671
1999	938	146	1,953	718	7,318	12,609	8,882	3,557	8,063	13,135	8,468	20,902	43,095	9,154	139,702
2000	934	167	1,847	830	7,357	14,728	8,751	3,577	8,645	13,710	8,200	21,611	44,878	9,431	146,076
2001	1,095	141	1,853	772	9,347	13,506	9,086	2,796	8,512	14,108	8,198	22,360	46,070	9,601	147,741
2002	1,017	167	1,898	695	9,630	13,415	9,548	3,320	8,593	14,680	8,315	23,353	47,595	9,868	152,299
2003	1,009	163	1,931	739	9,431	13,625	10,451	3,328	8,661	15,275	8,515	24,140	48,876	9,929	156,309
2004	1,015	187	2,187	714	9,375	14,553	11,580	3,296	8,993	15,924	9,317	25,229	49,889	9,940	162,546
2005	1,021	182	2,168	757	10,184	15,242	12,240	3,783	9,803	16,715	9,615	26,499	51,632	10,032	170,241
2006	1,030	204	2,113	727	10,195	15,722	13,477	3,370	9,998	17,816	10,405	27,399	53,787	10,340	176,774
2007	1,084	159	1,998	685	9,727	15,653	13,722	3,827	10,022	18,896	10,803	28,657	55,654	10,686	181,571
2008	1,085	137	1,776	608	10,014	14,465	14,573	3,855	9,958	18,658	10,622	29,333	57,071	11,129	183,334
2009	1,085	144	1,212	604	8,853	12,586	13,961	3,690	9,812	17,769	10,429	30,421	56,274	11,616	178,610
2010	1,086	166	1,509	635	10,196	13,303	14,339	3,691	10,098	18,736	10,921	31,383	56,633	11,899	184,509
2011	1,110	150	1,653	665	11,063	13,587	14,528	3,970	10,390	19,144	11,124	32,688	57,348	12,023	189,311
2012	1,107	131	1,643	631	10,863	13,844	15,369	3,993	10,647	19,533	11,238	33,524	58,293	11,939	192,648
2013	1,119	114	1,725	670	11,412	13,820	15,573	3,879	10,800	20,100	11,667	34,751	59,307	11,814	196,519

(annual percentage change)
1998	(4.7)	(35.2)	0.4	2.1	6.0	(2.2)	(7.7)	2.6	1.3	5.2	(4.0)	2.6	3.3	0.8	1.2
1999	7.9	(22.9)	(5.5)	(4.1)	(0.1)	14.0	(3.6)	1.6	4.1	1.5	5.1	2.8	1.2	3.7	3.0
2000	(0.4)	14.4	(5.4)	15.5	0.5	16.8	(1.5)	0.6	7.2	4.4	(3.2)	3.4	4.1	3.0	4.6
2001	17.2	(15.9)	0.3	(7.0)	27.0	(8.3)	3.8	(21.9)	(1.5)	2.9	(0.0)	3.5	2.7	1.8	1.1
2002	(7.1)	18.8	2.5	(10.0)	3.0	(0.7)	5.1	18.8	1.0	4.1	1.4	4.4	3.3	2.8	3.1
2003	(0.8)	(2.8)	1.7	6.3	(2.1)	1.6	9.5	0.3	0.8	4.1	2.4	3.4	2.7	0.6	2.6
2004	0.5	15.0	13.3	(3.3)	(0.6)	6.8	10.8	(1.0)	3.8	4.2	9.4	4.5	2.1	0.1	4.0
2005	0.6	(2.6)	(0.9)	6.0	8.6	4.7	5.7	14.7	9.0	5.0	3.2	5.0	3.5	0.9	4.7
2006	0.9	12.2	(2.5)	(4.0)	0.1	3.1	10.1	(10.9)	2.0	6.6	8.2	3.4	4.2	3.1	3.8
2007	5.2	(22.2)	(5.4)	(5.7)	(4.6)	(0.4)	1.8	13.6	0.2	6.1	3.8	4.6	3.5	3.3	2.7
2008	0.1	(13.7)	(11.1)	(11.2)	3.0	(7.6)	6.2	0.7	(0.6)	(1.3)	(1.7)	2.4	2.5	4.1	1.0
2009	0.0	4.9	(31.7)	(0.7)	(11.6)	(13.0)	(4.2)	(4.3)	(1.5)	(4.8)	(1.8)	3.7	(1.4)	4.4	(2.6)
2010	0.1	15.2	24.5	5.0	15.2	5.7	2.7	0.0	2.9	5.4	4.7	3.2	0.6	2.4	3.3
2011	2.2	(9.7)	9.5	4.8	8.5	2.1	1.3	7.6	2.9	2.2	1.9	4.2	1.3	1.0	2.6
2012	(0.3)	(12.4)	(0.6)	(5.1)	(1.8)	1.9	5.8	0.6	2.5	2.0	1.0	2.6	1.6	(0.7)	1.8
2013	1.1	(13.3)	5.0	6.1	5.1	(0.2)	1.3	(2.9)	1.4	2.9	3.8	3.7	1.7	(1.0)	2.0

Source: Statistics Canada (CANSIM Table 379-0030 — accessed June 2014).

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.4 British Columbia GDP, Income Based

			Net		Consumption of			Consumption of		Taxes less
		Gross	Operating	Consumption of	Fixed Capital:	Gross	Net	Fixed Capital:	Taxes less	subsidies on		GDP
	Compensation	Operating	Surplus:	Fixed Capital:	Government &	Mixed	Mixed	Unincorporated	subsidies on	Products &	Statistical	at Market
	of Employees	Surplus	Corporations	Corporations	NPOs	Income	Income	Businesses	Production	Imports	Discrepency	Prices
($ millions)
1982	26,496	8,011	2,065	4,658	1,288	6,243	4,793	1,450	2,403	2,765	68	45,986
1983	27,018	9,521	3,276	4,868	1,377	6,617	5,103	1,514	2,679	2,785	(33)	48,587
1984	27,811	10,931	4,442	5,059	1,430	7,104	5,473	1,631	2,508	3,156	(533)	50,977
1985	29,101	12,383	5,356	5,551	1,476	7,821	6,098	1,723	2,540	3,334	(426)	54,753
1986	30,339	13,015	5,966	5,444	1,605	8,469	6,715	1,754	2,509	3,582	(287)	57,627
1987	32,837	15,251	8,229	5,389	1,633	9,043	7,201	1,842	2,578	4,096	(92)	63,713
1988	36,110	16,751	9,169	5,767	1,815	9,985	7,987	1,998	2,737	4,718	552	70,853
1989	40,296	16,964	8,665	6,334	1,965	11,118	8,913	2,205	2,891	5,851	58	77,178
1990	44,216	15,464	6,412	6,852	2,200	12,235	9,866	2,369	3,030	5,972	157	81,074
1991	46,296	14,174	5,042	6,908	2,224	13,229	10,747	2,482	2,941	6,782	216	83,638
1992	48,924	14,035	4,393	7,273	2,369	14,193	11,549	2,644	3,467	7,574	975	89,168
1993	51,312	15,716	5,516	7,706	2,494	14,885	12,032	2,853	3,956	8,413	1,479	95,761
1994	53,972	19,450	8,464	8,354	2,632	15,835	12,811	3,024	4,217	8,877	(89)	102,262
1995	56,768	21,604	9,825	8,977	2,802	16,474	13,314	3,160	4,269	9,196	(566)	107,745
1996	58,517	21,829	9,453	9,429	2,947	16,898	13,656	3,242	4,455	9,502	(93)	111,108
1997	60,569	24,241	11,224	9,909	3,108	17,248	13,894	3,354	4,658	9,791	220	116,727
1998	61,849	24,022	10,003	10,806	3,213	17,840	14,370	3,470	4,777	9,722	(338)	117,872
1999	63,797	25,901	11,335	11,251	3,315	18,541	15,058	3,483	4,857	10,091	(37)	123,150
2000	68,126	30,685	15,355	11,811	3,519	18,981	15,355	3,626	5,030	10,987	(85)	133,724
2001	69,851	29,559	13,353	12,526	3,680	20,057	16,221	3,836	5,113	11,279	25	135,884
2002	72,549	29,442	12,759	12,926	3,757	21,271	17,244	4,027	5,053	12,335	(125)	140,525
2003	75,122	32,769	15,778	13,138	3,853	22,444	18,422	4,022	5,174	13,058	(27)	148,540
2004	80,104	38,218	20,503	13,625	4,090	23,864	19,685	4,179	5,458	13,412	58	161,114
2005	85,308	42,958	23,985	14,528	4,445	25,360	20,986	4,374	5,767	14,104	144	173,641
2006	93,513	45,243	24,376	15,969	4,898	27,126	22,566	4,560	6,047	14,762	81	186,772
2007	98,216	47,065	24,282	17,439	5,344	29,322	23,095	6,227	6,710	15,552	207	197,072
2008	102,192	50,034	24,922	19,169	5,943	29,997	23,268	6,729	7,052	14,739	(63)	203,951
2009	100,335	42,927	17,110	19,735	6,082	31,440	24,657	6,783	6,881	14,291	92	195,966
2010	102,467	48,406	22,421	19,729	6,256	33,293	26,359	6,934	7,152	14,909	(231)	205,996
2011	106,804	50,980	23,557	20,837	6,586	34,811	27,625	7,186	7,075	15,532	(54)	215,148
2012	111,237	48,939	19,331	22,669	6,939	36,424	29,044	7,380	7,315	16,134	(55)	219,994
2013	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(annual percentage change)
1983	2.0	18.8	58.6	4.5	6.9	6.0	6.5	4.4	11.5	0.7	(148.5)	5.7
1984	2.9	14.8	35.6	3.9	3.8	7.4	7.3	7.7	(6.4)	13.3	1,515.2	4.9
1985	4.6	13.3	20.6	9.7	3.2	10.1	11.4	5.6	1.3	5.6	(20.1)	7.4
1986	4.3	5.1	11.4	(1.9)	8.7	8.3	10.1	1.8	(1.2)	7.4	(32.6)	5.2
1987	8.2	17.2	37.9	(1.0)	1.7	6.8	7.2	5.0	2.8	14.3	(67.9)	10.6
1988	10.0	9.8	11.4	7.0	11.1	10.4	10.9	8.5	6.2	15.2	(700.0)	11.2
1989	11.6	1.3	(5.5)	9.8	8.3	11.3	11.6	10.4	5.6	24.0	(89.5)	8.9
1990	9.7	(8.8)	(26.0)	8.2	12.0	10.0	10.7	7.4	4.8	2.1	170.7	5.0
1991	4.7	(8.3)	(21.4)	0.8	1.1	8.1	8.9	4.8	(2.9)	13.6	37.6	3.2
1992	5.7	(1.0)	(12.9)	5.3	6.5	7.3	7.5	6.5	17.9	11.7	351.4	6.6
1993	4.9	12.0	25.6	6.0	5.3	4.9	4.2	7.9	14.1	11.1	51.7	7.4
1994	5.2	23.8	53.4	8.4	5.5	6.4	6.5	6.0	6.6	5.5	(106.0)	6.8
1995	5.2	11.1	16.1	7.5	6.5	4.0	3.9	4.5	1.2	3.6	536.0	5.4
1996	3.1	1.0	(3.8)	5.0	5.2	2.6	2.6	2.6	4.4	3.3	(83.6)	3.1
1997	3.5	11.0	18.7	5.1	5.5	2.1	1.7	3.5	4.6	3.0	(336.6)	5.1
1998	2.1	(0.9)	(10.9)	9.1	3.4	3.4	3.4	3.5	2.6	(0.7)	(253.6)	1.0
1999	3.1	7.8	13.3	4.1	3.2	3.9	4.8	0.4	1.7	3.8	(89.1)	4.5
2000	6.8	18.5	35.5	5.0	6.2	2.4	2.0	4.1	3.6	8.9	129.7	8.6
2001	2.5	(3.7)	(13.0)	6.1	4.6	5.7	5.6	5.8	1.7	2.7	(129.4)	1.6
2002	3.9	(0.4)	(4.4)	3.2	2.1	6.1	6.3	5.0	(1.2)	9.4	(600.0)	3.4
2003	3.5	11.3	23.7	1.6	2.6	5.5	6.8	(0.1)	2.4	5.9	(78.4)	5.7
2004	6.6	16.6	29.9	3.7	6.2	6.3	6.9	3.9	5.5	2.7	(314.8)	8.5
2005	6.5	12.4	17.0	6.6	8.7	6.3	6.6	4.7	5.7	5.2	148.3	7.8
2006	9.6	5.3	1.6	9.9	10.2	7.0	7.5	4.3	4.9	4.7	(43.8)	7.6
2007	5.0	4.0	(0.4)	9.2	9.1	8.1	2.3	36.6	11.0	5.4	155.6	5.5
2008	4.0	6.3	2.6	9.9	11.2	2.3	0.7	8.1	5.1	(5.2)	(130.4)	3.5
2009	(1.8)	(14.2)	(31.3)	3.0	2.3	4.8	6.0	0.8	(2.4)	(3.0)	(246.0)	(3.9)
2010	2.1	12.8	31.0	(0.0)	2.9	5.9	6.9	2.2	3.9	4.3	(351.1)	5.1
2011	4.2	5.3	5.1	5.6	5.3	4.6	4.8	3.6	(1.1)	4.2	(76.6)	4.4
2012	4.2	(4.0)	(17.9)	8.8	5.4	4.6	5.1	2.7	3.4	3.9	1.9	2.3
2013	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

Source: Statistics Canada (CANSIM Table 384-0037 — accessed June 2014).

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.5 Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
	(thousands)
Total — all industries	1,953	1,998	2,033	2,092	2,147	2,223	2,266	2,218	2,257	2,275	2,313	2,308
Primary industries	67	78	72	76	78	83	78	73	73	65	72	78
Agriculture	30	33	37	39	35	36	33	33	32	26	26	28
Forestry, logging & support activities	25	27	21	21	21	24	17	14	16	14	18	19
Fishing, hunting and trapping	3	4	3	2	3	3	2	2	2	—	2	2
Mining and oil & gas extraction	9	13	11	14	19	20	25	24	23	25	26	30

Manufacturing	194	203	206	195	193	199	185	161	166	164	179	164
Food, beverages & tobacco	27	31	31	31	24	28	30	29	27	30	32	29
Wood products	44	48	46	45	44	44	34	27	29	30	27	28
Paper	17	14	12	12	15	15	13	11	10	9	12	12
Printing & related support activities	8	8	8	8	8	6	9	8	7	8	9	7
Primary metals	6	9	7	7	7	6	5	5	7	6	6	6
Metal fabrication	13	14	14	18	15	15	16	13	13	11	16	12
Transportation equipment	13	12	11	9	10	12	10	10	9	9	12	10
Machinery manufacturing	10	9	9	10	9	9	6	6	8	9	11	10
Other manufacturing	57	59	69	56	63	65	61	53	57	51	56	51

Construction	117	117	142	163	174	192	215	193	191	205	193	192
General contractors	41	46	50	64	64	65	83	73	75	83	77	81
Special trade contractors	75	71	91	99	110	127	132	120	115	122	116	111

Utilities	11	11	9	10	8	10	13	12	14	13	15	13

Transportation and warehousing	111	117	117	119	117	124	124	113	119	124	129	121
Transportation	106	111	112	115	110	117	118	107	112	116	118	112
Warehousing and storage	5	6	5	5	6	7	6	6	7	8	11	9

Trade	320	326	311	326	343	359	349	362	370	355	357	370
Wholesale trade	72	76	65	78	80	80	86	86	82	78	85	84
Retail trade	247	250	246	248	263	279	263	275	288	277	272	286

Finance, Insurance, Real Estate & Leasing	125	126	129	132	133	142	143	139	142	139	142	154
Finance	57	60	56	59	59	67	63	59	67	54	65	65
Insurance	24	21	27	26	26	29	30	28	28	32	27	32
Real estate	33	34	35	35	38	37	40	42	38	44	44	48
Leasing	11	11	11	13	10	10	11	10	9	10	6	8

Public administration	90	95	98	94	90	93	100	105	111	109	102	112
Federal administration	33	37	34	33	34	34	37	39	46	44	43	39
Provincial administration	27	29	29	30	27	26	26	27	28	25	29	33
Local administration	29	29	34	32	29	33	37	40	37	40	31	40

Other service industries	918	925	950	977	1,011	1,021	1,060	1,060	1,072	1,100	1,124	1,105
Education & related services	136	137	132	143	152	154	157	161	167	167	177	176
Health & welfare services	211	214	218	212	230	234	241	257	264	261	275	262
Professional, scientific & technical	134	138	142	159	165	164	169	164	174	182	173	186
Information, culture & recreation	106	106	110	110	111	115	116	114	108	109	116	114
Services to business management	72	79	82	91	96	96	99	94	91	94	98	93
Accommodation & food services	164	158	173	173	168	169	178	170	162	182	172	174
Miscellaneous services	95	93	93	90	89	87	99	100	105	104	114	100

Source: Statistics Canada, Labour Force Survey (unpublished data). Totals may not add due to rounding.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.6 Capital Investment by Industry

					Preliminary		2012	2013
	Actual	Actual	Actual	Actual	Actual	Intentions	to	to
	2009	2010	2011	2012	2013	2014	2013	2014
			($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	330.2	346.8	374.0	383.5	406.1	399.6	5.9	(1.6)
Mining and oil and gas extraction	5,024.3	8,041.3	8,802.7	8,732.4	8,431.4	7,325.9	(3.4)	(13.1)
Manufacturing	1,147.6	1,555.0	1,309.2	1,591.9	2,363.2	2,486.9	48.5	5.2
Construction	665.0	809.6	942.7	718.4	811.5	841.2	13.0	3.7
Transportation and warehousing	2,619.9	1,848.4	2,062.1	2,661.5	2,758.9	2,904.0	3.7	5.3
Utilities	3283.2	3,102.1	3,657.5	4,060.4	3,763.9	4,074.5	(7.3)	8.3
Wholesale trade	428.6	443.7	446.6	749.1	734.4	866.9	(2.0)	18.0
Retail trade	1,297.8	1,199.2	1,244.1	1,295.2	1,359.7	1,261.4	5.0	(7.2)
Finance and insurance	947.2	1,020.5	1,036.6	1,066.6	930.2	1,029.8	(12.8)	10.7
Real estate, rental and leasing	1,973.3	1,703.8	1,559.2	1,610.0	1,433.5	1,319.2	(11.0)	(8.0)
Information and cultural industries	1,485.9	1,288.9	1,260.6	1,313.0	1,272.0	1,326.9	(3.1)	4.3
Professional, scientific and technical services	344.8	467.1	474.8	496.0	421.3	448.0	(15.1)	6.3
Management of companies and enterprises	74.8	84.0	87.9	102.6	88.4	88.4	(13.8)	—
Admin, waste and remediation services	205.5	212.5	237.2	338.2	285.1	312.4	(15.7)	9.6
Arts, entertainment and recreation	351.3	275.3	280.4	276.9	264.8	319.0	(4.4)	20.5
Accommodation and food services	828.3	690.2	446.2	464.3	587.4	573.5	26.5	(2.4)
Educational services	1,241.4	1,320.6	1,133.5	1,199.8	1,272.6	1,340.6	6.1	5.3
Health care and social assistance	1,171.4	1,342.6	1,223.7	1,351.7	1,217.8	1,001.3	(9.9)	(17.8)
Public administration	3,450.9	3,165.8	2,748.8	3,842.8	3,762.6	3,757.2	(2.1)	(0.1)
Other services	203.3	227.0	306.4	263.4	264.2	274.4	0.3	3.9
Housing	11,926.3	13,389.3	13,908.0	15,261.5	15,054.5	15,504.1	(1.4)	3.0
Total	39,001.0	42,533.8	43,542.1	47,779.3	47,483.5	47,455.2	(0.6)	(0.1)
Public	8,832.1	8,764.9	9,062.0	9,847.3	10,159.3	10,620.5	3.2	4.5
Private	30,168.9	33,768.9	34,480.1	37,932.0	37,324.2	36,834.7	(1.6)	(1.3)
Total	39,001.0	42,533.8	43,542.1	47,779.3	47,483.5	47,455.2	(0.6)	(0.1)
Machinery and equipment	10,435.9	11,296.8	10,867.9	11,428.4	10,794.7	10,854.3	(5.5)	0.6
Construction	28,565.1	31,237.1	32,674.2	36,350.9	36,688.8	36,600.8	0.9	(0.2)
Total	39,001.0	42,533.8	43,542.1	47,779.3	47,483.5	47,455.2	(0.6)	(0.1)

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

Source: Statistics Canada (CANSIM Tables 029-0005, 029-0024, 032-0002 — accessed June 2014).

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.7 British Columbia International Goods Exports by Major Market and Selected Commodities, 2013

			European	Mainland	Other	Total -
Commodity	U.S.	Japan	Union [1]	China	Markets	All Countries
	($ millions)
Solid wood products	3,836	1,163	331	1,836	581	7,747
Lumber (softwood)	2,558	825	143	1,391	395	5,312
Cedar shakes and shingles	148	0	9	0	6	163
Plywood (softwood)	209	3	5	2	4	223
Other panel products	458	55	5	2	22	542
Selected value-added wood products	330	42	6	12	10	400
Logs	54	195	0	428	125	802
Other	79	42	163	2	20	306

Pulp and paper products	1,138	181	168	1,789	633	3,909
Pulp	372	170	166	1,717	406	2,831
Newsprint	105	8	1	27	141	281
Paper, paperboard — excluding newsprint	572	2	1	12	83	669
Other	89	1	1	34	4	128

Agriculture and food other than fish	1,352	80	37	231	349	2,049
Fruit and nuts	244	9	4	8	30	294
Vegetables	220	10	3	4	22	260
Vegetable oils	2	5	0	159	78	245
Bread, pastry, prepared cereals, pasta, etc.	167	3	0	0	2	172
Meat and prepared meat products	30	23	0	18	65	136
Other	690	30	30	41	151	943

Fish products	456	104	32	159	127	879
Whole fish; fresh, chilled, frozen — excluding salmon	47	18	5	21	53	144
Whole salmon; fresh, chilled, frozen	291	21	9	14	9	343
Salmon; canned, smoked, etc.	14	1	14	2	6	36
Other	105	64	5	123	59	356

Metallic mineral products	968	1,112	54	872	827	3,834
Copper ores and concentrates	0	925	0	822	502	2,249
Molybdenum ores and concentrates	122	4	38	2	13	179
Zinc ores and concentrates	0	5	0	27	74	106
Unwrought aluminum	89	149	0	0	140	379
Unwrought zinc	519	0	0	0	81	600
Unwrought lead	184	11	0	1	7	203
Other	54	18	16	19	10	118

Fabricated metal products	679	6	11	121	152	970

Energy products	3,066	1,290	470	1,330	1,802	7,957
Natural gas	1,747	0	0	0	0	1,747
Coal	52	1,281	470	1,270	1,751	4,823
Electricity	308	0	0	0	0	308
Other	959	9	0	60	51	1,079

Machinery and equipment	2,371	58	352	165	685	3,631
Motor vehicles and parts	234	1	5	51	40	331
Electrical/electronic/communications	463	12	112	26	148	761
Scientific/photographic/measuring equipment, etc.	281	12	86	21	109	509
Aircraft and parts	192	0	6	1	53	251
Other	1,201	33	144	67	335	1,780

Plastics and articles of plastic	328	1	8	6	22	365
Chemicals and chemical products	450	51	54	60	195	810
Apparel and accessories	77	4	8	1	9	98
Textiles	13	0	3	0	39	55

All other commodities	790	19	44	44	258	1,154
Total	15,524	4,068	1,572	6,613	5,679	33,457

1 As of July 1, 2013, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, United Kingdom.

Source: BC Stats

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.8 British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2011	2012	2013	2012-2013	2012	2013
		($ millions)			(per cent)
United Kingdom	418	328	337	2.5	1.0	1.0
Germany	281	248	225	(9.4)	0.8	0.7
Mainland China	4,802	5,752	6,613	15.0	18.3	19.8
Hong Kong	260	219	202	(7.7)	0.7	0.6
Taiwan	724	656	601	(8.4)	2.1	1.8
Japan	4,643	4,139	4,068	(1.7)	13.1	12.2
South Korea	2,725	1,891	1,816	(4.0)	6.0	5.4
India	201	322	468	45.7	1.0	1.4
Australia	274	371	310	(16.3)	1.2	0.9
Mexico	156	101	125	23.1	0.3	0.4
United States	14,005	14,031	15,524	10.6	44.6	46.4
Other	4,182	3,426	3,168	(7.5)	10.9	9.5
Total	32,671	31,484	33,457	6.3	100.0	100.0
Market Areas:
Western Europe [1]	2,330	1,802	1,526	(15.3)	7.1	5.7
Pacific Rim [2]	14,023	13,651	14,364	5.2	42.9	43.4

1         Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.

2         Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, May 2014. Figures may not add due to rounding.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.9 Historical Commodity Prices (in US Dollars)

	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Metals
Copper (London; $/lb)	0.81	1.30	1.67	3.07	3.24	3.15	2.35	3.42	3.99	3.61	3.32
Lead (London; $/lb)	0.23	0.40	0.44	0.59	1.17	0.94	0.78	0.97	1.09	0.93	0.97
Zinc (London; $/lb)	0.39	0.48	0.63	1.49	1.47	0.85	0.75	0.98	0.99	0.88	0.86
Gold (London; $/troy oz)	363	409	445	604	697	872	973	1,225	1,568	1,667	1,407
Silver (London; $/troy oz)	4.88	6.66	7.32	11.55	13.38	14.93	14.68	20.15	35.11	31.12	23.72
Molybdenum ($/lb)	5.21	15.92	31.05	24.46	30.22	28.78	11.13	15.77	15.26	12.79	10.33
Aluminum (London; $/lb)	0.65	0.78	0.86	1.17	1.20	1.16	0.76	0.99	1.08	0.92	0.93
Forest Products Lumber (Madison’s Lumber Reporter; WSPF, $/1000 bd ft)	270	394	355	296	249	219	182	255	254	299	358
Pulp (Northern Europe; $/tonne; transaction price)	523	616	611	674	793	853	656	930	961	814	857
Newsprint (U.S. Eastcoast; $/tonne)	481	531	580	634	581	671	578	582	625	621	599
Cedar (Madison’s (Lumber Reporter) $/1000 bd ft)	631	653	641	620	620	674	623	650	636	769	895
Other
Oil (West Texas Intermediate; $/barrel)	31	42	57	66	72	100	62	79	95	94	98
Natural Gas (Inlet to WEI; $/GJ)	5.39	5.54	7.27	5.54	5.41	6.90	3.01	2.94	2.48	1.36	2.03
Coal (Japan-Australia JFY FOB US$/t)
Metallurgical	43.50	56.00	125.00	107.00	89.00	289.00	120.00	204.00	277.00	176.50	160.50
Low Volatile PCI	32.85	46.50	102.00	66.00	67.50	245.00	90.00	165.00	218.00	144.00	129.75
Thermal	26.75	44.00	53.00	42.50	55.65	125.00	70.00	98.00	129.80	114.30	98.75

Sources: Ministry of Finance; Ministry of Energy and Mines; Ministry of Natural Gas Development; Ministry of Forests, Lands and Natural Resource Operations; US Dept of Energy.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.10 British Columbia Forest Sector Economic Activity Indicators

						Change [1]
Indicator	2009	2010	2011	2012	2013	2012-2013
		(million cubic meters)				(per cent)
Wood production Lumber	22.9	26.8	28.4	29.2	30.1	3.1
Timber Scaled by species Lodgepole pine	24.8	29.1	29.8	27.6	26.7	(3.5)
Spruce	6.8	8.9	10.5	11.5	12.6	10.2
Hemlock	4.3	6.8	8.6	7.7	8.5	10.9
Douglas fir	5.4	7.6	9.2	8.9	9.8	10.8
Balsam	3.0	4.2	5.1	5.5	6.1	9.6
Cedar	2.7	4.1	3.7	4.3	4.6	6.9
All others	1.8	2.7	2.7	2.6	2.7	4.1
Total [2]	48.8	63.3	69.6	68.1	71.0	4.3
		(million cubic meters)
Harvest volumes	48.0	62.2	69.2	69.2	n/a	—
		(million tones)
Pulp and paper shipments	5.7	6.0	6.0	5.9	5.6	(5.4)
Market pulp	3.7	4.3	4.5	4.5	4.2	(6.3)
Newsprint, paper and paperboard	2.0	1.7	1.5	1.5	1.4	(2.8)
Industrial product price indices		(2010=100)
Softwood lumber	94.0	100.0	96.5	106.6	125.6	17.8
Spruce-Pine-Fir lumber (BC)	n/a	100.0	96.1	104.8	123.1	17.5
Hemlock lumber (BC)	92.4	100.0	98.8	112.0	139.7	24.7
Douglas fir and Western larch (BC)	98.2	100.0	100.0	103.8	115.8	11.6
Veneer and plywood	101.9	100.0	95.8	104.0	104.9	0.9
Wood pulp	92.8	100.0	95.8	94.7	98.7	4.2
Newsprint for export	111.9	100.0	101.0	101.8	102.3	0.5

1 Percentage change based on unrounded numbers.

2 Total may not add due to rounding.

Sources: Timber scaled — Ministry of Forests, Lands, and Natural Resource Operations.

Harvest volumes — Natural Resources Canada (National Forestry Database).

Lumber production — Statistics Canada (CANSIM Table 303-0064 — accessed June 2014).

Pulp and paper production — Forest Products Association of Canada.

Industrial product price indices — Statistics Canada (CANSIM Tables 329-0075 and 329-0076 — accessed June 2014).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded.

For all scale invoiced as of date of reporting — May 1, 2014.

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.11 Historical Value of Mineral, Petroleum and Natural Gas Shipments

		Industrial	Construction			Natural Gas	Other oil
Year	Metals	Minerals [1]	Aggregates [2]	Coal	Crude Oil [3]	to Pipeline	and Gas [4]	Total
				($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	348	228	972	718	5,396	116	9,130
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	347	1,949	989	5,723	200	12,519
2008	2,590	696	378	3,738	1,215	7,501	524	16,641
2009	1,888	283	306	3,297	719	3,294	116	9,903
2010	2,191	349	373	4,253	915	3,360	158	11,599
2011	2,131	454	325	6,073	1,168	3,381	286	13,816
2012	2,360	461	370	4,635	1,185	1,935	266	11,212
2013	2,597	426	371	3,595	1,290	3,130	250	11,660

1 Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.

2 Sand and gravel; stone.

3 Includes pentanes and condensate.

4 Liquified petroleum gases and sulphur.

Sources: Natural Resources Canada, Ministry of Natural Gas Development.

Table A1.12 Petroleum and Natural Gas Activity Indicators

												Change
Indicator	Unit of Measure	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2012-2013
												(per cent)
Natural gas production (wellhead)	(billion cubic m)	32.0	32.8	32.8	32.6	33.4	33.0	35.0	38.2	41.2	44.7	8.4
Crude oil and condensate	(million cubic m)	2.2	1.9	1.9	1.8	1.6	1.6	1.5	1.2	1.6	1.5	(5.0)
Wells authorized	(number)	1,698.0	1,790.0	1,730.0	1,205.0	1,412.0	829.0	870.0	1,135.0	647.0	907.0	40.2
Wells drilled	(number)	1,281.0	1,429.0	1,435.0	908.0	927.0	626.0	713.0	661.0	484.0	568.0	17.4
Provincial reserves
Raw gas (remaining reserves)	(billion cubic m)	389.7	444.6	462.4	482.9	605.3	657.9	932.0	974.9	1,138.5	n/a	n/a
Oil (remaining reserves)	(million cubic m)	22.0	20.9	18.2	19.7	18.5	19.3	18.7	18.2	19.1	n/a	n/a
Provincial government petroleum and natural gas revenue [1]	($ millions)	1,794.4	2,559.0	2,139.1	2,352.8	4,093.9	1,451.0	1,376.5	731.3	439.5	672.8	53.1

1 Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Source: Ministry of Natural Gas Development

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.13 Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation			Receipts		Delivered
			Total	From Other		To Other	Total
			Provincial	Provinces	Total	Provinces	Provincial	Total
Year	Hydro	Thermal	Generation	and Imports	Supply	and Exports	Consumption	Demand
	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005	60,605	7,207	67,811	7,226	75,037	9,247	65,790	75,037	2,021
2006	54,772	7,249	62,021	12,695	74,716	6,155	68,561	74,716	(6,540)
2007	64,738	7,473	72,212	8,027	80,239	10,987	69,252	80,239	2,960
2008	58,774	7,080	65,854	12,362	78,216	9,986	68,230	78,216	(2,376)
2009	55,872	6,330	62,201	11,771	73,973	8,134	65,839	73,973	(3,638)
2010	52,762	6,715	59,477	10,418	69,895	7,429	62,467	69,895	(2,990)
2011	60,966	5,240	66,205	10,195	76,401	13,106	63,294	76,401	2,911
2012	64,217	5,567	69,783	8,079	77,862	14,068	63,794	77,862	5,990
2013	58,186	5,860	64,047	8,697	72,743	9,007	63,736	72,743	311

1 Gigawatt-hour = one million kilowatt-hours

Source: Statistics Canada (CANSIM Table 127-0003 — accessed June 2014).

2014 Financial and Economic Review — July 2014

Appendix 1 — Economic Review

Table A1.14 Components of British Columbia Population Change

	Net Migration			Natural Increase			Total	Total
	Inter-	Inter-					Population	Population
Year	provincial	national	Total	Births	Deaths	Total	Increase [1]	at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,803	27,775	40,575	28,362	12,213	39,988	4,076,881
2002	(4,445)	28,662	24,217	40,065	28,884	11,181	35,398	4,100,161
2003	3,025	27,976	31,001	40,497	29,320	11,177	42,178	4,123,937
2004	7,785	28,734	36,519	40,490	29,924	10,566	47,085	4,155,017
2005	7,212	39,152	46,364	40,827	30,235	10,592	56,956	4,195,764
2006	12,799	35,437	48,236	41,729	30,688	11,041	59,277	4,241,691
2007	16,776	36,944	53,720	43,649	31,308	12,341	66,061	4,290,988
2008	10,849	50,805	61,654	44,276	32,097	12,179	73,833	4,349,412
2009	9,672	47,661	57,333	44,993	31,440	13,553	70,886	4,410,679
2010	6,212	33,385	39,597	43,826	31,324	12,502	52,099	4,465,924
2011	699	31,545	32,244	44,129	31,964	12,165	44,409	4,499,139
2012	(7,539)	32,052	24,513	44,033	32,358	11,675	36,188	4,543,308
2013	(3,872)	44,323	40,451	43,614	33,019	10,595	51,046	4,581,978

1 Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Source: Statistics Canada (CANSIM Tables 051-0017, 051-0037, 053-0001, 051-0005 — accessed June 2014).

2014 Financial and Economic Review — July 2014

Appendix 2

Financial Review

Supplementary Tables

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.1 2013/14 Forecasts — Year in Review

		($ millions)
2013/14 surplus — June Update 2013 (June 27, 2013)	153				153
2013/14 surplus — first Quarterly Report (September 10, 2013)		136
2013/14 surplus — second Quarterly Report (November 27, 2013)			165
2013/14 surplus — third Quarterly Report (February 18, 2014)				175

	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue changes:
Personal income tax — mainly weaker 2012 tax assessments	(116)	(284)	(39)	30	(409)
Corporate income tax — changes in federal government instalments and prior-year adjustment, reflecting 2012 tax assessments	165	272	(117)	(2)	318
Provincial sales tax — weaker year-to-date sales results	—	(100)	(95)	(203)	(398)
Harmonized sales tax — liability related to prior years	—	(24)	(134)	(68)	(226)
Property transfer tax — stronger year-to-date sales results	25	50	109	38	222
Other taxation sources	10	28	21	32	91
Natural gas royalties — changes in prices, increased volumes and higher utilization of royalty programs	(8)	(27)	6	77	48
Coal, metals and minerals — lower coal and copper prices	(41)	(31)	(9)	(16)	(97)
Forests — mainly changes in interior stumpage revenue	62	30	(11)	45	126
Other natural resources	10	(12)	20	14	32
Release of surplus assets — reprofiling to 2014/15	—	—	(57)	10	(47)
Fees, investment earnings and miscellaneous sources — mainly lower cost recoveries	(73)	1	(3)	(4)	(79)
Health and social transfers — mainly lower population share	(14)	(29)	—	29	(14)
Other federal government transfers — changes in direct program funding	25	20	(10)	1	36
Commercial Crown agencies operating results:
ICBC — mainly change in discount rate for future care and wage los claims, partially offset by improved investment income	18	87	6	(232)	(121)
Other commercial Crown agencies changes	6	4	(30)	27	7
Total revenue changes	69	(15)	(343)	(222)	(511)
Less: expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Emergency program flood-related costs	27	(8)	—	2	21
Direct fire costs	71	(7)	—	(5)	59
Tax credit transfers	20	(25)	(110)	10	(105)
Elections BC	—	33	—	(2)	31
Teachers Pension Plan	—	—	—	49	49
Other	—	—	—	10	10
Ministry savings	(30)	—	(102)	(67)	(199)
Management of public debt (net) and other savings	—	—	—	(55)	(55)
Prior year liability adjustments	—	—	(84)	(75)	(159)
Spending funded by third party recoveries	(10)	12	(40)	(37)	(75)
(Increase) decrease in operating transfers to service delivery agencies	(61)	(36)	18	(121)	(200)
Changes in spending profile of service delivery agencies:
School districts — higher operating expenses	(14)	2	27	48	63
Universities — lower operating costs and grants to third parties	—	(37)	5	3	(29)
Colleges — upward revision in staffing and other operating costs	—	26	(11)	7	22
Health authorities and hospital societies — increased demand for healthcare services	50	47	(3)	(63)	31
Other service delivery agencies	3	(1)	(53)	(4)	(55)
Allocation of further expenditure management target to ministries	30	—	—	—	30
Total expense increases (decreases)	86	6	(353)	(300)	(561)
Subtotal	(17)	(21)	10	78	50
Reduction in forecast allowance	—	50	—	100	150
Total changes	(17)	29	10	178	200
2013/14 surplus — first Quarterly Report	136
2013/14 surplus — second Quarterly Report		165
2013/14 surplus — third Quarterly Report			175
2013/14 surplus — Public Accounts				353	353

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.2 Operating Statement — 2002/03 to 2013/14 1

($ millions)	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Revenue	27,920	29,325	33,565	36,138	38,685	40,023	38,720	37,978	40,688	41,809	42,049	43,728	4.2
Expense	(30,568)	(30,677)	(30,880)	(33,166)	(34,703)	(37,277)	(38,647)	(39,790)	(40,926)	(43,646)	(43,201)	(43,375)	3.2
Surplus/(deficit)	(2,648)	(1,352)	2,685	2,972	3,982	2,746	73	(1,812)	(238)	(1,837)	(1,152)	353
Accumulated surplus (deficit) beginning of year, excluding other comprehensive income	(2,118)	(4,766)	(6,118)	(3,433)	(461)	3,521	6,267	6,340	4,528	4,290	2,453	1,301
Accumulated surplus (defict) before other comprehensive income	(4,766)	(6,118)	(3,433)	(461)	3,521	6,267	6,340	4,528	4,290	2,453	1,301	1,654
Accumulated other comprehensive income of commercial Crown corporations	—	—	—	—	494	412	(25)	456	360	73	154	481
Accumulated surplus (deficit), end of year	(4,766)	(6,118)	(3,433)	(461)	4,015	6,679	6,315	4,984	4,650	2,526	1,455	2,135

Per cent of Nominal GDP: [2]
Surplus (deficit)	-1.9	-0.9	1.7	1.7	2.1	1.4	0.0	-0.9	-0.1	-0.9	-0.5	0.2
Per cent of revenue:
Surplus (deficit)	-9.5	-4.6	8.0	8.2	10.3	6.9	0.2	-4.8	-0.6	-4.4	-2.7	0.8
Per capita ($): [3]
Surplus (deficit)	(646)	(328)	646	708	939	640	17	(411)	(53)	(408)	(254)	77

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2014.

2 Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 amounts divided by GDP for the 2013 calendar year). As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in the February 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes.

3 Per capita revenue and expense is calculated using July 1 population (e.g. 2013/14 amounts divided by population on July 1, 2013).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.3 Statement of Financial Position — 2002/03 to 2013/14

													Average
	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	annual
($ millions)	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	change
													(per cent)
Financial assets:
Cash and temporary investments	2,652	2,725	3,623	3,882	3,452	5,954	5,185	2,911	3,060	3,235	3,174	2,802	0.5
Other financial assets	4,508	5,411	5,662	5,956	6,760	6,862	5,875	7,171	7,990	7,938	8,186	9,336	6.8
Sinking funds	5,074	4,619	4,516	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	-15.1
Investments in commercial Crown corporations:
Retained earnings	2,718	3,159	3,330	3,637	4,661	5,329	5,952	7,458	7,092	6,998	7,541	7,839	10.1
Recoverable capital loans	7,231	7,512	6,901	6,916	7,170	7,719	9,149	11,471	12,947	14,846	16,907	18,921	9.1
	9,949	10,671	10,231	10,553	11,831	13,048	15,101	18,929	20,039	21,844	24,448	26,760	9.4
Warehouse borrowing program assets	—	—	—	—	—	—	2,081	—	—	—	—	—	n/a
	22,183	23,426	24,032	24,450	25,841	28,513	30,376	30,340	32,499	34,508	37,586	39,733	5.4
Liabilities:
Accounts payable & accrued liabilities	6,140	7,139	6,918	7,484	7,266	8,109	7,451	7,042	7,675	8,874	8,902	8,024	2.5
Deferred revenue	3,122	4,147	5,345	5,897	6,202	7,421	9,433	10,002	10,741	10,438	9,861	9,684	10.8
Debt:
Taxpayer-supported debt	29,370	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	3.1
Self-supported debt	7,487	7,775	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	9.2
Total Provincial debt	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	4.6
Add: debt offset by sinking funds	5,074	4,619	4,515	4,059	3,798	2,649	2,134	1,329	1,410	1,491	1,778	835	-15.1
Less: guarantees and non-guaranteed debt	(450)	(467)	(492)	(495)	(447)	(492)	(496)	(546)	(455)	(730)	(755)	(726)	4.4
Financial statement debt	41,481	41,927	39,892	38,021	36,790	36,794	39,652	42,668	46,109	50,954	56,839	60,802	3.5
	50,743	53,213	52,155	51,402	50,258	52,324	56,536	59,712	64,525	70,266	75,602	78,510	4.0
Net liabilities	(28,560)	(29,787)	(28,123)	(26,952)	(24,417)	(23,811)	(26,160)	(29,372)	(32,026)	(35,758)	(38,016)	(38,777)	2.8
Capital and other assets:
Tangible capital assets	22,630	22,461	23,350	24,874	26,716	28,652	30,539	32,219	34,278	35,692	36,762	37,778	4.8
Restricted assets	739	771	830	887	962	1,130	1,178	1,241	1,312	1,377	1,442	1,493	6.6
Other assets	425	437	510	730	754	708	758	896	1,086	1,215	1,267	1,641	13.1
	23,794	23,669	24,690	26,491	28,432	30,490	32,475	34,356	36,676	38,284	39,471	40,912	5.1
Accumulated surplus (deficit)	(4,766)	(6,118)	(3,433)	(461)	4,015	6,679	6,315	4,984	4,650	2,526	1,455	2,135	n/a
Per cent of Nominal GDP: [1]
Net liabilities	20.3	20.1	17.5	15.5	13.1	12.1	12.8	15.0	15.5	16.6	17.3	17.2	-1.5
Capital and other assets	16.9	15.9	15.3	15.3	15.2	15.5	15.9	17.5	17.8	17.8	17.9	18.1	0.6
Growth rates:
Net liabilities	11.4	4.3	-5.6	-4.2	-9.4	-2.5	9.9	12.3	9.0	11.7	6.3	2.0	3.1
Capital and other assets	1.2	-0.5	4.3	7.3	7.3	7.2	6.5	5.8	6.8	4.4	3.1	3.7	5.1
Per capita: [2]
Net liabilities	6,966	7,223	6,768	6,424	5,756	5,549	6,015	6,659	7,171	7,948	8,367	8,463	1.8
Capital and other assets	5,803	5,739	5,942	6,314	6,703	7,106	7,467	7,789	8,212	8,509	8,688	8,929	4.0

1 Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 amount divided by GDP for the 2013 calendar year). As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in the February 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes.

2 Per capita net liabilities is calculated using July 1 population (e.g. 2013/14 amount divided by population on July 1, 2013).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.4 Changes in Financial Position — 2002/03 to 2013/14

	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	Actual	12-Year
($ millions)	2002/03	2003/04	2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	Total

(Surplus) deficit for the year	2,648	1,352	(2,685)	(2,972)	(3,982)	(2,746)	(73)	1,812	238	1,837	1,152	(353)	(6,420)
Comprehensive income (increase) decrease	—	—	—	—	(494)	82	437	(481)	96	287	(81)	(327)	(481)
Change in accumulated (surplus) deficit	2,648	1,352	(2,685)	(2,972)	(4,476)	(2,664)	364	1,331	334	2,124	1,071	(680)	(6,901)
Capital and other asset changes:
Taxpayer-supported capital investments	1,891	2,068	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	36,196
Less: amortization and other accounting changes	(1,616)	(2,237)	(1,468)	(1,612)	(1,562)	(1,728)	(1,856)	(2,039)	(2,051)	(2,151)	(2,209)	(2,135)	(21,048)
Increase in net capital assets	275	(169)	889	1,524	1,842	1,936	1,887	1,680	2,059	1,414	1,070	1,016	15,148
Increase (decrease) in restricted assets	31	32	59	57	75	168	48	63	71	65	65	51
Increase (decrease) in other assets	(21)	12	73	220	24	(46)	50	138	190	129	52	374	1,216
	285	(125)	1,021	1,801	1,941	2,058	1,985	1,881	2,320	1,608	1,187	1,441	17,118
Increase (decrease) in net liabilities	2,933	1,227	(1,664)	(1,171)	(2,535)	(606)	2,349	3,212	2,654	3,732	2,258	761	10,217
Investment and working capital changes:
Increase (reduction) in cash and temporary investments	165	73	898	259	(430)	2,502	(769)	(2,274)	149	175	(61)	(372)	150
Increase (decrease) in warehouse borrowing investments	(1,067)	—	—	—	—	—	2,081	(2,081)	—	—	—	—	—
Investment in commercial Crown corporations
Increase (decrease) in retained earnings	220	441	171	307	1,024	668	623	1,506	(366)	(94)	543	298	5,121
Self-supported capital investments	891	787	777	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	20,327
Less: loan repayments and other accounting changes	(906)	(506)	(1,388)	(796)	(729)	(750)	(380)	(1,040)	(994)	(845)	(704)	(505)	(8,637)
	205	722	(440)	322	1,278	1,217	2,053	3,828	1,110	1,805	2,604	2,312	16,811
Other working capital changes	(1,861)	(1,576)	(829)	(1,281)	456	(3,109)	(2,856)	331	(472)	(867)	1,084	1,262	(7,857)
	(2,558)	(781)	(371)	(700)	1,304	610	509	(196)	787	1,113	3,627	3,202	9,104
Increase (decrease) in financial statement debt	375	446	(2,035)	(1,871)	(1,231)	4	2,858	3,016	3,441	4,845	5,885	3,963	19,321
(Increase) decrease in sinking fund debt	444	455	104	456	261	1,149	515	805	(81)	(81)	(287)	943	4,239
Increase (decrease) in guarantees	(35)	10	(32)	(3)	(54)	8	(9)	(14)	(31)	(27)	(14)	(6)	(172)
Increase (decrease) in non-guaranteed debt	(9)	7	57	6	6	37	13	64	(60)	302	39	(23)	448
Increase (decrease) in total provincial debt	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	23,836
Represented by increase (decrease) in:
Taxpayer-supported debt	1,866	630	(1,352)	(1,433)	(1,278)	612	(147)	3,566	1,853	2,838	3,523	2,886	11,698
Self-supported debt	(1,091)	288	(554)	21	260	586	3,524	305	1,416	2,201	2,100	1,991	12,138
Total provincial debt	775	918	(1,906)	(1,412)	(1,018)	1,198	3,377	3,871	3,269	5,039	5,623	4,877	23,836

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.5 Revenue by Source — 2002/03 to 2013/141

($ millions)	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Taxation revenue:
Personal income	4,287	5,014	5,184	5,960	7,020	7,074	6,309	5,769	5,805	6,427	6,977	6,862	4.4
Corporate income	691	874	1,388	1,587	1,732	2,477	2,294	1,625	2,026	2,002	2,204	2,427	12.1
Harmonized sales	—	—	—	—	—	—	—	—	4,176	5,779	5,950	(226)	n/a
Other sales	3,954	4,165	4,309	4,507	4,886	5,248	5,137	4,945	1,438	151	118	5,529	n/a
Fuel	687	875	904	911	901	935	891	884	940	928	890	917	2.7
Carbon	—	—	—	—	—	—	306	541	741	959	1,120	1,222	n/a
Tobacco	606	647	699	702	727	693	709	683	735	636	614	724	1.6
Property	1,543	1,576	1,663	1,719	1,734	1,797	1,850	1,887	1,920	1,913	1,985	2,080	2.8
Property transfer	407	518	604	843	914	1,068	715	887	855	944	758	937	7.9
Corporation capital	198	124	160	162	91	117	108	95	(3)	(5)	1	—	n/a
Insurance premium	223	300	302	330	353	373	389	389	399	411	433	458	6.8
	12,596	14,093	15,213	16,721	18,358	19,782	18,708	17,705	19,032	20,145	21,050	20,930	4.7
Natural resource revenue:
Natural gas royalties	1,056	1,230	1,439	1,921	1,207	1,132	1,314	406	313	339	169	445	-7.6
Crown land tenures	267	320	342	386	441	569	814	867	923	928	868	859	11.2
Columbia River Treaty	100	230	258	319	223	246	231	168	136	110	89	170	4.9
Other energy and minerals	202	199	256	392	456	367	479	421	514	529	306	269	2.6
Forests	1,323	1,014	1,363	1,214	1,276	1,087	557	387	436	482	562	719	-5.4
Other resources	271	301	302	317	342	341	413	398	406	424	479	493	5.6
	3,219	3,294	3,960	4,549	3,945	3,742	3,808	2,647	2,728	2,812	2,473	2,955	-0.8
Other revenue:
Medical Services Plan premiums	1,358	1,453	1,472	1,482	1,524	1,557	1,595	1,666	1,787	1,919	2,047	2,158	4.3
Post secondary education fees	580	781	836	892	928	979	1,036	1,123	1,235	1,291	1,345	1,445	8.7
Other healthcare related fees	217	231	228	225	237	248	257	267	308	324	327	333	4.0
Motor vehicle licences and permits	355	367	385	405	427	445	450	449	467	479	489	504	3.2
BC Ferries tolls	315	—	—	—	—	—	—	—	—	—	—	—	n/a
Other fees and licences	739	713	749	682	692	750	670	616	643	722	699	770	0.4
Investment earnings	1,014	947	830	951	1,023	1,133	818	930	843	1,022	1,173	1,113	0.9
Sales of goods and services	986	714	741	719	678	637	694	728	759	930	942	946	-0.4
Miscellaneous	871	1,147	1,349	1,452	1,774	1,813	1,809	1,887	1,937	1,755	1,684	2,371	9.5
	6,435	6,353	6,590	6,808	7,283	7,562	7,329	7,666	7,979	8,442	8,706	9,640	3.7
Contributions from the federal government:
Health and social transfers	2,606	3,044	3,421	4,220	4,473	4,614	4,743	4,883	5,176	5,384	5,442	5,869	7.7
Harmonized sales tax transition payments	—	—	—	—	—	—	—	250	769	580	—	—	n/a
Equalization	543	(330)	979	590	459	—	—	—	—	—	—	—	n/a
Other cost shared agreements	674	907	832	1,025	1,465	1,328	1,252	1,794	2,064	1,755	1,602	1,633	8.4
	3,823	3,621	5,232	5,835	6,397	5,942	5,995	6,927	8,009	7,719	7,044	7,502	6.3
Commercial Crown corporation net income:
BC Hydro	418	111	402	266	407	369	365	447	591	558	509	549	2.5
Liquor Distribution Branch	654	724	779	800	840	858	891	877	891	909	930	877	2.7
BC Lotteries (net of payments to federal gov’t)	663	719	811	914	1,011	1,080	1,082	1,070	1,097	1,102	1,116	1,165	5.3
BC Railway Company	4	41	183	33	30	13	36	2	15	14	6	13	n/a
ICBC	80	352	383	191	381	633	512	601	315	84	231	136	n/a
Transportation Investment Corp. (Port Mann)	—	—	—	—	—	—	(47)	(4)	(7)	(17)	(60)	(88)	n/a
Other	28	17	12	21	33	42	41	40	38	41	44	49	5.2
	1,847	1,964	2,570	2,225	2,702	2,995	2,880	3,033	2,940	2,691	2,776	2,701	3.5
Total revenue	27,920	29,325	33,565	36,138	38,685	40,023	38,720	37,978	40,688	41,809	42,049	43,728	4.2

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.6 Revenue by Source Supplementary Information — 2002/03 to 2013/14

	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Per cent of Nominal GDP: [2]
Taxation	9.0	9.5	9.4	9.6	9.8	10.0	9.2	9.0	9.2	9.4	9.6	9.3	0.3
Natural resources	2.3	2.2	2.5	2.6	2.1	1.9	1.9	1.4	1.3	1.3	1.1	1.3	-5.0
Other	4.6	4.3	4.1	3.9	3.9	3.8	3.6	3.9	3.9	3.9	4.0	4.3	-0.6
Contributions from the federal government	2.7	2.4	3.2	3.4	3.4	3.0	2.9	3.5	3.9	3.6	3.2	3.3	1.8
Commercial Crown corporation net income	1.3	1.3	1.6	1.3	1.4	1.5	1.4	1.5	1.4	1.3	1.3	1.2	-0.9
Total revenue	19.9	19.7	20.8	20.8	20.7	20.3	19.0	19.4	19.8	19.4	19.1	19.4	-0.2

Growth rates (per cent):
Taxation	-12.7	11.9	7.9	9.9	9.8	7.8	-5.4	-5.4	7.5	5.8	4.5	-0.6	n/a
Natural resources	1.4	2.3	20.2	14.9	-13.3	-5.1	1.8	-30.5	3.1	3.1	-12.1	19.5	n/a
Other	3.1	-1.3	3.7	3.3	7.0	3.8	-3.1	4.6	4.1	5.8	3.1	10.7	n/a
Contributions from the federal government	15.2	-5.3	44.5	11.5	9.6	-7.1	0.9	15.5	15.6	-3.6	-8.7	6.5	n/a
Commercial Crown corporation net income	49.8	6.3	30.9	-13.4	21.4	10.8	-3.8	5.3	-3.1	-8.5	3.2	-2.7	n/a
Total revenue	-1.7	5.0	14.5	7.7	7.0	3.5	-3.3	-1.9	7.1	2.8	0.6	4.0

Per capita ($): [3]
Taxation	3,072	3,417	3,661	3,985	4,328	4,610	4,301	4,014	4,262	4,478	4,633	4,568	3.7
Natural resources	785	799	953	1,084	930	872	876	600	611	625	544	645	-1.8
Other	1,569	1,541	1,586	1,623	1,717	1,762	1,685	1,738	1,787	1,876	1,916	2,104	2.7
Contributions from the federal government	932	878	1,259	1,391	1,508	1,385	1,378	1,571	1,793	1,716	1,550	1,637	5.3
Commercial Crown corporation net income	450	476	619	530	637	698	662	688	658	598	611	589	2.5
Total revenue	6,809	7,111	8,078	8,613	9,120	9,327	8,902	8,610	9,111	9,293	9,255	9,543	3.1

Real Per Capita Revenue (2013$) [4]	8,015	8,189	9,125	9,537	9,930	9,980	9,330	9,025	9,423	9,388	9,247	9,543	1.6
Growth rate (per cent)	-4.5	2.2	11.4	4.5	4.1	0.5	-6.5	-3.3	4.4	-0.4	-1.5	3.2	1.2

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2014.

2 Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 revenue divided by GDP for the 2013 calendar year). As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in the February 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes. Totals may not add due to rounding.

3 Per capita revenue is calculated using July 1 population (e.g. 2013/14 revenue divided by population on July 1, 2013). Totals may not add due to rounding.

4 Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 revenue).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.7 Expense by Function 1 — 2002/03 to 2013/14

($ millions)	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Function:
Health:
Medical Services Plan	2,369	2,451	2,458	2,601	2,869	3,168	3,282	3,407	3,641	3,873	3,906	4,114	5.1
Pharmacare	728	723	793	868	914	955	1,010	1,053	1,129	1,147	1,122	1,130	4.1
Regional services	7,393	7,593	7,781	8,346	8,751	9,321	10,030	10,273	10,597	11,255	11,784	11,960	4.5
Other healthcare expenses	328	343	361	469	565	667	601	597	625	642	690	658	6.5
	10,818	11,110	11,393	12,284	13,099	14,111	14,923	15,330	15,992	16,917	17,502	17,862	4.7
Education:
Elementary and secondary	4,542	4,687	4,757	4,829	5,272	5,521	5,740	5,778	5,802	5,885	6,002	6,133	2.8
Post secondary	3,125	3,327	3,534	3,912	4,068	4,307	4,573	4,732	4,859	4,907	5,103	5,284	4.9
Other education expenses	211	198	195	171	147	152	158	528	504	436	423	410	6.2
	7,878	8,212	8,486	8,912	9,487	9,980	10,471	11,038	11,165	11,228	11,528	11,827	3.8
Social services:
Social assistance	1,316	1,084	970	1,089	1,231	1,255	1,339	1,454	1,506	1,550	1,552	1,572	1.6
Child welfare	916	774	759	832	964	925	1,073	1,077	1,118	1,112	1,098	1,097	1.7
Low income tax credit transfers	212	195	168	135	101	85	188	216	408	509	534	279
Community living and other services	673	725	728	682	586	756	723	729	754	769	806	857	2.2
	3,117	2,778	2,625	2,738	2,882	3,021	3,323	3,476	3,786	3,940	3,990	3,805	1.8
Protection of persons and property	1,099	1,217	1,068	1,245	1,184	1,429	1,429	1,380	1,448	1,512	1,539	1,520	3.0
Transportation	1,587	1,121	1,310	1,197	1,251	1,378	1,401	1,453	1,580	1,544	1,552	1,554	-0.2
Natural resources & economic development	1,525	1,648	1,722	1,651	1,782	2,073	1,886	2,159	2,349	1,873	2,092	1,755	1.3
Other	809	1,064	1,018	1,079	1,232	1,386	1,649	1,382	1,208	1,415	1,346	1,184	3.5
General government	1,013	958	953	1,152	1,252	1,218	1,425	1,375	1,146	1,235	1,262	1,386	2.9
Interest	2,553	2,446	2,305	2,198	2,270	2,237	2,158	2,197	2,252	2,383	2,390	2,482	-0.3
Operating expense	30,399	30,554	30,880	32,456	34,439	36,833	38,665	39,790	40,926	42,047	43,201	43,375	3.3
Unusual items:
Joint trusteeship	—	—	—	—	—	—	—	—	—	—	—	—
Restructuring exit expenses	169	123	—	—	—	—	—	—	—	—	—	—
Negotiating Framework incentive payments	—	—	—	710	264	4	2	—	—	—	—	—
Climate Action Dividend	—	—	—	—	—	440	(20)	—	—	—	—	—
Liability for HST transition funding repayment	—	—	—	—	—	—	—	—	—	1,599	—	—
Total expense	30,568	30,677	30,880	33,166	34,703	37,277	38,647	39,790	40,926	43,646	43,201	43,375
Per cent of operating expense:
Health	35.6	36.4	36.9	37.8	38.0	38.3	38.6	38.5	39.1	40.2	40.5	41.2	1.3
Education	25.9	26.9	27.5	27.5	27.5	27.1	27.1	27.7	27.3	26.7	26.7	27.3	0.5
Social services and housing	10.3	9.1	8.5	8.4	8.4	8.2	8.6	8.7	9.3	9.4	9.2	8.8	-1.4
Protection of persons and property	3.6	4.0	3.5	3.8	3.4	3.9	3.7	3.5	3.5	3.6	3.6	3.5	-0.3
Transportation	5.2	3.7	4.2	3.7	3.6	3.7	3.6	3.7	3.9	3.7	3.6	3.6	-3.4
Natural resources & economic development	5.0	5.4	5.6	5.1	5.2	5.6	4.9	5.4	5.7	4.5	4.8	4.0	-1.9
Other	2.7	3.5	3.3	3.3	3.6	3.8	4.3	3.5	3.0	3.4	3.1	2.7	0.2
General government	3.3	3.1	3.1	3.5	3.6	3.3	3.7	3.5	2.8	2.9	2.9	3.2	-0.4
Interest	8.4	8.0	7.5	6.8	6.6	6.1	5.6	5.5	5.5	5.7	5.5	5.7	-3.4
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2013.

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.8 Expense by Function 1 Supplementary Information — 2002/03 to 2013/14

	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Per cent of Nominal GDP: [2]
Health	7.7	7.5	7.1	7.1	7.0	7.2	7.3	7.8	7.8	7.9	8.0	7.9	0.2
Education	5.6	5.5	5.3	5.1	5.1	5.1	5.1	5.6	5.4	5.2	5.2	5.2	-0.6
Social services	2.2	1.9	1.6	1.6	1.5	1.5	1.6	1.8	1.8	1.8	1.8	1.7	-2.5
Protection of persons and property	0.8	0.8	0.7	0.7	0.6	0.7	0.7	0.7	0.7	0.7	0.7	0.7	-1.4
Transportation	1.1	0.8	0.8	0.7	0.7	0.7	0.7	0.7	0.8	0.7	0.7	0.7	-4.4
Natural resources & economic development	1.1	1.1	1.1	1.0	1.0	1.1	0.9	1.1	1.1	0.9	1.0	0.8	-3.0
Other	0.6	0.7	0.6	0.6	0.7	0.7	0.8	0.7	0.6	0.7	0.6	0.5	-0.9
General government	0.7	0.6	0.6	0.7	0.7	0.6	0.7	0.7	0.6	0.6	0.6	0.6	-1.4
Interest	1.8	1.6	1.4	1.3	1.2	1.1	1.1	1.1	1.1	1.1	1.1	1.1	-4.5
Operating expense	21.6	20.6	19.2	18.7	18.4	18.7	19.0	20.3	19.9	19.5	19.6	19.2	-1.1
Growth rates (per cent):
Health	3.9	2.7	2.5	7.8	6.6	7.7	5.8	2.7	4.3	5.8	3.5	2.1	n/a
Education	2.5	4.2	3.3	5.0	6.5	5.2	4.9	5.4	1.2	0.6	2.7	2.6	n/a
Social services	-9.1	-10.9	-5.5	4.3	5.3	4.8	10.0	4.6	8.9	4.1	1.3	-4.6	n/a
Protection of persons and property	4.9	10.7	-12.2	16.6	-4.9	20.7	0.0	-3.4	4.9	4.4	1.8	-1.2	n/a
Transportation	11.2	-29.4	16.9	-8.6	4.5	10.2	1.7	3.7	8.7	-2.3	0.5	0.1	n/a
Natural resources & economic development	-17.5	8.1	4.5	-4.1	7.9	16.3	-9.0	14.5	8.8	-20.3	11.7	-16.1	n/a
Other	1.3	31.5	-4.3	6.0	14.2	12.5	19.0	-16.2	-12.6	17.1	-4.9	-12.0	n/a
General government	-12.7	-5.4	-0.5	20.9	8.7	-2.7	17.0	-3.5	-16.7	7.8	2.2	9.8	n/a
Interest	-7.8	-4.2	-5.8	-4.6	3.3	-1.5	-3.5	1.8	2.5	5.8	0.3	3.8	n/a
Operating expense	-0.6	0.5	1.1	5.1	6.1	7.0	5.0	2.9	2.9	2.7	2.7	0.4	n/a
Per capita ($): [3]
Health	2,638	2,694	2,742	2,928	3,088	3,289	3,431	3,476	3,581	3,760	3,852	3,898	3.6
Education	1,921	1,991	2,042	2,124	2,237	2,326	2,407	2,503	2,500	2,496	2,537	2,581	2.7
Social services	760	674	632	653	679	704	764	788	848	876	878	830	0.8
Protection of persons and property	268	295	257	297	279	333	329	313	324	324	339	332	2.0
Transportation	387	272	315	285	295	321	322	329	354	343	342	339	-1.2
Natural resources & economic development	372	400	414	393	420	483	434	489	526	416	460	383	0.3
Other	197	258	245	257	290	323	379	313	270	315	296	258	2.5
General government	247	232	229	275	295	284	328	312	257	274	278	302	1.8
Interest	623	593	555	524	535	521	496	498	504	530	526	542	-1.3
Operating expense	7,413	7,409	7,431	7,736	8,118	8,584	8,890	9,021	9,164	9,346	9,508	9,465	2.2
Real Per Capita Operating Expense (2013 $) [4]	8,726	8,533	8,395	8,565	8,840	9,185	9,317	9,455	9,478	9,442	9,501	9,466	0.7
Growth rate (per cent)	-3.4	-2.2	-1.6	2.0	3.2	3.9	1.4	1.5	0.2	-0.4	0.6	-0.4	0.4

1 Figures have been restated to reflect government accounting policies in effect at March 31, 2014.

2 Expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 expense divided by GDP for the 2013 calendar year). Totals may not add due to rounding. As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in the February 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes.

3 Per capita expense is calculated using July 1 population (e.g. 2013/14 expense divided by population on July 1, 2013). Totals may not add due to rounding.

4 Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 expense).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.9 Full-Time Equivalents (FTEs) — 2002/03 to 2013/14

	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	29,751	29,049	27,252	27,129	28,647	30,224	31,874	31,353	30,221	27,228	27,326	26,526	-1.0
Service delivery agencies [1]	7,814	4,570	3,822	3,992	3,917	4,128	4,403	4,508	4,295	4,346	4,508	4,640	-4.6
Total FTEs	37,565	33,619	31,074	31,121	32,564	34,352	36,277	35,861	34,516	31,574	31,834	31,166	-1.7
Growth rates:
Ministries and special offices (CRF)	-11.2	-2.4	-6.2	-0.5	5.6	5.5	5.5	-1.6	-3.6	-9.9	0.4	-2.9	-0.9
Service delivery agencies	-7.5	-41.5	-16.4	4.4	-1.9	5.4	6.7	2.4	-4.7	1.2	3.7	2.9	-3.4
Population per FTE:[2]
Total FTEs	109.1	122.7	133.7	134.8	130.3	124.9	119.9	123.0	129.4	142.5	142.7	147.0	2.7

1 Service delivery agency FTE amounts do not include SUCH sector staff employment.

2 Population per FTE is calculated using July 1 population (e.g. population on July 1, 2013 divided by 2013/14 FTEs).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.10 Capital Spending - 2002/03 to 2013/14

($ millions)	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Taxpayer-supported:
Education
Schools (K—12)	383	313	239	286	322	380	413	449	433	560	509	466	1.8
Post secondary	403	601	695	784	874	779	630	669	924	655	591	507	2.1
Health	422	420	568	848	760	881	892	927	916	732	742	690	4.6
BC Transportation Financing Authority	275	407	513	713	821	884	881	918	1,080	921	1,005	1,017	12.6
BC Transit	33	7	8	24	13	37	77	150	39	37	48	80	8.4
Rapid Transit Project 2000	35	14	15	16	15	—	—	—	—	—	—	—	n/a
BC Ferries	58	—	—	—	—	—	—	—	—	—	—	—	n/a
Vancouver Convention Centre expansion	—	56	51	85	105	251	242	41	10	1	—	—	n/a
BC Place redevelopment	—	—	—	—	—	—	45	75	197	194	6	—	n/a
Government operating (ministries)	208	214	215	320	355	335	430	306	261	245	267	298	3.3
Other	74	36	53	60	139	117	133	184	250	220	111	93	2.1
	1,891	2,068	2,357	3,136	3,404	3,664	3,743	3,719	4,110	3,565	3,279	3,151	4.8
Self-supported:
BC Hydro	696	574	529	610	807	1,076	1,397	2,406	1,519	1,703	1,929	2,036	10.3
BC Transmission Corporation	—	—	—	21	50	70	19	12	—	—	—	—	n/a
Columbia River power projects	54	100	84	30	19	29	32	16	67	108	94	52	-0.3
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	215	778	730	734	540	202	n/a
BC Railway Company	52	33	30	15	19	20	10	14	6	9	10	8	-15.6
ICBC	41	26	31	27	22	23	22	22	48	92	73	82	6.5
BC Lottery Corporation	30	49	93	83	44	60	97	92	81	74	97	100	11.6
Liquor Distribution Branch	9	1	10	19	22	18	17	19	18	19	10	13	3.4
Other	9	4	—	6	—	3	1	3	1	5	12	26	10.1
	891	787	777	811	983	1,299	1,810	3,362	2,470	2,744	2,765	2,519	9.9
Total capital spending	2,782	2,855	3,134	3,947	4,387	4,963	5,553	7,081	6,580	6,309	6,044	5,670	6.7
Per cent of Nominal GDP: [1]
Taxpayer-supported	1.3	1.4	1.5	1.8	1.8	1.9	1.8	1.9	2.0	1.7	1.5	1.4	0.3
Self-supported	0.6	0.5	0.5	0.5	0.5	0.7	0.9	1.7	1.2	1.3	1.3	1.1	5.3
Total	2.0	1.9	1.9	2.3	2.3	2.5	2.7	3.6	3.2	2.9	2.7	2.5	2.2
Growth rates:
Taxpayer-supported	-9.7	9.4	14.0	33.1	8.5	7.6	2.2	-0.6	10.5	-13.3	-8.0	-3.9	5.4
Self-supported	0.0	-11.7	-1.3	4.4	21.2	32.1	39.3	85.7	-26.5	11.1	0.8	-8.9	13.3
Total	-6.8	2.6	9.8	25.9	11.1	13.1	11.9	27.5	-7.1	-4.1	-4.2	-6.2	7.3
Per capita: [2]
Taxpayer-supported	461	501	567	747	803	854	861	843	920	792	722	688	3.7
Self-supported	217	191	187	193	232	303	416	762	553	610	609	550	8.8
Total	679	692	754	941	1,034	1,157	1,277	1,605	1,473	1,402	1,330	1,237	5.6
Real Per Capita Capital Spending (2013 $) [3]	799	797	852	1,042	1,126	1,238	1,338	1,683	1,524	1,417	1,329	1,237	4.1
Growth rate (per cent)	-9.4	-0.2	6.9	22.3	8.1	9.9	8.1	25.7	-9.4	-7.0	-6.2	-6.9	3.5

1 Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 amounts divided by GDP for the 2013 calendar year). As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in the february 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes. Totals may not add due to rounding.

2 Per capita capital spending is calculated using July 1 population (e.g. 2013/14 amounts divided by population on July 1, 2013). Totals may not add due to rounding.

3 Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 capital spending).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.11 Provincial Debt—2002/03 to 2013/14

($ millions)	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Taxpayer-supported debt:
Provincial government direct operating	14,957	15,180	13,969	11,343	8,889	7,604	5,744	7,359	6,964	7,813	9,408	10,223	-3.4
Other taxpayer-supported debt (mainly capital):
Education facilities Schools	4,562	4,649	4,737	4,860	5,013	5,216	5,522	5,777	6,016	6,407	6,830	7,245	4.3
Post secondary institutions	1,832	2,180	2,385	2,752	3,013	3,422	3,611	3,824	4,092	4,185	4,315	4,386	8.3
	6,394	6,829	7,122	7,612	8,026	8,638	9,133	9,601	10,108	10,592	11,145	11,631	5.6
Health facilities	2,265	2,343	2,253	2,635	3,053	3,511	3,936	4,389	4,895	5,293	5,691	6,038	9.3
Highways, ferries and public transit BC Transportation Financing Authority	2,661	2,764	2,474	2,699	3,237	3,948	4,586	5,211	5,785	6,287	7,084	7,912	10.4
SkyTrain extension	1,105	1,119	1,135	1,145	1,153	1,153	1,154	1,154	1,155	1,174	1,174	1,174	0.6
Public transit	979	965	957	959	950	958	997	997	997	1,000	1,000	1,000	0.2
BC Transit	87	83	78	80	96	84	94	140	158	183	163	143	4.6
Rapid Transit Project 2000 Ltd.	3	—	—	—	—	—	—	—	—	—	—	—	n/a
	4,835	4,931	4,644	4,883	5,436	6,143	6,831	7,502	8,095	8,644	9,421	10,229	7.0
Other
Social Housing	161	156	133	189	216	218	286	305	511	674	658	719	14.6
Provincial government general capital	—	—	—	—	—	—	—	294	570	808	1,073	1,371	n/a
BC Immigration Investment Fund	18	29	88	148	167	256	287	289	347	398	363	440	33.7
Homeowner Protection Office	123	129	130	110	110	136	150	144	—	—	—	—	n/a
BC Pavilion Corporation	—	—	—	—	—	—	—	49	250	383	383	383	n/a
BC Buildings	456	317	241	246	—	—	—	—	—	—	—	—	n/a
Other	161	86	68	49	40	43	35	36	81	54	40	34	-13.2
	919	717	660	742	533	653	758	1,117	1,759	2,317	2,517	2,947	11.2
Total other taxpayer-supported debt	14,413	14,820	14,679	15,872	17,048	18,945	20,658	22,609	24,857	26,846	28,774	30,845	7.2
Total taxpayer-supported debt	29,370	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	3.1
Self-supported debt:
Commercial Crown corporations and agencies BC Hydro	6,784	7,040	6,906	6,892	7,144	7,633	9,054	10,792	11,710	12,978	14,167	15,559	7.8
Transportation Invest. Corp. (Port Mann)	—	—	—	—	—	—	20	544	1,148	1,779	2,610	3,209	n/a
Post secondary institutions’ subsidiaries	32	32	45	52	69	130	149	220	173	173	215	198	18.0
Columbia River power projects	165	215	257	247	236	219	208	196	183	481	475	470	10.0
BC Transmission Corporation	—	—	—	30	30	79	70	70	—	—	—	—	n/a
BC Lottery Corporation	—	—	—	—	—	—	—	60	85	90	132	155	n/a
BC Rail	494	477	—	—	—	—	—	—	—	—	—	—	n/a
Other	12	11	13	21	23	27	30	35	34	33	35	34	9.9
	7,487	7,775	7,221	7,242	7,502	8,088	9,531	11,917	13,333	15,534	17,634	19,625	9.2
Warehouse borrowing program	—	—	—	—	—	—	2,081	—	—	—	—	—	n/a
Total self-supported debt	7,487	7,775	7,221	7,242	7,502	8,088	11,612	11,917	13,333	15,534	17,634	19,625	9.2
Total provincial debt	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	4.6

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.12 Provincial Debt Supplementary Information—2002/03 to 2013/14

($ million)	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Per cent of Nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	10.6	10.2	8.7	6.5	4.8	3.9	2.8	3.8	3.4	3.6	4.3	4.5	-7.5
Education facilities	4.6	4.6	4.4	4.4	4.3	4.4	4.5	4.9	4.9	4.9	5.1	5.2	1.1
Health facilities	1.6	1.6	1.4	1.5	1.6	1.8	1.9	2.2	2.4	2.5	2.6	2.7	4.7
Highways, ferries and public transit	3.4	3.3	2.9	2.8	2.9	3.1	3.3	3.8	3.9	4.0	4.3	4.5	2.5
Other	0.7	0.5	0.4	0.4	0.3	0.3	0.4	0.6	0.9	1.1	1.1	1.3	6.5
Total taxpayer-supported debt	20.9	20.2	17.8	15.7	13.9	13.5	12.9	15.3	15.4	16.1	17.4	18.2	-1.3
Self-supported debt:
Commercial Crown corporations & agencies	5.3	5.2	4.5	4.2	4.0	4.1	4.7	6.1	6.5	7.2	8.0	8.7	4.5
Warehouse borrowing program	—	—	—	—	—	—	1.0	—	—	—	—	—	n/a
Total self-supported debt	5.3	5.2	4.5	4.2	4.0	4.1	5.7	6.1	6.5	7.2	8.0	8.7	4.5
Total provincial debt	26.2	25.4	22.3	19.8	17.9	17.6	18.6	21.4	21.9	23.3	25.4	26.9	0.2
Growth rates:
Taxpayer-supported debt:
Provincial government direct operating	12.3	1.5	-8.0	-18.8	-21.6	-14.5	-24.5	28.1	-5.4	12.2	20.4	8.7	-2.0
Education facilities	4.5	6.8	4.3	6.9	5.4	7.6	5.7	5.1	5.3	4.8	5.2	4.4	5.6
Health facilities	3.6	3.4	-3.8	17.0	15.9	15.0	12.1	11.5	11.5	8.1	7.5	6.1	9.5
Highways, ferries and public transit	3.2	2.0	-5.8	5.1	11.3	13.0	11.2	9.8	7.9	6.8	9.0	8.6	7.2
Other	-23.2	-22.0	-7.9	12.4	-28.2	22.5	16.1	47.4	57.5	31.7	8.6	17.1	14.1
Total taxpayer-supported debt	6.8	2.1	-4.5	-5.0	-4.7	2.4	-0.6	13.5	6.2	8.9	10.2	7.6	3.3
Self-supported debt:
Commercial Crown corporations & agencies	-0.3	3.8	-7.1	0.3	3.6	7.8	17.8	25.0	11.9	16.5	13.5	11.3	9.5
Warehouse borrowing program	-100.0	—	—	—	—	—	—	-100.0	—	—	—	—	n/a
Total self-supported debt	-12.7	3.8	-7.1	0.3	3.6	7.8	43.6	2.6	11.9	16.5	13.5	11.3	9.8
Total provincial debt	2.1	2.5	-5.0	-3.9	-3.0	3.6	9.7	10.2	7.8	11.2	11.2	8.7	4.8
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	3,648	3,681	3,362	2,703	2,096	1,772	1,321	1,668	1,559	1,737	2,071	2,231	-4.4
Education facilities	1,559	1,656	1,714	1,814	1,892	2,013	2,100	2,177	2,263	2,354	2,453	2,538	4.5
Health facilities	552	568	542	628	720	818	905	995	1,096	1,176	1,253	1,318	8.2
Highways, ferries and public transit	1,179	1,196	1,118	1,164	1,282	1,432	1,571	1,701	1,813	1,921	2,074	2,232	6.0
Other	224	174	159	177	126	152	174	253	394	515	554	643	10.1
Total taxpayer-supported debt	7,163	7,275	6,895	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,404	8,963	2.1
Self-supported debt:
Commercial Crown corporations & agencies	1,826	1,885	1,738	1,726	1,769	1,885	2,191	2,702	2,985	3,453	3,881	4,283	8.1
Warehouse borrowing program	—	—	—	—	—	—	478	—	—	—	—	—	n/a
Total self-supported debt	1,826	1,885	1,738	1,726	1,769	1,885	2,670	2,702	2,985	3,453	3,881	4,283	8.1
Total provincial debt	8,989	9,160	8,633	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,285	13,246	3.6
Real Per Capita Provincial Debt (2013 $) [3]	10,580	10,549	9,751	9,093	8,584	8,637	9,160	9,953	10,457	11,271	12,275	13,246	2.1
Growth rate (per cent)	-0.8	-0.3	-7.6	-6.7	-5.6	0.6	6.1	8.7	5.1	7.8	8.9	7.9	2.3

1        Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2013/14 debt divided by GDP for the 2013 calendar year). As nominal GDP for the calendar year ending in 2013 is not available, the 2013 GDP projected in the February 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes. Totals may not add due to rounding.

2        Per capita debt is calculated using July 1 population (e.g. 2013/14 debt divided by population on July 1, 2013). Totals may not add due to rounding.

3        Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2013 CPI for 2013/14 debt).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.13 Key Provincial Debt Indicators — 2002/03 to 2013/14 1

	Actual 2002/03	Actual 2003/04	Actual 2004/05	Actual 2005/06	Actual 2006/07	Actual 2007/08	Actual 2008/09	Actual 2009/10	Actual 2010/11	Actual 2011/12	Actual 2012/13	Actual 2013/14	Average annual change
													(per cent)
Debt to revenue (per cent)
Total provincial	103.8	100.1	84.7	74.4	68.8	68.9	77.2	86.5	88.5	94.7	104.1	107.7	0.3
Taxpayer-supported	109.3	106.5	87.9	77.3	69.2	69.0	71.0	82.6	78.8	85.1	93.7	96.1	-1.2
Debt per capita ($) [2]
Total provincial	8,989	9,160	8,633	8,212	7,883	8,072	8,740	9,496	10,111	11,156	12,285	13,246	3.6
Taxpayer-supported	7,163	7,275	6,895	6,486	6,115	6,187	6,070	6,794	7,125	7,703	8,404	8,963	2.1
Debt to nominal GDP (per cent) [3]
Total provincial	26.2	25.4	22.3	19.8	17.9	17.6	18.6	21.4	21.9	23.3	25.4	26.9	0.2
Taxpayer-supported	20.9	20.2	17.8	15.7	13.9	13.5	12.9	15.3	15.4	16.1	17.4	18.2	-1.3
Interest bite (cents per dollar of revenue) [4]
Total provincial	6.4	5.9	4.7	4.3	4.3	4.0	4.3	4.6	4.2	4.3	4.4	4.5	-3.1
Taxpayer-supported	6.3	6.0	5.0	4.4	4.2	3.9	4.2	4.2	4.0	4.0	3.9	3.9	-4.1
Interest costs ($ millions)
Total provincial	2,258	2,228	1,997	2,007	2,069	2,010	2,138	2,205	2,155	2,300	2,336	2,547	1.1
Taxpayer-supported	1,690	1,703	1,633	1,542	1,570	1,488	1,570	1,534	1,596	1,625	1,590	1,686	0.0
Interest rate (per cent) [5]
Taxpayer-supported	5.9	5.7	5.6	5.5	5.9	5.7	5.9	5.4	5.2	4.9	4.4	4.3	-3.0
Background Information:
Revenue ($ millions)
Total provincial [6]	35,499	37,727	42,365	46,294	48,628	50,262	49,224	48,438	51,044	53,005	53,626	56,356	4.3
Taxpayer-supported [7]	26,873	28,158	32,586	35,191	37,459	38,477	37,205	36,272	40,394	40,746	40,757	42,725	4.3
Debt ($ millions)
Total provincial	36,857	37,775	35,869	34,457	33,439	34,637	38,014	41,885	45,154	50,193	55,816	60,693	4.6
Taxpayer-supported [8]	29,370	30,000	28,648	27,215	25,937	26,549	26,402	29,968	31,821	34,659	38,182	41,068	3.1
Provincial nominal GDP ($ millions) [9]	140,525	148,540	161,114	173,641	186,772	197,072	203,951	195,966	205,996	215,148	219,994	225,794	4.4
Population (thousands at July 1) [10]	4,100	4,124	4,155	4,196	4,242	4,291	4,349	4,411	4,466	4,499	4,543	4,582	1.0

1        Figures for prior years have been restated to conform with the presentation used for 2013/14 and to include the effects of changes in underlying data and statistics.

2        The ratio of debt to population (e.g. 2013/14 debt divided by population at July 1, 2013).

3        The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2013/14 debt divided by 2013 nominal GDP). As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in the February 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes.

4        The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5        Weighted average of all outstanding debt issues.

6        Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

7        Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

8        Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

9        Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2013 is used for the fiscal year ended March 31, 2014). As nominal GDP for the calendar year ending 2013 is not available, the 2013 GDP projected in the February 2014 budget has been used for the fiscal year ended March 31, 2014 for demonstration purposes.

10   Population at July 1st within the fiscal year (e.g. population at July 1, 2013 is used for the fiscal year ended March 31, 2014).

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.14 Historical Operating Statement Surplus (Deficit)

				Crown	SUCH			Surplus
				Corporations	Sector &			(Deficit)
	Consolidated Revenue Fund			and	Regional	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Authorities	Adjustments	(Deficit) [1]	of GDP
1969/70	1,248	1,244	4	—	—	—	—	0.0
1970/71	1,373	1,274	99	—	—	—	—	1.0
1971/72	1,558	1,474	84	—	—	—	—	0.8
1972/73	1,772	1,675	97	—	—	—	—	0.8
1973/74	2,217	2,071	146	—	—	—	—	0.9
1974/75	2,769	2,779	(10)	—	—	—	—	(0.1)
1975/76	3,124	3,534	(410)	—	—	—	—	(2.1)
1976/77	3,785	3,691	94	—	—	—	—	0.4
1977/78	4,372	4,168	204	—	—	—	—	0.8
1978/79	4,853	4,582	271	—	—	—	—	0.9
1979/80 [1]	5,860	5,318	542	(88)	—	—	454	1.3
1980/81	5,982	6,239	(257)	45	—	—	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	—	—	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	—	—	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	—	—	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	—	—	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	—	—	(857)	(1.6)
1986/87	9,463	10,624	(1,161)	526	—	—	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	—	—	71	0.1
1988/89	12,570	11,834	736	194	—	—	930	1.3
1989/90	13,656	13,200	456	40	—	—	496	0.6
1990/91	14,236	15,010	(774)	107	—	—	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	—	—	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	—	—	(1,476)	(1.7)
1993/94	17,923	18,833	(910)	11	—	—	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	—	—	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	—	—	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	—	—	(385)	(0.3)
1997/98	20,216	20,135	81	(248)	—	—	(167)	(0.1)
1998/99	20,312	20,527	(215)	(689)	(56)	—	(960)	(0.8)
1999/2000	21,836	22,157	(321)	345	(40)	—	(16)	0.0
2000/01	23,948	22,671	1,277	(171)	138	(52)[3]	1,192	0.9
2001/02	22,987	24,977	(1,990)[2]	(711)[2]	180	1,464 [3]	(1,057)	(0.8)
2002/03	22,205	25,164	(2,959)	(216)	527	—	(2,648)	(1.9)
2003/04	23,408	25,477	(2,069)	347	370	—	(1,352)	(0.9)
2004/05	27,562	26,306	1,256	1,035	394	—	2,685	1.7
2005/06	29,711	27,174	2,537	550	595	(710)[4]	2,972	1.7
2006/07	31,506	28,506	3,000	841	405	(264)[4]	3,982	2.1
2007/08	32,317	30,565	1,752	995	443	(444)[4,5]	2,746	1.4
2008/09	30,926	32,032	(1,106)	975	186	18 [4,5]	73	0.0
2009/10	29,133	32,273	(3,140)	803	525	—	(1,812)	(0.9)
2010/11	32,807	33,577	(770)	(219)	751	—	(238)	(0.1)
2011/12	33,269	34,590	(1,321)	240	843	(1,599)[6]	(1,837)	(0.9)
2012/13	33,363	35,120	(1,757)	98	507	—	(1,152)	(0.5)
2013/14	34,657	34,891	(234)	183	404	—	353	0.2

1      The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1969/70 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

2      Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

3      Impact of move to joint trusteeship for public service pension plans.

4      Negotiating framework incentive payments.

5      Climate Action Dividend.

6      Onetime HST transition repayment

2014 Financial and Economic Review — July 2014

Appendix 2 — Financial Review Supplementary Tables

Table A2.15 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
	Provincial	Education	Health			Total				Taxpayer-
	Government	Facilities	Facilities	Highways,		Taxpayer-	Self-	Total	Total Debt	Supported
	Direct	Capital	Capital	Ferries and		Supported	Supported	Provincial	as a Per	Debt as a Per
Year	Operating	Financing	Financing	Public Transit	Other [2]	Debt	Debt [3]	Debt	Cent of GDP	Cent of GDP
					(millions)				(per cent)
1969/70	—	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	—	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	—	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	—	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	—	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	—	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	—	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	22.2	6.4
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.9	10.1
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	30.1	12.8
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.5	12.7
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	30.2	13.8
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.8	15.0
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.7	13.9
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	23.2	12.8
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	21.1	11.6
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.3	12.1
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	24.0	15.0
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	26.3	17.8
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	27.1	18.8
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.5	18.6
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.7	18.5
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.4	19.1
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	26.0	19.0
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	27.3	19.7
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	28.0	20.5
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	25.3	18.8
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.6	20.2
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	26.2	20.9
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	25.4	20.2
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	22.3	17.8
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.8	15.7
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.9	13.9
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.6	13.5
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.6	12.9
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.4	15.3
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.9	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	23.3	16.1
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.4	17.4
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.9	18.2

1 Debt is after deduction of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2 Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

3 Includes commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

2014 Financial and Economic Review — July 2014

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